   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 16, 1997
                                                     REGISTRATION NO. 333-9009
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                    ------
                               AMENDMENT NO. 3
                                      to
                                  FORM SB-2
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
                                    ------
                         KATMANDU ENTERTAINMENT CORP.
            (Exact Name of Registrant as Specified in Its Charter)


           Delaware                                 5812                          23-2851964
(State or Other Jurisdiction of           (Primary Standard Industrial         (I.R.S. Employer
 Incorporation or Organization)            Classification Code Number)      Identification Number)

                              415 N. COLUMBUS BLVD.
                       PHILADELPHIA, PENNSYLVANIA 19123
                                (215) 629-7400
        (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                AREA CODE, OF REGISTRANT'S EXECUTIVE OFFICES)
                                    ------
                    S. LANCE SILVER AND STUART N. HARTING
                        CO-CHAIRMEN AND CO-PRESIDENTS
                         KATMANDU ENTERTAINMENT CORP.
                            415 N. COLUMBUS BLVD.
                            PHILADELPHIA, PA 19123
                                (215) 629-7400
          (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE OF AGENT FOR SERVICE)

                               with a copy to:

     STEPHEN A. ZELNICK, Esq.                  LAWRENCE B. FISHER, Esq.
Morse, Zelnick, Rose & Lander, LLP        Orrick, Herrington & Sutcliffe LLP
         450 Park Avenue                    666 Fifth Avenue - 18th Floor
     New York, New York 10022                  New York, New York 10103
          (212) 838-8040                            (212) 506-5000
       (212) 838-9190 (FAX)                      (212) 506-5151 (FAX)


   Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.
                                    ------
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. /X/

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If the delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. / /

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this
Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration
Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
===============================================================================

                       CALCULATION OF REGISTRATION FEE
================================================================================================
                                    Amount    Proposed Maximum Proposed Maximum   Amount of
      Title of Each Class           Being      Offering Price     Aggregate      Registration
of Securities to Be Registered    Registered    Per Share(1)  Offering Price(1)      Fee
-------------------------------------------------------------------------------------------------
Common Stock, par value
  $.001 per share (2)              1,150,000        $6.00          $6,900,000      $2,090.91
-------------------------------------------------------------------------------------------------
Representative's Warrants  ....      100,000           --               $1             (3)
-------------------------------------------------------------------------------------------------
Common Stock issuable upon
 exercise of Representative's
 Warrants (4)  ................      100,000        $7.20           $720,000         $218.18
-------------------------------------------------------------------------------------------------
Total Registration Fee  .......................................................    $2,309.09
================================================================================================

(1) Estimated solely for purposes of determining the registration fee pursuant to Rule 457 under the Securities Act.

(2) Includes 150,000 shares of Common Stock issuable upon exercise of the Representative's Over-Allotment Option.

(3) No registration fee required pursuant to Rule 457 under the Securities
    Act.

(4) Pursuant to Rule 416 of the Securities Act, there are also being registered hereby such additional indeterminate number of shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the Representative's Warrants.

                         KATMANDU ENTERTAINMENT CORP.

                            CROSS-REFERENCE SHEET
              (SHOWING LOCATION IN THE PROSPECTUS OF INFORMATION
             REQUIRED BY ITEMS 1 THROUGH 23, PART I OF FORM SB-2)

                      Item and Caption in Form SB-2             Location in Prospectus
                      -----------------------------             ----------------------
 1.       Front of SB-2 Registration Statement and Outside
           Cover Page of Prospectus .........................   Outside Front Cover Page
 2.       Inside Front and Outside Back Cover Pages of
           Prospectus .......................................   Inside Front Cover Page; Outside Back Cover Page
 3.       Summary Information and Risk Factors ..............   Prospectus Summary; Risk Factors
 4.       Use of Proceeds ...................................   Prospectus Summary; Use of Proceeds; Management's Discussion
                                                                and Analysis of Financial Condition and Plan of Operations
 5.       Determination of Offering Price ...................   Outside Front Cover Page of Prospectus;
                                                                Risk Factors; Underwriting
 6.       Dilution ..........................................   Risk Factors; Dilution
 7.       Selling Security-Holders ..........................   Not Applicable
 8.       Plan of Distribution ..............................   Outside Front Cover Page; Inside Front Cover Page;
                                                                Underwriting
 9.       Legal Proceedings .................................   Business
10.       Directors, Executive Officers, Promoters and
           Control Persons ..................................   Risk Factors; Management
11.       Security Ownership of Certain Beneficial Owners
           and Management ...................................   Risk Factors; Management; Principal Stockholders
12.       Description of Securities .........................   Description of Securities; Underwriting
13.       Interest of Named Experts and Counsel .............   Legal Matters
14.       Disclosure of Commission Position of
           Indemnification for Securities Act Liabilities ...   Risk Factors; Management
15.       Organization within Last Five Years ...............   The Company; Reorganization; Certain Transactions
16.       Description of Business ...........................   Summary; Management's Discussion and Analysis of Financial
                                                                Condition and Plan of Operations; Business
17.       Management's Discussion and Analysis and
           Plan of Operation ................................   Management's Discussion and Analysis of
                                                                 Financial Condition and Plan of Operations
18.       Description of Property ...........................   Prospectus Summary; Management's Discussion
                                                                and Analysis of Financial Condition and Plan of
                                                                Operations; Business
19.       Certain Relationships and Related Party
           Transactions .....................................   The Company; Reorganization; Certain Transactions
20.       Market for Common Equity and Related
           Stockholder Matters ..............................   Outside Front Cover Page; Prospectus Summary;
                                                                Risk Factors; Dividend Policy; Underwriting
21.       Executive Compensation ............................   Management
22.       Financial Statements ..............................   Financial Statements
23.       Changes and Disagreements with Accountants on
           Accounting and Financial Disclosure ..............   Not Applicable

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These Securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                  SUBJECT TO COMPLETION, DATED JANUARY 16, 1997
PROSPECTUS

                                     LOGO

                       1,000,000 SHARES OF COMMON STOCK
                                    ------
   This Prospectus relates to the offering (the "Offering") of 1,000,000 shares (the "Shares") of common stock, $0.001 par value per share (the "Common Stock") by KatManDu Entertainment Corp., a Delaware Corporation (the "Company").

   Prior to this Offering, there has been no public market for the Common Stock, and there can be no assurance that such a market will develop after completion of this Offering or, if developed, that it will be sustained. It is presently anticipated that the initial public offering price per Share will be $6.00. For information regarding the factors considered in determining the initial public offering price of the Shares, see "Risk Factors" and "Underwriting." Application has been made to list the Common Stock on the Nasdaq SmallCap Market under the symbol KATX.

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. SEE "RISK FACTORS" COMMENCING ON PAGE 8 AND "DILUTION."
                                    ------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                              CRIMINAL OFFENSE.
================================================================================
                                Price to     Underwriting     Proceeds to
                                 Public      Discount(1)      Company(2)
--------------------------------------------------------------------------------
Per Share .................         $              $               $
--------------------------------------------------------------------------------
Total(3)  .................       $              $               $
================================================================================

(1) Does not include additional compensation payable to H.J. Meyers & Co., Inc., the representative (the "Representative") of the several underwriters (the "Underwriters"), in the form of a non-accountable expense allowance. In addition, see "Underwriting" for information concerning indemnification and contribution arrangements with the Underwriters and other compensation payable to the Representative.

(2) Before deducting estimated expenses of $600,000 payable by the Company, excluding the non-accountable expense allowance payable to the Representative.

(3) The Company has granted to the Underwriters an option exercisable within 45 days after the date of this Prospectus to purchase up to an aggregate of 150,000 additional shares of Common Stock upon the same terms and conditions as set forth above, solely to cover over-allotments, if any. If such over-allotment option is exercised in full, the total Price to
    Public, Underwriting Discount and Proceeds to Company will be $       ,
    $          and $         , respectively. See "Underwriting."

   The Securities are being offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to approval of certain legal matters by their counsel and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify this Offering and to reject any order in whole or in part. It is expected that delivery of the Securities offered hereby will be made against payment at the offices of H.J. Meyers & Co., Inc., 1895 Mt. Hope
Avenue, Rochester, New York 14620-4596, on or about       , 1997.

                           H.J. MEYERS & CO., INC.

                 The date of this Prospectus is       , 1997

[PHOTOGRAPHS AND CAPTIONS]

   [This page contains five graphics and a caption for the entire page. The largest graphic is a photograph of the entrance to KatManDu-Philadelphia: a wooden walkway covered by a yellow awning with a large "KatManDu" sign above it written in the style of the KatManDu Logo. There is a motorcycle parked in the front and foliage around the entrance. The picture covers approximately two-thirds of the page. A second graphic is a picture of a three man musical group: one is playing the bass, one is playing the kettle drums and one is playing the guitar. The other graphics consist of pictures of a flower and a pineapple superimposed in the bottom left corner and along the lower left border of the page and a picture of coconuts in the lower right corner. The caption for the page reads as follows: "Welcome to the Mythical Island of KatManDu!"]




















     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

   [This page contains six graphics, four of which have their own individual captions, and a caption for the entire page. The caption for the entire page, which appears at the top center/right, reads "Think globally..." In the upper left corner and along the top half of the left border a picture of a flower and a pineapple are superimposed. In the bottom left corner is a picture of a turbaned dancer wearing a skirt, beaded necklaces, an armband, ankle bracelets and carrying a flaming torch. In the bottom right corner is a picture of KatManDu promotional merchandise bearing the KatManDu logo and a salesperson. The caption under the picture reads: "Promotional merchandise and accessories." Above that picture, along the right border, is a picture of a five person musical group performing on a stage with a sign that reads "Live KatManDu". "KatManDu" is written in the style of the KatManDu logo. The stage is decorated with flowers and foliage. The picture has a caption which reads "Musical Entertainment". Immediately to the left of that picture, in the top portion of the center of the page is a picture of a crowd on the dance floor of KatManDu with the stage in the background. The picture was shot during the daytime hours. The caption reads "Let the sun shine..." Immediately beneath that picture is another picture showing the inside of the entrance to KatManDu with its wood decking and tropical foliage. People are shown walking into the restaurant. The caption reads "Kat Alley...your adventure begins!"]

   [This page contains six graphics, three of which have their own individual captions, and a caption for the entire page. The top half of the page contains a photograph of a crowd scene on the dance floor with a band playing on the stage. Superimposed in the upper right corner is a smaller picture of a five-person band and immediately to the left of that picture is a picture of a four man singing group. Underneath the left corner of the larger picture is a caption that reads "An evening at KatManDu..." In the bottom right corner is a picture of a crowd on the dance floor with the KatManDu stage in the background. The caption under this picture reads "Party on the Pier Deck..." To the left of that picture is a picture of a crowd scene at the Main Bar. It has a caption which reads "At the Main Bar..." Attached to the bottom left corner of this picture is a picture of coconuts. The caption for the entire page, which appears below the large picture, reads ". . . party locally!"]

                              PROSPECTUS SUMMARY

   The following summary is qualified in its entirety by reference to the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Except as otherwise specified, all information in this Prospectus gives effect to the Reorganization (as defined below in "Reorganization") which will be effected prior to or simultaneous with the consummation of this Offering and assumes no exercise of the Representative's Warrants (as defined) or the Over-Allotment Option. As used herein the term "Company" refers to KatManDu Entertainment Corp., its predecessors and its subsidiaries. Investors should carefully consider the information set forth under the captions "Risk Factors" and "Dilution."

                                 THE COMPANY

   The Company owns and operates a casual dining, outdoor, theme restaurant named "KatManDu" (referred to herein as "KatManDu-Philadelphia"). KatManDu-Philadelphia is located on the Delaware River waterfront in central Philadelphia and operates from mid-April through mid-September. With its waterfront setting, casual atmosphere, live musical entertainment and dancing, KatManDu-Philadelphia is designed to replicate a mythical "tropical island paradise" vacation setting. The Company also sells a variety of merchandise, such as T-shirts, sweatshirts, caps, jackets and novelty items.

   The Company has commenced development of a second KatManDu restaurant/nightclub ("KatManDu-Trenton"), presently scheduled to open in the second quarter of 1997. The Company has entered into a 30-year lease for a 21,500 square foot site which includes a 10,000 square foot historic landmark building on the Delaware River waterfront in Trenton, New Jersey. KatManDu-Trenton is located adjacent to an office park and the new Trenton Thunder baseball stadium. KatManDu-Trenton will be an indoor/outdoor
KatManDu restaurant/nightclub which will operate year round. In addition, the Company has commenced lease negotiations with respect to a third restaurant/nightclub to be located in the Baltimore, Maryland inner harbor district ("KatManDu-Baltimore"). No assurance can be given that such negotiations will result in the execution of a lease.

   KatManDu-Philadelphia has attracted a culturally diverse, multi-aged customer base, including both local and regional residents and tourists. Key to the success of KatManDu has been its targeting of a socioeconomically and culturally diverse audience with a median age in the 25-55 year-old bracket. The largest population segment in the United States is the so-called Baby-Boomers, persons between the ages of 30 and 50. KatManDu believes that it appeals to such age group because it offers the right combination of quality dining and sophisticated entertainment in a comfortable tropical island paradise vacation environment.

   KatManDu-Philadelphia seats up to 180 persons for dinner and Sunday brunch, and can accommodate an additional 250 persons for cocktails at its "Main Bar" area (which includes a 100 linear foot bar) and up to 1,200 persons on its dance floor and adjoining full-service "Tiki" bar. After dinner and on Saturday and Sunday afternoons and evenings, when live music is featured, KatManDu-Philadelphia attracts young adults and active older adults drawn by its music-filled environment and dancing. At other times, KatManDu-Philadelphia provides a more relaxed atmosphere appealing to business people and families.

   With the proceeds of this Offering and other forms of site specific financing, the Company plans to complete the development and commence the operation of KatManDu-Trenton and KatManDu-Baltimore and develop one or two additional restaurant/nightclubs in 1998. The Company will target waterfront locations in urban areas with favorable demographics, such as Atlantic City, the New York City metropolitan area, Los Angeles, Las Vegas, Orlando and Miami.

   The Company's executive offices are located at 415 North Columbus Boulevard, Philadelphia, Pennsylvania 19123 and its telephone number is (215) 629-7400.

                                 THE OFFERING


Securities offered hereby  .....................  1,000,000 shares of Common Stock.
Outstanding Securities before this Offering:
  Common Stock (1) (2)  ........................  1,000,000 shares of Common Stock.
Outstanding Securities after this Offering:
  Common Stock (1)  ............................  2,000,000 shares of Common Stock.
Proposed NASDAQ SmallCap Market Symbol
  Common Stock  ................................  KATX
Use of Proceeds  ...............................  The net proceeds to the Company from the sale of the Shares offered hereby are expected to be approximately $4.62 million (assuming an initial public offering price of $6.00 per Share). Such net proceeds will be used to finance the development and opening of
                                                  KatManDu-Trenton and KatManDu-Baltimore and one or two additional
                                                  KatManDu restaurant/nightclubs in 1998, to repay a portion of the
                                                  June 1996 Financing (as defined) and certain other funded debt, and to provide working capital. See "Use of Proceeds."
Risk Factors  ..................................  An investment in the Securities offered hereby is speculative and involves a high degree of risk. This Prospectus contains
                                                  forward-looking information which involves risks and uncertainties.
                                                  The Company's actual results could differ materially from those anticipated by such forward-looking information as a result of various factors, including those discussed under "Risk Factors"
                                                  in this Prospectus. In addition, purchasers of the Shares offered hereby will experience immediate and substantial dilution with respect to their investment. See "Risk Factors."



------
(1) Excludes 500,000 shares of Common Stock reserved for issuance under the Company's 1996 Stock Option Plan, of which 50,000 shares are issuable upon exercise of outstanding options granted to certain officers, directors, employees of and consultants to the Company, at an exercise price equal to the initial public offering price per share. See "Management" and "Principal Stockholders."

(2) Includes 110,784 shares of Common Stock issued in connection with the June 1996 Financing (as defined). See "Management's Discussion and Analysis of Financial Condition and Plan of Operations -- Liquidity and Capital Resources."

                       SUMMARY FINANCIAL INFORMATION(1)

   The summary financial information set forth below is derived from the more detailed financial statements appearing elsewhere in this Prospectus. This information should be read in conjunction with such financial statements, including the notes thereto. See "Management's Discussion and Analysis of Financial Condition and Plan of Operations."

                                                                  For the Years ended           For the Nine Months
                                                                     December 31,               ended September 30,
                                                                  1994           1995           1995           1996
                                                              ------------   ------------    ------------   ------------
                                                                                             (Unaudited)    (Unaudited)
Statements of Income Data:
Net revenue(2)  ...........................................    $2,773,042     $2,865,751     $2,859,624     $2,740,235
Food and beverage, promotional
  merchandise .............................................       633,117        620,099        593,868        619,806
General and administrative, rent expense to related party       1,723,594      1,742,898      1,635,641      1,610,049
Corporate overhead  .......................................       122,038        164,628        141,777        230,332
Compensation expense(3)  ..................................            --             --             --        135,168
Amortization of deferred financing costs  .................            --             --             --         86,700
Interest expense net  .....................................        67,119         65,612         43,190         39,678
                                                              ------------   ------------    ------------   ------------
Income before minority interest  ..........................    $  227,174     $  272,514     $  445,148     $   18,502
Minority interests(4)  ....................................       (22,717)       (27,251)       (44,515)        (1,496)
                                                              ------------   ------------    ------------   ------------
Net income  ...............................................    $  204,457     $  245,263     $  400,633     $   17,006
                                                              ============   ============    ============   ============
Net income per common share  ..............................    $      .20     $      .25     $      .40     $      .02
                                                              ============   ============    ============   ============
Weighted average number of shares
  outstanding(5) ..........................................     1,000,000      1,000,000      1,000,000      1,000,000
                                                              ============   ============    ============   ============
Pro forma provision for income taxes(6)  ..................    $   83,100     $   99,600     $  172,000     $    6,800
                                                              ------------   ------------    ------------   ------------
Pro forma net income before
  cumulative effect of accounting change(6) ...............    $  121,357     $  145,663     $  228,633     $   10,206
Cumulative effect of accounting change for income taxes(6)        (22,100)            --             --             --
                                                              ------------   ------------    ------------   ------------
Pro forma net income (6)  .................................    $  143,457     $  145,663     $  228,633     $   10,206
                                                              ============   ============    ============   ============
Pro forma net income per common share(6)  .................    $      .14     $      .15     $      .23     $      .01
                                                              ============   ============    ============   ============
Pro forma weighted average number of shares outstanding(5)      1,000,000      1,000,000      1,000,000      1,000,000
                                                              ============   ============    ============   ============

                                                  As of September 30, 1996
                                                         (Unaudited)
                                              -------------------------------
Balance Sheet Data(7):                                                As
                                                  Actual          Adjusted(8)
                                               -------------      ------------
Cash and cash equivalents  ...............      $   285,886       $4,042,917
Property and equipment, net  .............          459,487          459,487
Total assets  ............................        2,938,715        5,633,948
Loans payable -- June 1996 Financing
  Notes ..................................        1,100,000          550,000
Loan payable, related parties  ...........          125,000               --
Loan payable, other  .....................          104,969               --
Total current liabilities  ...............        1,550,579          759,610
Stockholders' equity  ....................          801,408        4,287,610
Working capital (deficiency)  ............       (1,241,707)       3,378,293


------
(1) The Summary Financial Information gives effect to the Reorganization described under "Reorganization" and sets forth on a consolidated basis the operations of KatManDu Investment Partners ("KIP"), a Pennsylvania limited partnership formed in 1991, KatManDu Corp. ("Kat Corp."), a Pennsylvania corporation formed in 1990, T-Kat Corp. ("T-Kat"), a New Jersey corporation formed in 1995 and T-Kat Urban Renewal Corporation ("Urban Renewal"), a New Jersey corporation formed in 1996. See "The Company" and "Reorganization".

(2) KatManDu-Philadelphia is only open from mid-April through mid-September and, generally, has no revenues for the Company's first and fourth calendar quarters. See "Risk Factors -- Quarterly Fluctuations in Results of Operations; Seasonality" and "Management's Discussion and Analysis of Financial Condition and Plan of Operation."


(3) The Company has issued an aggregate of 47,000 shares of Common Stock to certain employees of the Company. Such shares may not be sold or otherwise transferred prior to April 1, 2001 and are also subject to forfeiture if the employee's employment with the Company is terminated. For financial accounting purposes, compensation expense was charged in the amount of $135,168 in the first quarter of 1996. See note 11(f) to 5 the Consolidated Financial Statements.

(4) The Preefer Interests (as defined in note 7 below) are reflected as a "minority interest" for all periods presented. The purchase of the Preefer Interests has been reflected using the purchase method of accounting. Of the total amount paid for the Preefer Interests in settlement of the Preefer Litigation (as defined in note 7 below) ($225,000), $98,284 is being amortized over a 15 year period. See note 10 to the Consolidated Financial Statements.

(5) Weighted average number of shares outstanding for both historical and pro forma amounts, gives effect to the Reorganization and the issuance of 110,784 shares in connection with the June 1996 Financing described in note 7 below. See "Reorganization."

(6) Prior to the consummation of the Reorganization, the Company has not been subject to income taxes since KIP is a partnership and Kat Corp., T-Kat and Urban Renewal are S corporations. (T-Kat's election to be taxed as an S corporation was effective as of January 1, 1996. However, T-Kat did not have any income in 1995.) Upon consummation of the Reorganization, the Company will be subject to federal corporate income taxes and Pennsylvania and New Jersey corporate income taxes. Accordingly, pro forma net income and pro forma net income per share for certain periods presented reflects a provision for income taxes as if the Company had been subject to federal and state income taxes. See "The Company" and "Reorganization" and note 7 to the Consolidated Financial Statements.

(7) The Balance Sheet Data reflects (i) the proceeds from the sale by the Company of its 10% promissory notes (the "June 1996 Financing Notes") in the aggregate principal amount of $1.1 million in June 1996 (the "June 1996 Financing"); (ii) the repayment of certain liabilities to related parties; (iii) the purchase of the interests of David Preefer and Karen Zimmerman (the "Preefer Interests") in KIP, Kat Corp. and Chinatown Convention Center Hotel Corporation ("Chinatown"), the corporate general partner of KIP, in connection with the settlement of a lawsuit brought by KIP, Chinatown, S. Lance Silver and Stuart N. Harting against David Preefer and Kat Corp. (the "Preefer Litigation"); and (iv) a capital contribution of approximately $321,700 by certain principal stockholders of the Company, all of which occurred in June and July 1996. See "Management Discussion and Analysis of Financial Condition and Plan of Operation - Liquidity and Capital Resources" and "Certain Transactions."


(8) Adjusted to reflect (i) the sale of 1,000,000 Shares offered by the Company hereby at an assumed initial public offering price of $6.00 per Share and the initial application of the proceeds therefrom, after deducting estimated expenses of this Offering, (ii) the deferred offering expenses of approximately $925,364 relating to this Offering, (iii) the repayment of approximately $780,000 of loans (including a portion of the June 1996 Financing) and (iv) a charge to earnings in the amount of approximately $209,000 representing the unamortized original issue discount attributable to the 39,950 shares of Common Stock issued with respect to the June 1996 Financing Notes which are being repaid out of the proceeds of this Offering. See "Management Discussion and Analysis of Financial Condition and Plan of Operation - Liquidity and Capital Resources" and "Certain Transactions."

                                 THE COMPANY

   The Company was founded in 1990 as Kat Corp., and in 1991 as KIP. KIP holds the lease for the premises occupied by KatManDu-Philadelphia and all of the assets used in its business, and Kat Corp. holds the liquor license for KatManDu-Philadelphia and operates KatManDu-Philadelphia. T-Kat Corp. was organized in 1995 to develop, own and operate KatManDu-Trenton. Urban Renewal was formed in 1996 to lease the site to be occupied by KatManDu-Trenton. In March 1996, the Company was organized under the laws of the State of Delaware to serve as a holding company for the ownership interests in Kat Corp., KIP, T-Kat and Urban Renewal. Accordingly, the three entities are presented as wholly-owned subsidiaries. See "Reorganization."

   Unless the context otherwise requires, as used herein the "Company" refers to KatManDu Entertainment Corp., its predecessors and affiliates.

                                REORGANIZATION


   Immediately prior to the consummation of this Offering, Messrs. Silver and Harting, as the sole stockholders of Kat Corp., T-Kat, Urban Renewal and Chinatown, and as the trustees of the trusts which are the sole limited partners of KIP, will transfer their ownership interests in those entities to the Company in a tax-free exchange pursuant to which they will receive an additional 682,216 shares of Common Stock of the Company. Immediately thereafter, KIP and Chinatown will be liquidated and Kat Corp., T-Kat and Urban Renewal will become wholly-owned subsidiaries of the Company with Kat Corp. owning and operating KatManDu-Philadelphia and T-Kat owning and operating KatManDu-Trenton (collectively, the "Reorganization"). In addition, in a separate transaction Messrs. Silver and Harting will transfer an aggregate of 66,666 shares of Common Stock which they own personally to Cherry Associates ("Cherry") in connection with a personal obligation to Cherry. See "Principal Stockholders."

                                 RISK FACTORS

   An investment in the Shares offered hereby is speculative and involves a high degree of risk. In addition to the other information contained in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Shares offered hereby. Prospective investors should be in a position to risk the loss of their entire investment. This Prospectus contains forward-looking information which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated by such forward-looking information as a result of various factors, including those set forth in the following risk factors and elsewhere in this Prospectus.


   Limited Operating History; Dependence Upon Offering; Financial
Condition. The Company opened KatManDu-Philadelphia in 1991. All historical financial results for the Company are derived solely from KatManDu-Philadelphia.

   KatManDu-Philadelphia is operational from mid-April to mid-September only. Accordingly, historically the Company has not generated any revenues in the first and fourth quarters of each calendar year (including the quarter ending immediately following the consummation of this Offering) and its cash position is extremely limited and, generally, it has negative working capital during such periods. As of December 31, 1994, December 31, 1995 and September 30, 1996, the Company had negative working capital of approximately $865,000, $900,000 and $1,241,000, respectively. With respect to the negative working capital as of September 30, 1996, $550,000 represents the aggregate principal amount of the June 1996 Financing Notes which will be repaid out of the proceeds of this Offering. The Company will amortize $664,704 of original issue discount attributable to the 110,784 shares of Common Stock issued to the purchasers of the June 1996 Financing Notes over the stated term of such Notes, resulting in a non-cash charge to earnings of approximately $86,700 per quarter. In the first quarter of 1997, the Company expects to incur an additional charge to earnings in the amount of $208,434 representing the balance of the original issue discount attributable to the 39,950 shares of Common Stock issued to the holders of the June 1996 Financing Notes which will be repaid out of the proceeds of this Offering. Finally, the Company was in default with respect to various obligations to its principal shareholders and entities which they control in 1994 and 1995. All of such loans have since been repaid.

   The Company's ability to generate net income in the future will depend upon the success of KatManDu-Philadelphia and the successful implementation of the Company's expansion strategy. As the Company's cash requirements will be significant, the Company is dependent on the proceeds of this Offering to implement its expansion strategy. The Company presently believes that it will cost approximately $3.75 million to develop and construct KatManDu-Trenton. The Company estimates that the cost of developing and opening future restaurant/nightclubs will range between $3.5 million and $5.0 million and could be more in certain cities. The significant investment associated with each new restaurant/nightclub may cause the operating results of the Company to fluctuate significantly and adversely affect the profitability of the Company. Poor operating results at any one of the Company's current or planned restaurant/nightclubs or a delay in a planned opening of a restaurant/nightclub could have a material adverse effect on the profitability of the Company. There can be no assurance that the Company will be able to achieve the significant revenue it requires to meet its operating and other expenses. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Plan of Operations."

   Quarterly Fluctuations In Results of Operation; Seasonality. The restaurant business in general is subject to seasonal fluctuations. KatManDu-Philadelphia is only open from mid-April through mid-September. For the rest of the year it has no revenues even though it has expenses. Therefore, after consummation of this Offering, the Company will not generate any revenues until the second quarter of 1997 when KatManDu-Trenton is expected to become operational and the new season for KatManDu-Philadelphia begins. Even then, there can be no assurance that KatManDu-Trenton will generate sufficient revenues, if any, to cover the Company's expenses. In addition, because it is outdoors, KatManDu-Philadelphia's results of operations are directly affected by weather conditions. Rain and below normal temperatures, particularly on weekends, such as was the case for the 1996 season, have had and, may in the future have, an adverse impact on operations. KatManDu-Trenton will operate year-round, having separate, fully equipped indoor and outdoor areas. Nevertheless, there can be no assurance that its revenues will be consistent throughout the year, or that other restaurant/nightclubs can be developed on a similar or more profitable basis. Moreover, the Company's results of operations may also fluc-tuate from quarter to quarter in the future as a result of the amount and timing of start-up expenses and revenues contributed by new restaurant/nightclubs and the integration of such new restaurant/nightclubs into the operations of the Company as well as other factors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

   Possible Need For Additional Financing; Financing Risks. The Company's ability to execute its expansion plans depends on its ability to finance the development of new restaurant/nightclubs. The capital resources required to develop each new KatManDu restaurant/nightclub are significant. The Company currently estimates the total cost of developing and opening a new KatManDu restaurant/nightclub, including development costs, construction costs, equipment, furniture, fixtures and pre-opening expenses, will range from $3.5 million to $5.0 million or more, depending upon location, site conditions, construction costs and other relevant factors. The Company presently expects that the estimated net proceeds from this Offering, together with cash flow from operations and site specific financing (i.e., landlord contributions, vendor financing, vendor advertising, equipment leases, leases, mortgage financings) will be sufficient to complete the development of KatManDu-Trenton and one additional KatManDu restaurant/nightclub (i.e., KatManDu-Baltimore) in 1997 and one or two additional restaurant/nightclubs in 1998. However, there can be no assurance that the net proceeds of this Offering, together with cash flow from operations and site specific financing will be sufficient or will be available on such terms to enable the Company to achieve its expansion goals. The Company may be required to seek other forms of financing (including the sale of debt and equity securities) to achieve its expansion goals. If the Company is unable to secure additional sources of financing on terms and conditions acceptable to the Company or at all, the Company's expansion strategy could be materially adversely affected. See "Business -- Expansion Plans and Site Selection."

   The Company plans to obtain site specific financing arrangements to fund, in part, the cost of developing future restaurant/nightclubs. In addition, the Company intends to develop each new restaurant/nightclub through a separate subsidiary. Nevertheless, the Company may be required to give each potential lender a lien on all of its assets rather than a security interest only in the assets of the restaurant/nightclub which is being developed. To the extent the Company's assets are mortgaged or otherwise used to secure such financing, such financing will increase the risks associated with a downturn in business which might result from new competition or an adverse change in the economy and other factors which may negatively impact the business. Among other factors, because the Company's obligations under long-term leases will remain constant, decreases in revenues from sales and/or increases in operating expenses from projected levels may result in a substantial reduction in cash available to satisfy the Company's debt service requirements. If the revenues from a particular restaurant/nightclub are insufficient to service the Company's debt, its lease obligations or its operating expenses, the Company will be required to seek additional funds from other sources or suffer the risk of loss of some or all of its restaurant/nightclubs. There can be no assurance that the Company will be able to obtain such additional funds on terms acceptable to it. See "Management's Discussion and Analysis of Financial Condition and Plan of Operations."

   The Company anticipates that the total cost to develop and construct KatManDu-Trenton will be approximately $3.75 million. The Company has obtained a $2.5 million construction loan (the "Construction Loan") from Equity National Bank to fund the development of KatManDu-Trenton. The Construction Loan is secured by the assets of T-Kat and a leasehold mortgage on KatManDu-Trenton and will be guaranteed by the Company and by Messrs. Silver and Harting personally. The New Jersey Economic Development Authority (the "NJEDA") has passed a resolution approving the Company's application for a $2.5 million loan (the "NJEDA Loan"), the proceeds of which will be used to repay the Construction Loan. The NJEDA Loan will be funded upon completion of KatManDu-Trenton and the issuance of a certificate of occupancy with respect thereto. It is anticipated that $1 million of the NJEDA Loan will be provided by one of the NJEDA's local development financing funds and $1.5 million will be provided by a bank. The portion of the NJEDA Loan funded by the local development fund will be for a term of 10 years and will bear interest at 5% per annum. The portion of the NJEDA to be funded by the bank will be guaranteed by the NJEDA to the extent of 90% of such proceeds and may not be for a term in excess of 15 years. There can be no assurance that the Company will have sufficient cash to make the requisite payments on the NJEDA Loan or that it will be able to obtain other financing on acceptable terms, if at all. If the Company is unable to make the requisite payments on the NJEDA Loan, the lender may have the right to seize some or all of the Company's assets.

   Intellectual Property; Proprietary Marks. The Company's ability to successfully implement its tropical island paradise theme will depend, in part, upon its ability to continue to use and protect its proprietary marks. The Company's inability or failure to establish its rights or to adequately protect any of its intellectual property rights or its inability to continue to use "KatManDu" on or in connection with its promotional merchandise, may have a material adverse effect on the Company.

   In 1992, the Company's trade name, KATMANDU(R), was registered as a service mark for restaurant and nightclub services on the Principal Register in the United States Patent and Trademark Office. The Company regards its KATMANDU(R) service mark as having substantial value and being important in its marketing program. Accordingly, the Company intends to protect its service mark by taking appropriate legal action whenever necessary, although there can be no assurance that the Company will be able to effectively enforce or protect its rights and prevent others from using the same or similar marks. The Company is aware of local restaurants which may be operating with trade names identical to or similar to "KatManDu", and a nightclub operating as "Club Kat-Man-Du" on Hilton Head Island, South Carolina. However, the Company is not aware of any use of the KatManDu service mark by others for restaurant or nightclub services that could materially affect its business.

   The Company has been using its "KatManDu" logo in connection with the sale of promotional merchandise, such as T-shirts, sweatshirts, caps, bags and other novelty items, since inception even though "KATMANDU" is a registered mark in the U.S. of another company for retail store services for the sale of women's apparel and apparel accessories and "KATMANDO" is a registered mark in the U.S. of another company for clothing. However, the Company has not to date received any objection to its use of "KatManDu" in connection with promotional merchandise or otherwise. The Company also believes that there are other users of the term "KatManDu" or close variants thereof in association with clothing other than the two U.S. registrants identified above. Although there can be no assurance that one or more of the owners of these prior marks or registrations will not object to the use of "KatManDu" by the Company in connection with the sale of promotional merchandise, the Company has been advised by its intellectual property counsel that, in the opinion of such counsel, the Company's use of "KatManDu" on and with respect to the sale of promotional merchandise sold at its restaurant/nightclubs should not be found to infringe or otherwise violate the rights of any other known entity including the owners of the KATMANDU and KATMANDO registrations identified above. Nevertheless, the Company intends to modify its mark for such promotional merchandise to include, for example, the descriptive words "restaurant/nightclub" and the geographic location and also to include the word ISLAND before KATMANDU to further reduce the risk of a claim of infringement and to emphasize the promotional nature of such merchandise. In addition, the Company may file an application to register and use "Island KatManDu" as a mark for restaurant services and as a trademark for promotional merchandise. The Company believes that the "Island KatManDu" mark will further distinguish its services and goods. While promotional merchandise sales now account for less than 3% of gross revenues, a determination that the Company's use of its name and logo with respect to sales of its promotional merchandise infringes or otherwise violates the rights of other owners of "KATMANDU" and/or "KATMANDO" marks or registrations may cause the Company to incur significant expense and may also have a material adverse effect on the Company's growth prospects and cause the Company to be enjoined against any further use of the term "KatManDu" on and in connection with certain promotional merchandise. See "Business -- Intellectual Property Rights."

   Long-Term, Non-cancelable Leases; Affiliated Transactions. The premises occupied by KatManDu-Philadelphia are subject to a long-term, non-cancelable lease which terminates on November 15, 2005 (the "Philadelphia Lease"). Currently, rent under the Philadelphia Lease is $50,000 per annum. Beginning March 1, 1997, the annual base rent will be the greater of (i) $50,000 increased to reflect cost of living adjustments and (ii) 4% of the gross income from KatManDu-Philadelphia. The lease for KatManDu-Trenton is for a term of 30 years. The annual rent payable by T-Kat under such lease is an amount equal to 2% of the gross revenues of KatManDu-Trenton with a minimum payment of $50,000 and a maximum payment of $100,000, which amounts are adjusted every three years to reflect increases in the consumer price index for the Philadelphia/New Jersey region. In addition, T-Kat is obligated to pay as additional rent all real estate taxes, assessments and utility charges applicable to such premises. Any future restaurant/nightclubs developed by the Company may be subject to similar long-term leases which may provide for rent which is a percentage of revenues. If an existing or future restaurant/nightclub does not perform at a profitable level, and the decision is made to close such restaurant/nightclub, the Company will nonetheless be committed to perform its obligations under the applicable lease. See "Business -- Properties."

   The Company leases the premises occupied by KatManDu-Philadelphia from Pier 25 North Associates, a Pennsylvania limited partnership ("Pier 25 North"). The general partners of Pier 25 North are S. Lance Silver and Stuart
N. Harting, the principal stockholders and senior executives of the Company, who each own 16.20% of Pier 25 North. In addition, the Company leases the entire second deck of the restaurant ship, The Elizabeth, located immediately adjacent to KatManDu-Philadelphia, for its executive offices, from Elizabeth Restaurant Partners ("ERP"), a Pennsylvania limited partnership. The general partner of ERP is Lizzy Management Corporation, a Pennsylvania corporation, all of the stock of which is owned by Messrs. Silver and Harting. The limited partners of ERP are the S. Lance Silver Trust and the Stuart N. Harting Trust and Bruce Waugh, Executive Vice President-Operations of the Company. T-Kat will lease the premises to be occupied by KatManDu-Trenton from Urban Renewal which, in turn, leases such premises from the Mercer County Improvement Authority. The terms of the lease between Urban Renewal and T-Kat are identical to the terms of the lease between Urban Renewal and the Mercer Country Improvement Authority. Upon consummation of the Reorganization , Urban Renewal will be a wholly-owned subsidiary of the Company. Finally, the Company is indebted to Messrs. Silver and Harting to the extent of $90,000. See "Business -- Properties" and "Certain Transactions."

   Although the Company believes that all of the leases and loans with related parties are at market rates, there can be no assurance that the leases and loans with affiliated persons described above are on terms no less favorable to the Company as those that could have been obtained from unaffiliated third parties since negotiations were not conducted at arm's length. In addition, such relationships may create conflicting legal and business obligations for Messrs. Silver and Harting with respect to the interpretation and/or enforcement of the terms of such leases and loans. The Company has adopted a policy that all future transactions with related parties must be for valid business reasons, must be approved by a majority of the Company's disinterested directors and must be on terms which are no less favorable to the Company as those that could be obtained from unaffiliated third parties.


   Potential Conflicts of Interest. One of the Company's Directors, David Wallack, is the owner of a theme restaurant in Miami Beach, Florida, a possible location for a future KatManDu restaurant/nightclub. Mr. Wallack could potentially have a conflict of interest if the Company were to expand into Miami. The Company has adopted a policy that all future transactions with related parties must be for valid business reasons, must be approved by a majority of the Company's disinterested directors and must be on terms which are no less favorable to the Company as those that could be obtained from unaffiliated third parties.

   Expansion Risks. Future growth will depend on the Company's ability to increase the number of its restaurant/nightclubs. The Company's ability to successfully develop, open and operate new restaurant/nightclubs will largely be dependent upon a variety of factors, some of which may be unknown or beyond the Company's control, including customer acceptance of the KatManDu theme in new geographic areas; the ability of the Company's management to identify suitable sites and to purchase or negotiate leases for such sites; timely and economic development and construction of restaurant/nightclubs; timely approval from local governmental authorities; the hiring and training of skilled management and other personnel; the availability of adequate financing; and the general state of the economy. In addition, the Company expects that the opening of additional restaurant/nightclubs will give rise to additional expenses associated with managing restaurant/nightclubs located in multiple markets. Such expenses include advertising in more than one market; lease rates and construction costs that may be higher in markets other than Philadelphia and Trenton; travel costs; and other similar expenses. The likelihood of success of the Company must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the establishment and/or expansion of any new business. Accordingly, there can be no assurance that the Company will be able to open new restaurant/nightclubs or that, if opened, such restaurant/nightclubs can be operated profitably. Furthermore, to the extent that the Company succeeds in opening additional restaurant/nightclubs, the Company must manage the transition to multiple site operations, higher volume operations, the control of overhead expenses, the addition of necessary personnel, the maintenance of effective quality food and service controls and the ability of the Company's management to apply a list of standardized policies and procedures to a much larger number of restaurant/nightclubs. See "Business -- Expansion Plans and Site Selection."

   Acceptance of KatManDu Theme in New Markets. Although the Company intends future restaurant/nightclubs to have characteristics similar to KatManDu-Philadelphia, the KatManDu prototype restaurant/nightclub is evolving and a number of factors could change the tropical island paradise theme as applied in different locations. These factors include demographic and regional differences; traffic patterns; type of available floor space; and the availability of specialty items and entertainment. Accordingly, future restaurant/nightclubs could be larger or smaller than KatManDu-Philadelphia, could vary in the mix of restaurant/nightclub operations, and could have differences in the application of the tropical island paradise theme. There can be no assurance that the Company will be able to predict accurately or on a timely basis how to modify the KatManDu prototype restaurant/nightclub to accommodate local tastes. Furthermore, the success of any restaurant based on a particular theme is subject to shifting consumer tastes and interests and there can be no assurance that the tropical island paradise theme will appeal in new markets or that it will continue to have appeal in Philadelphia. Frequently, restaurants, particularly theme-oriented restaurants, experience a decline of revenue growth or of actual revenues as consumers tire of the related theme. See "Business -- The KatManDu 'Tropical Island Paradise' Vacation Theme."

   Availability of Sites. The Company's primary strategy is to develop new restaurant/nightclubs on or near waterfront sites, although it will consider other locations. Because of the relatively large size of each KatManDu restaurant/nightclub and the Company's site selection criteria, the availability of desirable locations may be limited and the Company may be hindered in finding suitable locations for the development of new restaurant/nightclubs. Additionally, the Company's ability to open additional restaurant/nightclubs will depend upon a number of other factors including the ability of the Company to negotiate leases on acceptable terms. See "Business -- Expansion Plans and Site Selection."

   Possible Development and Construction Delays. In connection with the development and construction of the KatManDu restaurant/nightclubs, a number of events over which the Company will have no control could occur which might materially adversely affect the costs and completion time of such projects. Such events include governmental regulatory approvals, shortages of or the inability to obtain labor and/or materials, inability of the general contractor or subcontractors to perform under their contracts, strikes, adverse weather conditions and acts of God, availability and cost of needed debt or lease financing, and changes in federal, state or local laws or regulations. In addition, the Company will also be dependent on unaffiliated third parties to complete the construction of a restaurant/nightclub. Accordingly, there can be no assurance that the Company will be able to complete any restaurant/nightclub in a timely manner or within its proposed budget. See "Business -- Expansion Plans and Site Selection."

   Interruption in Supplies. Although the Company will not be materially dependent upon any one supplier, the Company will be dependent on frequent deliveries of produce and food items. As a result, the Company is subject to the risk of possible food shortages or interruptions in supply caused by adverse weather or other conditions which could adversely affect the availability and cost of such items. See "Business -- Purchasing."

   Competition. The restaurant business is highly competitive and, as a result, there is a high failure rate. Competition is based primarily upon price, service, food quality (including taste, freshness, healthfulness and nutritional value) and location. Success or failure in both the restaurant and entertainment industries is also generally affected by changes in consumer preferences, national, regional and local economic conditions and demographic changes. Also, factors such as inflation, increased food, labor and employee benefit costs, and the availability of experienced management and hourly employees may also adversely affect the restaurant and entertainment industries in general and the Company's restaurant/nightclubs in particular. Restaurant operating costs are further affected by increases in the minimum hourly wage, unemployment tax rates and similar matters over which the Company has no control.

   The Company will compete on a general basis with a large variety of national and regional restaurant operations, as well as locally owned restaurants, diners, and other moderately priced, full service, casual dining establishments and with other entertainment venues, such as nightclubs, bars and dance clubs. There are numerous well established competitors, including national, regional and local restaurant chains, such as TGI Friday's(R), Bennigan's(R) and The Cheesecake Factory(R), possessing substantially greater financial, marketing, personnel and other resources than the Company.

   The Company will also compete with other theme restaurants in the highly competitive and developing theme restaurant market. Many of the Company's competitors in the theme restaurant industry have substantially greater financial resources and longer operating histories than the Company, including competitors already established in regions into which the Company is planning to expand, as well as competitors planning to expand in the same regions. Such competitors include Hard Rock Cafe(R), Planet Hollywood(R),House of Blues(R), Motown Cafe(R) and Rainforest Cafe(R). Theme restaurants, such as KatManDu-Philadelphia, are more susceptible to shifts in consumer preferences. Additionally, other restaurants and companies could utilize the tropical island paradise or a similar theme (e.g., Rainforest Cafe(R), Chart House(R)). There can be no assurance that the Company will be able to respond to various competitive factors affecting the restaurant industries. See "Business -- Competition."


   Control By Existing Management. Upon completion of this Offering, Messrs. Silver and Harting will own and/or control an aggregate of 715,550 shares of Common Stock. Such stock represents approximately 35.78% of the voting power of the Common Stock (33.28% assuming the Over-Allotment Option is exercised). Pursuant to a shareholder's agreement, Messrs. Silver and Harting have the right to vote an additional 5.35% of the voting power of the Company's Common Stock (4.98% if the Over-Allotment Option is exercised in full) owned by employees of, and certain consultants to, the Company. Accordingly, Messrs. Silver and Harting will be able to substantially control the Company's affairs, including, without limitation, the sale of equity or debt securities of the Company, the election of directors, the appointment of officers, the determination of officers' salaries and the approval of significant corporate transactions (such as acquisitions of the Company or its assets).


   Government Regulation. The Company's business is subject to various federal, state and local government regulations relating to the development and operation of restaurants, bars and clubs, including those relating to building and zoning requirements and the preparation and sale of food and alcoholic beverages. While the Company has not yet experienced an inability to obtain or maintain any necessary governmental licenses, permits or approvals, the failure to obtain or maintain food and liquor licenses could have a material adverse effect on the Company's operating results. Difficulties or failures in obtaining required licenses and approvals will result in delays or cancellations of the opening of new restaurant/nightclubs. The food and liquor licenses are also subject to suspension or non-renewal if the granting authority determines that the conduct of the holder does not meet the standards for initial grant or renewal. Although the Company has satisfied restaurant and liquor licensing requirements for KatManDu-Philadelphia and KatManDu-Trenton, no assurance can be given that the Company will be able to maintain existing approvals or obtain such further approvals at other locations.

   The Federal Americans With Disabilities Act (the "Disabilities Act") prohibits discrimination on the basis of disability in public accommodations and employment. Although KatManDu-Philadelphia and KatManDu-Trenton are designed to satisfy the requirements of the Disabilities Act, no assurance can be given that the Company will not be required to make modifications to its restaurant/nightclubs to comply with current and/or future laws, rules and regulations relating to accommodations for the disabled. See "Business -- Regulation."

   Potential "Dram Shop" Liability. Restaurants in most states are subject to "dram shop" laws and legislation, which impose liability on licensed alcoholic beverage servers for injuries or damages caused by their negligent service of alcoholic beverages to a visibly intoxicated person or to a minor, if such service is the proximate cause of the injury or damage and such injury or damage is reasonably foreseeable. While the Company maintains liquor liability insurance as part of its comprehensive general liability insurance which management believes is adequate to protect against such liability, there can be no assurance that the Company will not be subject to a judgment in excess of such insurance coverage or that it will be able to continue to maintain such insurance coverage at reasonable costs or at all. The imposition of a judgment substantially in excess of the Company's insurance coverage would have a material adverse effect on the Company. Similarly, the failure of the Company to obtain and maintain insurance coverage could also materially and adversely affect the Company. See "Business -- Regulation."

   Insurance. Although the Company will carry general liability and commercial insurance, liquor insurance, property insurance and workers compensation insurance, there can be no assurance that this insurance will be adequate to protect the Company against any liability claims. Any claim that is not covered by one of such policies or is in excess of the limits of liability of the relevant policy would have a material adverse effect on the financial condition of the Company. In addition there can be no assurance that the Company will be able to maintain its insurance on reasonable terms. See "Business -- Insurance."

   Dependence on Key Personnel. The Company's success is dependent upon the personal efforts and abilities of the Company's senior corporate management, particularly S. Lance Silver, Chief Executive Officer and

Co-President, and Stuart N. Harting, Co-President and Secretary. The loss of the services of either of these individuals could have a substantial adverse effect on the Company. The Company has entered into three year employment agreements with each of Messrs. Silver and Harting commencing on the Effective Date and has agreed to obtain "key-man" life insurance policies on the lives of Messrs. Silver and Harting in the amount of $1 million each prior to the consummation of this Offering. The success of the Company will also depend upon the ability to attract and retain a highly qualified additional corporate and unit level management teams. The failure to obtain, or delays in obtaining, other key employees could have a material adverse effect on the Company. See "Management."


   Past Due Taxes. As of September 30, 1996 the Company has taxes payable, other than income taxes, of approximately $330,000. These taxes are owned to the City of Philadelphia and the State of Pennsylvania and relate primarily to business privilege and liquor consumption taxes. As of December 31, 1996, a portion of such taxes were delinquent. The Company estimates that upon the consummation of this Offering it will owe approximately $220,000 in taxes, interest and penalties. See "Use of Proceeds."

   Substantial Dilution. Purchasers of the Common Stock offered hereby will experience immediate and substantial dilution in net tangible book value of $4.10 per share of Common Stock from the initial public offering price or approximately 68%. See "Dilution."

   Absence of Dividends. The Company does not expect to pay cash or stock dividends on its Common Stock in the foreseeable future. To the extent, the Company has earnings in the future, it intends to retain such earnings in the business operations of the Company. In 1994 and 1995, respectively, the Company made cash distributions of $485,000 and $400,000 even though its profits in such years were approximately $204,500 and $245,000. In addition, in June 1996, the Company repaid loans due to affiliates of Messrs. Silver and Harting of approximately $368,000. Messrs. Silver and Harting immediately recontributed their share of such loan proceeds, $321,000, to the Company. See "Dividend Policy."

   Broad Discretion In Application of Proceeds. Approximately $2.27 million (49.1%) of the estimated net proceeds from this Offering has been allocated to expansion and $1.28 million (27.7%) to working capital. Accordingly, the Company will have broad discretion as to the application of such proceeds. Pending the use of proceeds as described above, the net proceeds will be invested in short-term, interest bearing, investment grade government securities. See "Use of Proceeds" and "Certain Transactions."

   Substantial Use of Proceeds for Repayment of Debt and Other Pre-Existing Obligations and to Benefit Related Parties. The Company intends to use approximately $780,000 (16.9%) of the estimated net proceeds of this Offering to repay indebtedness (including accrued interest thereon) and satisfy pre-existing obligations of the Company and, therefore, such funds will be unavailable to fund future growth. Included in the indebtedness to be repaid are June 1996 Financing Notes having an aggregate principal amount of $550,000, $125,000 payable to 1809 Chestnut Associates ("1809 Chestnut"), an affiliate of Messrs. Silver and Harting, and $105,000 payable to Cherry. In addition, the Company intends to use approximately $220,000 (4.8%) of the estimated net proceeds of this Offering to pay back taxes owed by the Company. In the event the Company does not pay such taxes, Messrs. Silver and Harting may have personal liability for all or a portion of such taxes. See "Use of Proceeds" and "Certain Transactions."


   Limitation of Director Liability. The Company's Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of the fiduciary duty of care as a director, including breaches which constitute gross negligence, subject to certain limitations imposed by the Delaware General Corporation Law (the "DGCL"). Thus, under certain circumstances, neither the Company nor the stockholders will be able to recover damages even if directors take actions which harm the Company. See "Management -- Indemnification of Directors and Officers and Related Matters."

   Lack of Public Market; Nasdaq Maintenance Requirements; Determination of Offering Price; Volatility of Prices of the Securities. Prior to this Offering, there has been no public market for the Common Stock. Although the Company has applied for listing of the Common Stock on the Nasdaq SmallCap Market under the symbol KATX, there can be no assurance that it will be quoted on such system or under such symbol or that an active public market for the Common Stock will be developed or be sustained after this Offering. Nasdaq has recently proposed new maintenance criteria which, if implemented, would require, among other things, $2 mil-lion in net tangible assets, $1 million market value of the public float and adherance to certain corporate governance provisions. The failure to meet these maintenance criteria in the future may result in a delisting of the Common Stock from Nasdaq. The offering price of the Shares offered hereby has been arbitrarily determined by negotiations between the Company and the Representative and bears no relationship to the Company's current earnings, book value, net worth or financial statement criteria of value. The factors considered in determining the offering price included an evaluation by management and the Representative of the history of and prospects for the industry in which the Company competes and the prospects for earnings of the Company. Furthermore, the trading prices of the Common Stock could be subject to wide fluctuations in response to variations in the Company's operating results, announcements by the Company or others, developments affecting the Company or its competitors, suppliers or customers and other events or factors. In addition, the stock market has experienced extreme price and volume fluctuations in recent years. These fluctuations have had a substantial impact on the market prices of many companies, often unrelated to their performance, and may adversely affect the market prices for the Common Stock. See "Underwriting."

   Delaware Anti-Takeover Statute; Issuance of Preferred Stock; Barriers to Takeover. The Company is a Delaware corporation and, thus, upon the consummation of this offering, will become subject to the prohibitions imposed by Section 203 of the DGCL, which is generally viewed as an anti-takeover statute. In general, this statute will prohibit the Company, once public, from entering into certain business combinations without the approval of its Board of Directors and, as such, could prohibit or delay mergers or other attempted takeovers or changes in control with respect to the Company. Such provisions may discourage attempts to acquire the Company. In addition, the Company's authorized capital consists of 30,000,000 shares of capital stock of which 25,000,000 shares are designated as Common Stock and 5,000,000 shares are designated as Preferred Stock. No class other than the Common Stock is currently designated and there is no current plan to designate or issue any such securities. The Board of Directors, without any action by the Company's shareholders, is authorized to designate and issue shares in such classes or series (including classes or series of Preferred Stock) as it deems appropriate and to establish the rights, preferences and privileges of such shares, including dividends, liquidation and voting rights. The rights of holders of Preferred Stock and other classes of common stock that may be issued may be superior to the rights granted to the holders of the existing Common Stock. Further, the ability of the Board of Directors to designate and issue such undesignated shares could impede or deter an unsolicited tender offer or takeover proposal regarding the Company and the issuance of additional shares having preferential rights could adversely affect the voting power and other rights of holders of Common Stock. Issuance of Preferred Stock, which may be accomplished though a public offering or a private placement to parties favorable to current management, may dilute the voting power of holders of Common Stock (such as by issuing Preferred Stock with super voting rights) and may render more difficult the removal of current management, even if such removal may be in the stockholders' best interests. Any such issuance of Preferred Stock could prevent the holders of Common Stock from realizing a premium on their shares. See "Description of Securities -- Preferred Stock" and "Risk Factors -- Control by Existing Management."

   Potential Adverse Impact on Market Price of Securities; Shares Eligible for Future Sale. Sales of substantial amounts of the Company's securities in the public market after this Offering or the perception that such sales may occur could materially adversely affect the market price of the Common Stock and may impair the Company's ability to raise additional capital by the sale of its equity securities. Of the 2,000,000 shares of Common Stock to be outstanding upon completion of this Offering, the 1,000,000 Shares offered hereby (1,150,000 if the Over-Allotment Option is exercised in full) will be immediately freely tradable without restriction under the Securities Act of 1933, as amended (the "Securities Act") except for any Securities purchased by an "affiliate" of the Company (as that term is defined under the rules and regulations of the Securities Act), which will be subject to the resale limitations of Rule 144 under the Securities Act. The remaining 1,000,000 Common Stock outstanding prior to consummation of this Offering are "restricted" securities within the meaning of Rule 144 under the Securities Act and may be sold under the conditions of such rule, including satisfaction of certain holding period requirements. Except as otherwise provided herein, all officers and directors and stockholders of the Company have executed agreements ("Lock-Up Agreements") pursuant to which they have agreed not to, directly or indirectly, issue, offer, agree to sell, sell or grant an option for the purchase or sale of, transfer, pledge, assign, hypothecate, distribute or otherwise dispose of or encumber any shares of Common Stock or options, rights, warrants or other securities convertible into, exchangeable or exercisable for or evidencing any right to purchase or subscribe for shares of Common Stock (whether or not beneficially owned by such person) or any beneficial interest therein for a period of 24 months from the date of this Prospectus; provided however, after the expiration of the first 12 months of such 24 month period, the Representative may release any such holder from his or her Lock-Up Agreement. Holders of 177,450 shares of Common Stock, including the holders of the June 1996 Financing Notes, have executed firm Lock-Up Agreements, which will terminate after 12 months. In connection, therewith, the Company has granted a demand registration right, exercisable one year from the date of this Prospectus, with respect to 137,500 shares of Common Stock. Accordingly, taking into consideration the restrictions of Rule 144 and the Lock-Up Agreements, 177,450 of the restricted shares of Common Stock will become eligible for sale beginning in __________ 1997 and 822,550 of the restricted shares will become eligible for sale beginning in __________ 1998. In addition, upon completion of this Offering, options to purchase an aggregate of 50,000 shares of Common Stock will have been granted. Such shares will also be subject to a Lock-Up Agreement providing for a 24 month lock-up period. It is not known what effect, if any, future sales of additional securities or the availability of such securities for sale will have on the market price of the Common Stock prevailing from time to time. Nevertheless, the sale or availability for sale of significant quantities of securities could materially adversely affect the market price of the Common Stock. See "Shares Eligible for Future Sale."


   For a period of 12 months from the date of this Prospectus, the Company has agreed that it will not sell or otherwise dispose of any securities without the prior written consent of the Representative, which consent shall not be unreasonably withheld. In addition, for a period of 24 months after the date of this Prospectus, the Company will not issue or sell any securities pursuant to Regulation S under the Securities Act without the prior written consent of the Representative. See "Underwriting" and "Shares Eligible for Future Sale."

   Representative's Potential Influence on the Market. A significant number of the Shares offered hereby may be sold to customers of the Representative. Such customers may engage in transactions for the sale or purchase of such Shares through or with the Representative. Although it has no obligation to do so, the Representative intends to make a market in the Common Stock and may otherwise effect transactions in such securities. If it participates in such market, the Representative may influence the market, if one develops, for the Common Stock. Such market-making activity may be discontinued at any time. Moreover, if the Representative sells the Common Stock issuable upon exercise of the Representative's Warrants (as defined) it may be required under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to temporarily suspend its market-making activities. The prices and liquidity of the Common Stock may be significantly affected by the degree, it any, of the Representative's participation in such market. See "Underwriting."

   "Penny Stock" Regulations May Impose Certain Restrictions on Marketability of Securities. The Securities and Exchange Commission (the "Commission") has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share, subject to certain exceptions. In the event of authorization of the Shares offered hereby for quotation on the Nasdaq SmallCap Market, such securities will initially be exempt from the definition of "penny stock." If the Shares offered hereby are removed from listing on the Nasdaq SmallCap Market at any time following the date of this Prospectus, such Shares may become subject to rules that impose additional sales practice requirements on broker-dealers who sell such Shares to persons other than established and accredited investors (generally, those persons with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase. Additionally, for any transaction involving a "penny stock", unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer also must disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-market. Finally, monthly statements must be sent disclosing recent price information for the "penny stock" held in the account and information on the limited market in "penny stocks." Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell the Common Stock and may affect the ability of purchasers in the Offering to sell shares of Common Stock in the secondary market.

   In the event that the Company were not able to qualify the Shares for listing on the Nasdaq SmallCap Market, the Company would attempt to have the shares traded in over-the-counter market via the Electronic Bulletin Board or the "pink sheets." In such event, holders of Common Stock may encounter substantially greater difficulty in disposing of their shares and/or in obtaining accurate quotations as to the prices of the shares.

   Administrative Proceedings Involving Representative. On July 16, 1996, the National Association of Securities Dealers, Inc. ("NASD") issued a notice of Acceptance, Waiver, and Consent (the "AWC") whereby the Representative was censured and ordered to pay fines and restitution to retail customers in the amount of $250,000 and approximately $1.025 million, respectively. The AWC was issued in connection with the claims by the NASD that the Representative charged excessive markups and markdowns in connection with the trading of four certain securities originally underwritten by the Representative. The activities in question occurred during the periods between December 1990 and October 1993. The Representative has informed the Company that the fines and refunds will not have a material adverse effect on the Representative's operations and that the Representative has effected remedial measures to help ensure that the subject conduct does not recur. As of the date of this Prospectus, all fines and restitution associated with such activities have been paid. In the event that the foregoing activities materially adversely affect the Representative's ability to act as a market maker for the Common Stock, and other market makers do not continue to make a market in the Common Stock, a market for and liquidity of the said shares may be adversely affected. See "Underwriting."

   Risks Associated with Forward-Looking Statements Included in this Prospectus. This Prospectus contains certain forward-looking statements regarding the plans and objectives of management for future operations, including plans and objectives relating to the development of KatManDu-Trenton and other KatManDu restaurant/nightclubs. The forward-looking statements included herein are based on current expectations that involve numerous risks and uncertainties. The Company's plans and objectives are based on favorable weather conditions for its outdoor restaurants, assumptions that the Company's tropical island paradise theme will be accepted in markets outside Philadelphia, that competitive conditions within the theme restaurant and entertainment industries will not change materially or adversely and that there will be no unanticipated material adverse change in the Company's operations or business. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that its assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements included in this Prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein particularly in view of the Company's early stage operations, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

                               USE OF PROCEEDS


   The net proceeds to the Company from the sale of the Shares offered hereby, after deducting underwriting discounts and commissions and estimated offering expenses, are estimated to be approximately $4.62 million (or approximately $5.4 million if the Over-Allotment Option is exercised in full). The Company intends to apply the net proceeds approximately as follows:


                                                       Amount       Percentage
                                                    ------------   ------------
Development of KatManDu restaurant/nightclubs:
  Additional 2-3 KatManDu restaurant/nightclubs      $1,518,000        32.9%
  KatManDu-Trenton  .............................       750,000        16.2%
Repayment of Debt:
  June 1996 Financing  ..........................       550,000        11.9%
  Loans from Affiliates  ........................       125,000         2.7%
  Loans from Non-Affiliates  ....................       105,000         2.3%
Payment of Delinquent Taxes  ....................       220,000         4.8%
Consulting Fee Due Representative  ..............        72,000         1.5%
Working Capital  ................................     1,280,000        27.7%
                                                    ------------   ------------
    Total  ......................................    $4,620,000       100.0%
                                                    ============   ============


   In addition to KatManDu-Trenton, the Company plans to develop one additional restaurant/nightclub in 1997 (i.e., KatManDu-Baltimore) and one or two more in 1998. Based on current estimates of the cost of developing a KatManDu restaurant/nightclub and the Company's site selection criteria, the Company is allocating approximately $3.4 million to the development of such restaurant/nightclubs. In addition to the proceeds of this Offering, each new KatManDu restaurant/nightclub will be financed out of cash flow from operations and other forms of site specific financing, such as mortgages, landlord concessions, vendor advertising and financing and equipment leases. The Company estimates that the costs of developing and opening a new restaurant/nightclub will range from $3.5 million to $5.0 million or more, depending upon location, site conditions, construction costs, site specific financing and size and type of the restaurant/nightclub. The total estimated cost of developing a new KatManDu restaurant/nightclub includes all costs relative to constructing, developing and opening a new restaurant/nightclub, including but not limited to architectural and design fees, permit costs, engineering costs, construction costs, initial food, liquor and merchandise inventory, furniture and fixtures, initial staffing and employee training costs, ground breaking and grand opening costs, and initial marketing and promotional costs. The Company expects that it will incur approximately $650,000 in preopening and related costs (including professional fees, licenses, and working capital) and $750,000 of inventory, fixtures and equipment in connection with the opening of each restaurant/nightclub. The Company may also utilize certain of the net proceeds to acquire and develop restaurant operations with formats and concepts complementary to those of the Company or to acquire existing restaurants for conversion to the Company's existing concepts. The Company does not presently have any agreements, commitments, plans or understandings concerning any specific acquisition.

   The Company has commenced the development of KatManDu-Trenton, which is scheduled to open in the second quarter of 1997. The Company is allocating approximately $750,000 of the net proceeds of this Offering to complete the development of KatManDu-Trenton. The Company currently estimates that the total cost of developing and opening KatManDu-Trenton, including development costs, construction costs, equipment, furniture, fixtures and pre-opening expenses, will be approximately $3.75 million, which will be financed in part, by the Construction Loan. The Construction Loan will be secured by the assets of T-Kat, a leasehold mortgage and will be guaranteed by the Company and Messrs. Silver and Harting personally. The balance of the development costs, approximately $1.25 million, will be paid by the Company. The Company has already incurred approximately $540,000 of such expenses, of which approximately $490,000 has been paid. Of such amount, approximately $400,000 has been paid out of the proceeds of the June 1996 Financing and the balance was paid from the Company's cash flow from operations. Upon completion of KatManDu-Trenton and the issuance of a certificate of occupancy with respect thereto, the Construction Loan will be repaid with the proceeds of the NJEDA Loan. No assurance can be given that KatManDu-Trenton will be successfully developed or that it will be developed at such costs.

   The Company will use $550,000 of the net proceeds from this Offering to repay the portion of the June 1996 Financing due upon the consummation of this Offering. The balance of the June 1996 Financing is due one year from the date of this Offering. The proceeds of the June 1996 Financing, $1.1 million in the aggregate, were used to purchase the Preefer Interests in connection with the settlement of the Preefer Litigation and to pay certain obligations and expenses of the Company, including expenses relating to this Offering. In addition, the Company has used approximately $400,000 of such proceeds to pay expenses relating to the development of KatManDu-Trenton.

   The Company will use approximately $125,000 of the net proceeds of this Offering to repay a short-term loan borrowed from 1809 Chestnut and approximately $105,000 to repay a short-term borrowing from Cherry, incurred in April 1996. The proceeds of such loans were used to pay preopening expenses relating to the 1996 season of KatManDu-Philadelphia.

   The Company will use approximately $220,000 of the net proceeds of this Offering to pay delinquent taxes owed to the City of Philadelphia and the State of Pennsylvania.

   The Company has agreed to pay the Representative $72,000 out of the net proceeds of this Offering in consideration for advisory and consulting services to be provided by the Representative during the one year period following this Offering.

   Working capital includes funds to be used for funding the anticipated increase in inventories, for general and administration expenses, and for other general corporate purposes.

   The Company believes that the estimated net proceeds to be received by the Company from this Offering, together with revenue from operations, will be sufficient to meet the Company's cash requirements for a period of at least 12 months following the date of this Prospectus, including the further development and completion of KatManDu-Trenton and the opening of at least one additional restaurant/nightclub (i.e., KatManDu-Baltimore). Thereafter, if the Company has insufficient funds for its needs, it may be required to seek additional funds from other sources. There can be no assurance that additional funds can be obtained on acceptable terms, if at all. If necessary funds are not available, the Company's business would be materially adversely affected.

   The foregoing represents the Company's best estimate of its expected use of the net proceeds of this Offering. The amounts actually expended for certain purposes described above may vary significantly depending on numerous factors, including but not limited to, the development of KatManDu-Trenton. The Company reserves the right to reallocate among the foregoing uses.

   Any proceeds from the exercise of the Over-Allotment Option, will be added to working capital.

                                CAPITALIZATION


   The following table sets forth the capitalization of the Company as of September 30, 1996 (i) on an actual basis giving effect to the Reorganization and (ii) as adjusted, to give effect to the receipt of the estimated net proceeds from the sale by the Company of the Shares offered hereby and the initial application thereof and the recognition of unamortized original issue discount of approximately $208,434 related to the portion of the June 1996 Financing being repaid out of the net proceeds of this Offering. The table should be read in conjunction with the Consolidated Financial Statements and notes thereto appearing elsewhere in this Prospectus.

                                                       September 30, 1996
                                                 -----------------------------
                                                   Actual(2)    As Adjusted(3)
                                                  -----------   --------------
                                                          (Unaudited)
Short term debt:
     Loan Payable -- June 1996 Financing Notes    $  550,000      $       --
     Loan Payable to related party  ...........      125,000              --
     Loan Payable -- other  ...................      104,969              --
                                                  -----------   --------------
     Total short-term debt  ...................   $  779,969      $       --
                                                  ===========   ==============
Long term debt:
     Loan Payable -- June 1996 Financing Notes    $  550,000      $  550,000
Stockholders' equity (deficit):
     Preferred Stock, par value $.001;
      5,000,000 shares authorized; no shares
        issued
        and outstanding .......................   $       --      $       --
     Common Stock, par value $.001;
        25,000,000 shares authorized; 1,000,000
        shares issued and outstanding --
        actual;
        2,000,000 shares issued and outstanding
        --
        as adjusted(1) ........................        1,000           2,000
     Additional paid-in capital  ..............    1,522,003       5,248,639
     Accumulated deficit  .....................     (721,595)       (963,029)
                                                  -----------   --------------
     Total stockholders' equity  ..............      801,408       4,287,610
                                                  -----------   --------------
     Total capitalization  ....................    1,351,408       4,837,610
                                                  ===========   ==============

------
(1) Excludes (i) 500,000 shares of Common Stock reserved for issuance under the Company's 1996 Stock Option Plan of which 50,000 shares are issuable upon exercise of outstanding options granted to certain officers, employees, directors of and consultants to the Company, at an exercise price equal to the initial public offering price per Share, and (ii) 100,000 shares of Common Stock issuable upon exercise of the Representative's Warrant. See "Management" and "Principal Stockholders" and "Underwriting."

(2) Includes (i) the proceeds from the June 1996 Financing and the issuance of 110,784 shares of Common Stock in connection therewith; (ii) the repayment of certain liabilities to related parties; (iii) the purchase of the Preefer Interests in connection with the settlement of the Preefer Litigation; (iv) a capital contribution to the Company of approximately $321,700 by certain principal stockholders of the Company, all of which occurred in June and July 1996; and (v) amortization of $86,700 of original issue discount attributable to 110,784 shares of Common Stock issued in connection with the June 1996 Financing. See "Management Discussion and Analysis of Financial Condition and Plan of Operation -- Liquidity and Capital Resources" and "Certain Transactions."

(3) Adjusted to reflect (i) the receipt of the estimated net proceeds from the sale of 1,000,000 Shares pursuant to this Offering at an assumed price of $6.00 per Share; (ii) the deferred offering expenses of approximately $925,364 relating to this Offering; (iii) the repayment of approximately $780,000 of loans including the repayment $550,000 principal amount of the June 1996 Financing Notes; and (iv) a charge to earnings in the amount of $208,434 representing the unamortized original issue discount attributable to the 39,950 shares of Common Stock issued with respect to the June 1996 Financing Notes which are being repaid out of the proceeds of this Offering. See "Certain Transactions."

                                   DILUTION


   The negative net tangible book value of the Common Stock at September 30, 1996 was approximately $829,608 or $.83 per share. Net tangible book value per share equals the Company's total stockholders' equity, less the Company's intangible assets of $1,631,016, divided by the number of shares of Common Stock outstanding. After giving effect to the sale by the Company of the Shares offered hereby (and after deducting the underwriting discount and the estimated offering expenses and assumes the Over-Allotment Option is not exercised), the pro forma net tangible book value at September 30, 1996 would have been $3,790,392, or $1.90 per share. This represents an immediate increase in pro forma net tangible book value of $2.73 per share to current stockholders and an immediate dilution of $4.10 (approximately 68%) per share to new investors purchasing Shares in this Offering. Dilution is determined by subtracting (i) pro forma net tangible book value per share after this Offering from (ii) the amount of cash paid by a new investor for a Share of Common Stock. The following table illustrates the per Share dilution:

 Initial public offering price of one Share  .......................               $6.00
     Net tangible book value per share before this Offering(1)  ....   ($ .83)
     Increase per share attributable to new investors  .............    $2.73
                                                                       --------
Pro forma net tangible book value per share after this Offering (2)                $1.90
                                                                                  -------
Dilution per Share to new investors  ...............................               $4.10
                                                                                  =======

------
(1) Net tangible book value reflects receipt of the proceeds of the June 1996 Financing and the related issuance of 110,784 shares of Common Stock in connection therewith. In addition, it reflects (i) the purchase of the Preefer Interests in connection with the settlement of the Preefer Litigation, (ii) the payment of related party loans and (iii) receipt of a capital contribution from certain principal stockholders. See "Certain Transactions" and "Management's Discussion and Analysis of Financial Condition and Plan of Operation -- Liquidity and Capital Resources." Finally, net tangible book value includes architectural, engineering and other construction costs of approximately $540,000 incurred in connection with the tenant improvements made to the KatManDu-Trenton restaurant/nightclub site.

(2) If the Over-Allotment Option is exercised in full, the net tangible book value would be $4,573,392 and dilution per Share to new investors would be $3.87 (64.5%). The above table assumes no exercise of outstanding options or warrants.

   The following table sets forth as of September 30, 1996, the number and percentage of shares purchased, and the amount and percentage of cash and other consideration paid by existing stockholders for shares of Common Stock purchased from the Company and by new investors (before deduction of the underwriting discount and other estimated offering expenses):

                                                         Total Cash and Other
                                Shares Purchased             Consideration
                            ------------------------   -------------------------
                                                                                      Price
                               Number       Percent       Amount       Percent      Per Share
                             -----------   ---------    ------------   ---------   -----------
Existing Stockholders(1)      1,000,000       50%       $1,523,003        20%         $1.52
Public Investors  ........    1,000,000       50%       $6,000,000        80%         $6.00
                             -----------   ---------    ------------   ---------   -----------
     Total  ..............    2,000,000       100%      $7,523,003       100%

------
(1) Includes a capital contribution of approximately $321,700 made by certain stockholders in June and July 1996 and original issue discount of approximately $664,700 attributable to the issuance of 110,784 shares of Common Stock in connection with the June 1996 Financing.

                               DIVIDEND POLICY

   Historically, the Company has distributed all of its profits to its shareholders. For the years ended December 31, 1995 and 1994 such distribution amounted to, approximately, $456,000 and $400,000, in the aggregate, respectively. Through September 30, 1996, the Company has distributed approximately $358,000, in the aggregate, to its shareholders.

   The Board of Directors does not intend to pay out any cash dividends on the Company's Common Stock in the foreseeable future. The Board of Directors presently intends to retain all earnings, if any, to finance the development and opening of additional restaurant/nightclubs. The payment of dividends in the future, if any, will be at the discretion of the Board of Directors and will depend upon such factors as earnings levels, capital requirements, the Company's financial condition and other factors deemed relevant by the Board of Directors.

                          SELECTED FINANCIAL DATA(1)

   The selected financial data of the Company presented below have been derived from the Consolidated Financial Statements of the Company, which have been audited by Arthur Andersen, LLP, independent public accountants. The selected balance sheet data of the Company for the nine months ended September 30, 1996, have been derived from financial statements which are not audited, but in the opinion of management, such financial statements include all adjustments necessary for a full presentation of the position and results of operations as of such date and for such period. Results of operations for the nine months ended September 30, 1995 and September 30, 1996 are not necessarily indicative of results for the full year. The following selected financial information should be read in conjunction with the Consolidated Financial Statements and the related Notes thereto and with "Management's Discussion and Analysis of Financial Condition and Plan of Operations" included elsewhere in this Prospectus.

SELECTED FINANCIAL DATA:

                                                                                      For the Nine
                                                    For the Years ended               Months ended
                                                       December 31,                  September 30,
                                               ----------------------------   ----------------------------
                                                    1994           1995           1995           1996
                                                ------------   ------------    ------------   ------------
                                                                               (Unaudited)    (Unaudited)
Net revenue(2)  .............................    $2,773,042     $2,865,751     $2,859,624     $2,740,235
Food and beverage, promotional merchandise  .       633,117        620,099        593,868        619,806
General and administrative, rent expense to
  related party .............................     1,723,594      1,742,898      1,635,641      1,610,049
Corporate overhead(3)  ......................       122,038        164,628        141,777        230,332
Compensation expense(4)  ....................            --             --             --        135,168
Amortization of deferred financing costs  ...            --             --             --         86,700
Interest expense, net  ......................        67,119         65,612         43,190         39,678
                                                ------------   ------------    ------------   ------------
Income before minority interest  ............    $  227,174     $  272,514     $  445,148     $   18,502
Minority interests(5)  ......................       (22,717)       (27,251)       (44,515)        (1,496)
                                                ------------   ------------    ------------   ------------
Net income  .................................    $  204,457     $  245,263     $  400,633     $   17,006
                                                ============   ============    ============   ============
Net income per common share  ................    $      .20     $      .25     $      .40     $      .02
                                                ============   ============    ============   ============
Weighted average number of shares
  outstanding(6) ............................     1,000,000      1,000,000      1,000,000      1,000,000
                                                ============   ============    ============   ============
Pro forma provision for income taxes(7)  ....    $   83,100     $   99,600     $  172,000     $    6,800
                                                ------------   ------------    ------------   ------------
Pro forma net income before cumulative
  effect of accounting change (7) ...........    $  121,357     $  145,663     $  228,633     $   10,206
Cumulative effect of accounting change for
  income taxes(7) ...........................       (22,100)            --             --             --
                                                ------------   ------------    ------------   ------------
Pro forma net income (7)  ...................    $  143,457     $  145,663     $  228,633     $   10,206
                                                ============   ============    ============   ============
Pro forma net income per share (7)  .........    $      .14     $      .15     $      .23     $      .01
                                                ============   ============    ============   ============
Pro forma weighted average number of shares
  outstanding(6) ............................     1,000,000      1,000,000      1,000,000      1,000,000
                                                ============   ============    ============   ============

SELECTED BALANCE SHEET DATA:

                                                 AS OF DECEMBER 31       AS OF SEPTEMBER 30,
                                                1994          1995               1996
                                             -----------   -----------    -------------------
                                                                             (UNAUDITED)
Cash and cash equivalents  ...............    $  92,838     $  19,768        $   285,886
Property and equipment, net  .............      628,972       515,835            459,487
Total assets  ............................      797,212       664,919          2,938,715
Loans payable -- June 1996 Financing
  Notes ..................................           --            --          1,100,000
Loan payable, related parties  ...........      559,010       405,158            125,000
Loan payable, other  .....................           --            --            104,969
Total current liabilities  ...............      989,148       985,838          1,550,579
Stockholders (deficit) equity  ...........     (204,071)     (357,647)           801,408
Working capital (deficiency)  ............     (864,927)     (921,523)        (1,241,707)

------
(1) The Selected Financial Data gives effect to the Reorganization and sets forth on a combined basis the operations of KIP, Kat Corp., T-Kat and Urban Renewal. See "The Company" and "Reorganization."

(2) KatManDu-Philadelphia is only open from mid-April through mid-September. Accordingly, the Company historically has had no revenues for the first and fourth calendar quarters. See "Risk Factors -- Quarterly Fluctuations In Results of Operations; Seasonality" and "Management's Discussion and Analysis of Financial Condition and Plan of Operation."

(3) The Company has entered into employment contracts with Messrs. Silver and Harting increasing their individual annual compensation from $54,000 to $100,000 cash for the first year following the consummation of this Offering and to $150,000 in each of the two years thereafter. In addition, Messrs. Silver and Harting can each earn an additional $50,000 in the first year of their employment agreements if the Company operates three restaurant/nightclubs by the end of such year. Thereafter, their respective base salaries will increase to $150,000 per annum provided the Company is operating 3 restaurant/nightclubs. See "Management."

(4) The Company issued an aggregate of 47,000 shares of Common Stock to certain employees of the Company. Such shares may not be sold or otherwise transferred prior to April 1, 2001 and are also subject to forfeiture if the employee's employment with the Company is terminated. For financial accounting purposes, compensation expense was charged in the amount of $135,168 in the first quarter of 1996. See note 11(f) to the Consolidated Financial Statements.

(5) The Preefer Interests are reflected as a "minority interest" for all periods presented. The purchase of the Preefer Interests has been reflected using the purchase method of accounting. Of the total amount paid for the Preefer Interests in settlement of the Preefer Litigation ($225,000), $98,284 is being amortized over a 15 year period. See note 10 to the Consolidated Financial Statements.

(6) Weighted average number of shares outstanding for both historical and pro forma amounts, gives effect to the Reorganization and the issuance of 110,784 shares of Common Stock in connection with the June 1996 Financing of which 39,950 shares were issued to holders of the June 1996 Financing Note, which are being repaid out of the proceeds of this Offering. See "Reorganization" and "Certain Transactions."

(7) Prior to the consummation of this Offering, the Company has not been subject to income taxes. Upon consummation of this Offering, the Company will be subject to federal corporate income taxes and Pennsylvania and New Jersey corporate income taxes. Accordingly, pro forma net income and pro forma net income per share for certain periods presented reflects a provision for income taxes as if the Company had been subject to federal and state income taxes. See note 7 to the Consolidated Financial Statements.

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND PLAN OF OPERATIONS

   This Management's Discussion and Analysis of Financial Condition and Plan of Operations and other parts of this Prospectus contain forward-looking information that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated by such forward-looking information. Factors that may cause such differences include, but are not limited to, those discussed under "Risk Factors" and elsewhere in this Prospectus. This Management's Discussion and Analysis of Financial Condition and Plan of Operations should be read in conjunction with the Company's consolidated financial statements and notes thereto, included elsewhere in this Prospectus.

OVERVIEW

   The Company owns and operates a restaurant/nightclub featuring live musical entertainment and dancing in a "mythical tropical island paradise" setting. KatManDu-Philadelphia, a 17,425 square foot restaurant/nightclub facility located on the Delaware River waterfront in Philadelphia, Pennsylvania, opened in May 1991. The total cost of developing, constructing and opening KatManDu-Philadelphia was approximately $1.12 million, which included approximately $630,000 for the design and construction, $441,000 for equipment, furniture and fixtures and $47,000 for other costs. The restaurant area of KatManDu-Philadelphia has a seating capacity of 160 to 180 persons. In addition, there is a 100 linear foot bar in an approximate 1,600 square foot main bar area (the "Main Bar") that can accommodate up to 250 people and a 4,400 square foot nightclub area that contains a dance floor, full-service "Tiki" bar, performance stage and deejay booth and which can accommodate another 1,200 persons. Rental payments under the lease for the premises occupied by KatManDu-Philadelphia (the "Philadelphia Lease") currently are $50,000 per year. In March 1997 the annual rent under the Philadelphia Lease will increase to the greater of (i) $50,000 increased by a cost of living adjustment and (ii) 4% of KatManDu-Philadelphia's gross income. Because it is an outdoor facility, KatManDu-Philadelphia is operational only 5 months a year from mid-April through mid-September.

   KatManDu-Trenton. The Company plans to open a second restaurant/nightclub, KatManDu-Trenton, in the second quarter of 1997. KatManDu-Trenton will be located on the Delaware River waterfront in Trenton, New Jersey in an area that has been designated for development. As part of this program, a new stadium was completed in 1995 to be used by the Trenton Thunder minor league baseball club and as a venue for concerts. The Company will incur significant expenses during the next five months to complete the development of KatManDu-Trenton. The Company estimates that the total cost of developing and opening KatManDu-Trenton will be approximately $3.75 million which includes approximately $2.25 million for construction costs, $625,000 for furniture, fixtures and equipment and the balance for other costs. The total cost of developing KatManDu-Trenton will be financed with the proceeds of the Construction Loan, the proceeds of the June 1996 Financing, cash flow from operations and the net proceeds of this Offering. Upon completion of KatManDu- Trenton and the issuance of a certificate of occupancy with respect thereto, the Construction Loan is expected to be repaid with the proceeds of the NJEDA Loan. As of September 30, 1996, project development costs, such as architectural and engineering fees, general contractor costs, legal costs and permitting and licensing fees, for KatManDu-Trenton were approximately $540,000, of which $490,000 has been paid.

   Plan of Operation. Immediately following this Offering the Company will not generate any revenue until the second quarter of 1997 when KatManDu-Trenton is expected to commence operations and KatManDu-Philadelphia commences its 1997 season. Future revenues and profits of the Company will depend upon various factors, including the continued success of KatManDu-Philadelphia, the success of KatManDu-Trenton, the opening of additional restaurant/nightclubs, market acceptance of the KatManDu concept and general economic conditions. In addition to the continued seasonal operation of KatManDu-Philadelphia and the continued development and, ultimately, the operation of KatManDu-Trenton, the Company's plan of operation for the next 12 months is to develop at least one additional restaurant/nightclub (i.e., KatManDu-Baltimore). The Company believes that cash flow from operations, together with the proceeds from this Offering will be sufficient to satisfy the Company's working capital requirements for at least the next 12 months.

   The Company further believes that cash flow from operations, the proceeds of this Offering and other forms of site specific financing (i.e., landlord contributions, vendor financing, vendor advertising, equipment leases, and mortgage financing) should be sufficient to develop one additional restaurant/nightclub in 1997 (i.e. KatManDu-Baltimore) and one or two additional restaurant/nightclubs in 1998. The Company estimates that the costs of developing and opening a new restaurant/nightclub will range from $3.5 million to $5.0 million or more depending upon location, site conditions, construction costs, and size and type of the restaurant/nightclub. This sum represents all costs relative to constructing, developing and opening a new restaurant/nightclub, including but not limited to architectural and design fees, permit costs, engineering costs, construction costs, initial food, liquor and merchandise inventory, furniture and fixtures, initial staffing and employee training costs, ground breaking and grand opening costs, and initial marketing and promotional costs. The Company expects that it will incur approximately $650,000 in preopening costs and related costs and purchase approximately $750,000 of inventory, fixtures and equipment in connection with the opening of each restaurant/nightclub. Generally, the Company will capitalize the construction costs relating to the construction of a new restaurant/nightclub, and will treat all preopening costs, including the cost of hiring and training the initial workforce, travel, promotion and advertising expenses, as period costs and expense them as incurred. The Company may require additional capital in the future through securities offerings and debt financings to expand its business operations if cash flow from operations is less than anticipated and/or site specific financing is not available on terms acceptable to the Company.

   There can be no assurance that the Company will successfully implement its expansion plans, in which case the Company will continue to be dependent on the revenues from KatManDu-Philadelphia and, eventually, KatManDu-Trenton as well. The Company also faces all of the risks, expenses and difficulties frequently encountered in connection with the expansion and development of a new business. Furthermore, to the extent the Company's expansion strategy is successful, it must manage the transition to multiple site operations, higher volume operations, the control of overhead expenses and the addition of necessary personnel.

GENERAL

   KatManDu-Philadelphia is exclusively an outdoor facility and, therefore, is only open from mid-April through mid-September. The 1996 season began on April 19th and ended on September 21st. In 1995 the season began on April 20th and ended on September 21st. KatManDu-Trenton will operate year-round and is expected to commence operations in the second quarter of 1997.

   The Company's revenues are derived, generally, from sales of food and beverages, gate charges, banquet fees and sales of promotional merchandise. Revenue is generated primarily from the sale of food and beverages, both alcoholic and non-alcoholic. In addition, there is a "gate charge" collected from patrons as they enter the restaurant. The gate charge ranges from $3.00 to $7.00 and is collected daily after 8:30 p.m. and beginning at 2:00 p.m. on Saturdays and Sundays. Finally, the Company derives revenue from the sale of promotional merchandise (i.e., T-shirts, sweatshirts, caps, jackets, bags, etc.). To date, merchandise sales have constituted only a small portion of total revenues -- less than 3%. The Company will attempt to increase its sale of promotional merchandise as a percentage of total revenues through more aggressive marketing of the KatManDu concept to its customers and by increasing the amount of floor space in each unit reserved for the display and sale of such merchandise. For example, in KatManDu-Philadelphia the retail area occupies approximately 80 square feet. In KatManDu-Trenton, the retail area has been allocated approximately 260 square feet. However, there can be no assurance that an increase in the amount of retail area will result in higher sales. Also, there can be no assurance that the Company will be able to continue to use the term "KatManDu" on or in connection with merchandise sales. See "Risk Factors -- Intellectual Property; Proprietary Marks."

   The Company's principal costs are food and beverage costs, merchandise costs and general and administrative expenses. General and administrative expenses include all corporate and administrative functions that serve to support existing operations and provide an infrastructure to support future growth. Management, supervisory and staff salaries, employee benefits, travel, data processing, training, rent and office supplies are major items of expense in this category. The more substantial costs (i.e., food, beverage and labor) are variable. Management projects that when a new KatManDu restaurant/nightclub opens, it will incur higher than normal levels of labor costs as new personnel complete training. Management believes, however, that as the new staff gains experience, hourly labor schedules over the ensuing 30-60 day period will be gradually adjusted to provide operating efficiencies similar to those at KatManDu-Philadelphia.

QUARTERLY FLUCTUATIONS IN REVENUES, SEASONALITY AND INFLATION

   The restaurant business in general is subject to seasonal fluctuations. KatManDu-Philadelphia generally is only open from mid-April through mid-September. For the rest of the year, it has no revenues even though it has expenses. Therefore, after consummation of this Offering, the Company will not generate any revenues until the second quarter of 1997 when KatManDu-Trenton is expected to commence operations and the new season begins for KatManDu-Philadelphia. Even then, there can be no assurance that KatManDu-Trenton will generate any sufficient revenues, if at all, to cover the Company's expenses.

   The timing of new restaurant/nightclub openings will result in significant fluctuations in quarterly results. It is expected that revenues will be greatest in the third quarter as a result of seasonal traffic increases. In addition, KatManDu-Philadelphia is solely an outdoor facility. Accordingly, the performance of KatManDu-Philadelphia is further subject to weather conditions. Rain and below normal temperatures, particularly on weekends, such as was the case for the 1996 season, has had and, may in the future have, an adverse impact on its operations. KatManDu-Trenton and, it is anticipated, most subsequent restaurant/nightclubs will have both indoor and outdoor restaurant/nightclubs. Accordingly, they will have revenues all year-round and the weather will not be as much of a factor.

   The primary inflationary factors affecting the Company's operations include food, beverage and labor costs. In addition, the Company's leases require the Company to pay taxes, maintenance, repairs and utilities, and these costs are subject to inflationary increases. The Company believes low inflation rates have contributed to relatively stable costs. There is no assurance, however, that low inflation rates will continue.

RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

   General. For the nine months ended September 30, 1996, the Company had a net profit of $17,006 on gross revenues of $2,805,601 compared to a net profit of $400,633 on gross revenues of $2,947,174 for the period ending September 30, 1995. The reduction in net profits of $383,627 is primarily attributable to a non- cash charge to earnings of $135,168 relating to stock issued to certain employees of the Company for services rendered, of $86,700 relating to amortization of original issue discount incurred in connection with the June 1996 Financing and lower sales due to cold and inclement weather conditions and the resultant loss of profits thereon. Gross margins on food and beverage sales (including banquet sales) generally remained constant at 76% and 77% for the nine months ended September 30, 1996 and September 30, 1995, respectively. On an operating basis, the Company earned $238,874 for the nine months ended September 30, 1996, representing approximately a 40% decrease from the comparable period in the prior year. Operating income is net of the costs and expenses incurred with respect to the construction and development of KatManDu-Trenton.

   Revenues. Net revenues (which represents gross revenues less promotional beverage and meal disallowances) was $2,740,235 for the nine months ended September 30, 1996 compared to $2,859,624 for the nine months ended September 30, 1995. Gross revenues by category for the nine months ended September 30, 1996 and 1995 are set forth in the table below. Food revenues are comprised of the sale of food, non-alcoholic beverages and promotional food sales. Beverage revenues are comprised of the sale of liquor, beer, wine and promotional liquor sales.

                   Period ending                       Period Ending
                   September 30,     Percentage of     September 30,     Percentage of     Percentage Increase
                       1996          Gross Revenue          1995         Gross Revenue         (Decrease)
                  ---------------   ---------------    ---------------   ---------------   -------------------
Food  .........     $  672,600             24%           $  712,549            24%                  (6%)
Beverage  .....      1,502,994             54%            1,621,353            55%                  (7%)
Gate  .........        338,565             12%              396,123            13%                 (15%)
Banquet  ......        219,584              7%              147,951             5%                  48%
Merchandise  ..         59,003              2%               45,513             2%                  30%
Miscellaneous           12,855              1%               23,685             1%                 (46%)
                  ---------------   ---------------    ---------------   ---------------   -------------------
Total  ........     $2,805,601            100%           $2,947,174           100%                  (5%)


   The decrease in gross revenues for the period ended September 30, 1996 from the earlier comparable period is attributed to the impact of cold and inclement weather on the KatManDu-Philadelphia outdoor restaurant/nightclub. Accordingly, the number of dining and bar patrons decreased and revenue from gate charges decreased approximately 15% due to the impact of these adverse weather conditions.

   Costs and Expenses. Total costs and expenses (excluding non-cash compensation expenses) for the nine months ended September 30, 1996 were $2,460,187 compared to $2,371,286 for the nine months ended September 30, 1995. As a percentage of gross revenues, total costs and expenses (excluding non-cash compensation expenses) for the periods ended September 30, 1996 and 1995 were 88% and 80%, respectively. Restaurant operating expenses consist primarily of food and beverage costs, occupancy costs and labor costs. Food and beverage costs (including banquet costs) increased to 24% of the related revenue during the first nine months of fiscal 1996 from 23% in the first nine months of fiscal 1995. Food costs increased to 31% of food sales for the nine month period ended September 30, 1996 from 29% for the nine month period ended September 30, 1995. Liquor costs decreased to 19% of liquor sales for the nine month period ended September 30, 1996 from 20% for the nine month period ended September 30, 1995. Merchandise costs were 75% of merchandise sales for the nine month period ended September 30, 1996 compared to 77% in the comparable 1995 period.

   General administrative expenses, consisting primarily of labor, occupancy (including rent to a related party) and other direct unit operating costs were $1,610,049 for the nine months ended September 30, 1996 compared to $1,635,641 for the nine months ended September 30, 1995, and as a percentage of gross revenues, increased to 57% in the first nine months of fiscal 1996 from 55% in the first nine months of 1995. Such increase was primarily due to lower revenues in 1996. Total payroll (excluding employee benefits) for the period increased to $640,814 from $567,001 in the prior period, or by 13%. This increase was attributable to the hiring of additional service management personnel and increases in compensation payable to other executives in anticipation of the Company's expansion.

   Corporate overhead consisting principally of payroll costs relating to the Company's senior management, increased to $230,332 through September 30, 1996 from $141,777 through September 30, 1995. As a percent of gross revenues, corporate overhead expenses increased to 8% of gross revenues from 5% for the periods in question. Commencing on the day this Offering is consummated, the annual salaries of each of Messers. Silver and Harting will increase to $100,000 for the first year following the consummation of this Offering. In addition, Messrs. Silver and Harting can each earn an additional $50,000 in the first year following this Offering if the Company operates three restaurant/nightclubs by the end of the first year following the closing of this Offering. Thereafter, their respective base salaries will increase to $150,000 per annum provided the Company is operating 3 restaurant/nightclubs.

   Interest Income (Expense), Net. Interest income was negligible during the respective nine months ended September 30, 1996 and 1995. Net interest expense decreased to $39,678 through September 30, 1996 from $43,190 through September 30, 1995 due primarily to decreases in the principal indebtedness of the Company. However, the majority of such loans had been repaid as of September 30, 1996.


   Net Income After Taxes (Pro Forma). Pro forma net income after taxes for the nine months ended September 30, 1996 was $10,206 compared to $228,633 for the nine months ended September 30, 1995.


RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

   Revenue. Gross revenues increased 3.3% to $2,953,301 in 1995 from $2,860,223 in 1994. This was primarily due to a more successful advertising and promotion strategy as well as more favorable weather conditions in the latter half of the season. Food and beverage revenues were $2,487,085 in 1995, representing 84.2% of gross revenues versus $2,451,992, or 85.7%, in 1994. This percentage decline reflects increases in revenues from other sources, such as gate charges and sales of promotional merchandise. Sales of promotional merchandise increased 24.7% to $45,793 in 1995 from $36,713 in 1994 as a result of a broader selection, better quality goods and a more concerted selling effort. One of the Company's business goals is to increase sales of promotional merchandise as a percentage of total revenues. Accordingly, the selection offered has been expanded in the current year as well as the amount of floor space devoted to selling such merchandise.

   Costs and Expenses. Costs and expenses, as a percentage of net revenues was approximately 88.2% in 1995 and 89.4% in 1994. This primarily resulted from improved operating efficiencies and cost controls. Food and beverage costs decreased by $27,280 to $585,115 in 1995 from $612,395 in 1994. Thus, as a percentage of revenues, food and beverage costs decreased to 20.42% in 1995 from 22.08% in 1994. Payroll for management and operations personnel, not including employee benefits and officers' payroll, totaled $438,795 or 15.31% of net revenues in 1995 and $499,409 or 18.01% of net revenues in 1994. Advertising and promotion declined to 4.4% of net revenues in 1995, from 6.4% of net revenues in 1994. The cost for bands and musicians also decreased in 1995 to 7.6% of net revenues from 10.1% of net revenues in 1994.

LIQUIDITY AND CAPITAL RESOURCES

   Since inception, the principal capital requirement of the Company has been funding KatManDu-Philadelphia (including furniture, fixtures and equipment therein). The Company has been able to meet its capital requirements through cash flow generated by KatManDu-Philadelphia and by borrowing funds from various sources, including related parties. As of December 31, 1995, the Company had cash on hand of $19,768, a working capital deficiency of $921,523 and had total liabilities of $1,022,566 of which $455,423 was owed to related parties. As of September 30, 1996, cash and cash equivalents on hand was $285,886, the working capital deficiency was $1,241,707 and total liabilities were $2,137,307 of which $125,000 was owed to related parties. Such amounts include the aggregate principal amount of the June 1996 Financing Notes, one half of which will be repaid upon the successful completion of this Offering and the balance of which is due one year from the consummation of this Offering. If this Offering is not completed, none of such Notes are due until May 31, 1998. In addition, as of December 31, 1995, the sum of the undistributed profits attributable to the Preefer Interests and the principal and accrued interest on the obligations related to the Preefer Interests was approximately $125,000. In June 1996, the Preefer liabilities were satisfied as the Company purchased the interests for an aggregate of $225,000.

   Since 1994, the Company has also been funding the development of KatManDu-Trenton. The Company has recently entered into a lease (the "Trenton Lease") pursuant to which it has the right to occupy a 21,500 square foot site which includes a 10,000 square foot landmark building on the Delaware River waterfront in Trenton, New Jersey, and to develop and operate therein a KatManDu restaurant/nightclub. The Trenton Lease is a 30-year lease. Rent payable under the Trenton Lease is 2% of revenues derived from KatManDu-Trenton but may not be less than $50,000 nor more than $100,000 per year, which amount will increase every three years to reflect the increase in the consumer price index for the Philadelphia/New Jersey region over such period. In addition, the Company is responsible for all real estate taxes and operating expenses attributable to the property. The Company anticipates that KatManDu-Trenton will be complete and open to the public in the second quarter of 1997.

   As of September 30, 1996, the Company has incurred approximately $540,000 of expenses in connection with the development of KatManDu-Trenton. It is anticipated that the total cost of developing and opening KatManDu-Trenton will be $3.75 million which amount includes all pre-opening expenses as well as the cost of furniture, fixtures and equipment. The Company has obtained a $2.5 million Construction Loan from Equity National Bank to develop KatManDu-Trenton. In addition, through September 30, 1996, the Company has paid approximately $490,000 towards the development of KatManDu-Trenton. The balance of the development costs will be paid out of the proceeds of this Offering. Accordingly, the Company is dependent on the proceeds of this Offering to complete the development of KatManDu-Trenton. Upon completion of the development of KatManDu-Trenton and the issuance of a certificate of occupancy with respect thereto, it is anticipated that the proceeds of the NJEDA Loan will be used to repay the Construction Loan.

   In June 1996, the Company successfully completed the sale of the June 1996 Financing Notes, in the aggregate principal amount of $1.1 million, to accredited investors. The June 1996 Financing Notes bear interest at 10% per annum, payable monthly in arrears. In addition, the Company issued 110,784 shares of Common Stock to the purchasers of the June 1996 Financing Notes. One-half of the aggregate principal amount of the June 1996 Financing Notes will be due upon the completion of this Offering and the balance will be due one year from such date. If this Offering is not completed all of such Notes are due May 31, 1998. In the event a closing with respect to this Offering has not occurred prior to February 28, 1997, the Company has the option to redeem the shares of Common Stock issued to the purchasers of the June 1996 Financing Notes at a fixed price which increases over time. Said option may be exercised by the Company only if it has repaid the entire principal balance of and accrued interest on the June 1996 Financing Notes.

   To date, the Company has expended all of the proceeds of the June 1996 Financing. Of such amount, $225,000 was used to purchase the Preefer Interests in connection with the settlement of the Preefer Litigation, approximately $400,000 has been used to pay expenses related to the development of KatManDu-Trenton and approximately $215,000 was used to pay expenses in connection with this Offering. The balance was used to pay other obligations and expenses of the Company and for working capital. The repayment of the June 1996 Financing Notes will result in a non-recurring, non-cash charge to equity of approximately $664,700, representing original issue discount attributable to the issuance of 110,784 shares of Common Stock to the purchasers of the June 1996 Financing Notes. Such amount will be amortized over the stated term of such Notes resulting in an earnings charge of $86,700 per quarter. The Company expects an additional earnings charge of $208,434 in the first quarter of 1997 when June 1996 Financing Notes, having an aggregate principal balance of $550,000 are repaid upon consummation of this Offering. See "Use of Proceeds" and "Certain Transactions."


   Future KatManDu restaurant/nightclubs will be financed, in part, with the proceeds of this Offering remaining after completion of KatManDu-Trenton, cash flow from operations and other forms of site specific financing, such as landlord concessions, mortgage financings, vendor financing, vendor advertising and equipment leases. In the event cash flow from operations and/or site specific finance is insufficient for the Company to meet its expansion plans, the Company will be required to seek other forms of financing, including, possibly, the sale of equity and debt securities. There are no assurances that such financing will be available or if available, that the terms of such financing will be acceptable or favorable to the Company.

   Management believes that the net proceeds of this Offering and cash flow from operations will be sufficient to meet the Company's working capital requirements for the next 12 months. Virtually all of the Company's revenues are collected in cash or pursuant to credit card processing. Food and beverage inventories are expected to increase in relation to trade accounts payable.

FINANCIAL REPORTING

   In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to Be Disposed Of" ("SFAS 121"). This statement establishes financial accounting and reporting standards for the impairment of long lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long lived assets and certain identifiable intangibles to be disposed of. This statement is effective for financial statements for fiscal years beginning after December 15, 1995, although earlier application is encouraged. The Company does not expect that the adoption of SFAS 121 will have a material effect on its consolidated financial statements.

   The FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("SFAS 123"), which will require companies either to reflect in their financial statements or reflect as supplemental disclosure the impact on earnings and earnings per share of the fair value of stock based compensation using certain pricing models for the option component of stock option plans. It is the Company's intention to continue to account in its basic financial statements under the general philosophy of Accounting Principles Board Opinion No. 25, as allowed under the new standard, which measures only the intrinsic option value as compensation. Disclosure, as required by SFAS 123, will be made commencing with the Company's financial statements for the year ending December 31, 1996 and will reflect the impact of the compensation for options issued in 1996 in the Notes to the Consolidated Financial Statements. Accordingly, SFAS 123 has no impact on the financial position and results of operations for any period described herein.

                                   BUSINESS

   The Company owns and operates, under the name "KatManDu", a casual dining, outdoor restaurant/nightclub, located on the Delaware River waterfront in Philadelphia, Pennsylvania. KatManDu is designed to replicate a mythical tropical island paradise vacation setting by featuring quality food, friendly service, live musical entertainment and dancing. It is an outdoor restaurant/nightclub and is therefore open only from mid-April until mid-September. KatManDu-Philadelphia has a total area of approximately 17,425 feet. The dining area has a seating capacity of 160-180 persons. The nightclub area, approximately 4,400 square feet, can accommodate up to 1,200 persons and includes a stage for live performances, a sound booth for recorded music, a dance floor and a full service "Tiki" bar. In addition there is also a 1,600 square foot "Main Bar" area which includes a 100 linear foot bar and which can accommodate an additional 250 people. Finally, there is a small retail area of approximately 80 square feet that offers promotional merchandise.

   The Company is planning to open a second restaurant/nightclub in the second quarter of 1997 on a 21,500 square foot site on the Delaware River waterfront in Trenton, New Jersey ("KatManDu-Trenton"). The Company has entered into a 30-year lease for the site which includes a 10,000 square foot historic landmark building. KatManDu-Trenton is designed to operate year round, having separate indoor and outdoor restaurant/nightclubs, each with its own separate restaurant and nightclub areas and Main Bar. The outdoor restaurant/nightclub, which will only be used from mid-April through mid-September, will have a 2,400 square foot dining area with a seating capacity of 160-180 persons, a 800 square foot "Main Bar" area which includes an 80 linear foot bar which can accommodate approximately 200 people and a 4,100 square foot nightclub area, which includes a stage, a deejay booth, a dance floor and a full-service "Tiki" bar which can accommodate up to 900 persons. The indoor restaurant/nightclub will be open year round. In the summer season (mid-April through mid-September), weather permitting, the indoor stage will be disassembled and the nightclub area of the indoor restaurant/nightclub will be used as additional restaurant seating. It will have a total of approximately 5,000 square feet and will accommodate up to 350 people for dinner and cocktails or 100 people for dinner and up to 650 people in the nightclub area. In addition, KatManDu-Trenton will have a retail area of approximately 260 square feet for sales of the Company's promotional merchandise.

   The Company estimates that the total cost to develop, construct and open KatManDu-Trenton will be $3.75 million. The Company will finance this cost with the proceeds of the Construction Loan, proceeds of the June 1996 Financing, cash flow from operations and the proceeds of this Offering. In addition, the Company will use the proceeds of the NJEDA Loan to repay the Construction Loan upon completion of KatManDu-Trenton.


   The Company has commenced lease negotiations for a site in the Baltimore, Maryland inner harbor district. In addition, the Company is considering other sites in New York City, Atlantic City, Los Angeles, Las Vegas, Orlando and Miami. No assurance can be made, however, that the Company will lease or acquire sites in any of these cities.


   The Company believes that the popularity of theme restaurants in general, when combined with its high- quality, moderately-priced food, live musical entertainment and dancing will make KatManDu restaurant/nightclubs a destination restaurant for residents and tourists that will be able to compete with other theme restaurants. Management believes that the Company has refined its menu and overall restaurant operations and successfully demonstrated consumer acceptance of the KatManDu concept. KatManDu-Philadelphia has attracted a culturally diverse, multi-aged customer base. After dinner and on Saturday and Sunday afternoons and evenings, when live music is featured, KatManDu attracts young adults and active older adults drawn to its music-filled, environment. At other times KatManDu provides a more relaxed atmosphere appealing to business people and families. The Company's strategy is to develop and operate additional restaurant/nightclubs on waterfront and other locations in cities with favorable demographics where the KatManDu theme will have broad appeal to local residents and tourists. In addition to KatManDu-Trenton, the Company anticipates developing one other KatManDu restaurant/nightclub in 1997 (i.e., KatManDu-Baltimore) and one or two more in 1998 with the proceeds of this Offering, cash flow from operations and other site specific financing, such as landlord concessions, mortgages and capital leases.

INDUSTRY OVERVIEW: THEME RESTAURANTS

   In recent years theme restaurants have gained increasing popularity, as a number of such restaurants featuring a variety of different themes have opened. It is estimated that in 1996 the theme casual dining segment of the restaurant industry will have $1 billion of revenues and $5 billion in revenues by the year 2000. The two most popular and well known restaurants of this genre are Planet Hollywood(R) and Hard Rock Cafe(R), both of which combine an entertainment component with a casual dining atmosphere. Aside from enhancing the dining experience, the entertainment component also provides an additional revenue stream, predominantly from merchandise sales. Patrons of theme restaurants have evidenced a willingness to purchase souvenir T-shirts, hats, mugs, and other items bearing the logo and reflecting the lifestyle of the particular theme restaurant. These retail sales are typically at higher profit margins than food and beverage sales, inclusive of labor costs.

THE KATMANDU "TROPICAL ISLAND PARADISE" VACATION THEME

   Each KatManDu restaurant/nightclub will be modeled after KatManDu-Philadelphia in terms of decor, menu, entertainment and ambiance.

   "Tropical Island Paradise Theme." By replicating the outdoor island environment in well populated urban and suburban locations, KatManDu attempts to provide a short vacation-break feeling for its patrons. Each KatManDu restaurant/nightclub will be designed to simulate a tropical island paradise setting through use of multi-level natural wood decking, tenting, tropical foliage and large aquariums filled with exotic coral reef fish. Each KatManDu restaurant/nightclub will either be situated in a waterfront setting or in a setting simulating a waterfront location. In addition, the focal point for each KatManDu restaurant/nightclub will be a large centrally located, tent covered Main Bar serving a complete array of alcoholic and non-alcoholic drinks, many of them using tropical fruit juices and extracts with descriptive names evoking the tropical island paradise theme.

   Menu. Following its tropical island paradise theme, KatManDu has created a menu which draws on diverse culinary influences such as the Caribbean, the Middle East, Central America, Asian and traditional American. The menu features an eclectic array of regional specialties, such as Caribbean Black Bean Chile, Crab Quesadilla, Grilled Jamaican Chops, Thai Chicken, Shrimp Dim Sum, Crab Cakes, Mushroom Lasagna, Santa Fe Salad, Jambalaya, Grilled Salmon, Roasted Eggplant and Olive Hummus, sorbets served in natural lemon, coconut, peach and other casings, Chocolate Pecan Pie, Cheesecake and Key Lime Pie but also includes a wide variety of appetizers, soups, pastas, sandwiches, salads, burgers and full-platter entrees and deserts. Menu items are prepared on-site using fresh, quality ingredients. A children's menu is also available. The price range of salads and appetizers is $3.75 to $11.95. Lunch and dinner entrees range in price from $6.95 to $16.95 with daily specials which add a diverse and more expensive alternative. Portions are generous and significant attention is placed on presentation and preparation. Because the menu is not tied to any particular type of food or beverage, the Company can introduce and eliminate items based on local or current consumer trends without altering its tropical island paradise theme. The Company endeavors to hire experienced chefs and invests substantial time training kitchen employees to maintain consistent food preparation. Since the Company considers its extensive menu selection to be an important factor in its appeal, continuous attention is devoted to the development of new menu items.

   Nightclub Operations. Each KatManDu restaurant will include a large dance area and adjoining full-service "Tiki" bar, a stage for live musical entertainment and a deejay booth. The mood of the nightclub will be casual and informal. Musical entertainment is continuous, alternating between live shows and pre-recorded music. The entertainment format draws on an eclectic mix of musical styles generally referred to as World Music, which is designed to have universal appeal. Under this "World Music" banner, KatManDu-Philadelphia has established itself as a major venue for Reggae, Soca, Calypso and other Caribbean music, as well as Brazilian, Latin, Afro-Pop, traditional American Rhythm & Blues, Rock and Roll, and the latest in Modern Rock and New Music.

   The KatManDu music program is formulated and implemented by a house booking agent. The house booking agent maintains contacts with record company representatives, tour packages and booking agencies throughout the country and the world. Much of the information regarding new and exciting acts is gleaned from trade publications such as Billboard Magazine and general interest music publications such as Rolling Stone, Pulse, Spin, Reggae Report, and others. On-going involvement in talent booking and event promotion, has introduced KatManDu into the network of professional entertainment artists and agents. Through its reputation for major live music event presentations, KatManDu has developed its own talent base, including regional, national and international performers.

   Sound/Lighting/Ambiance. Sound and lights adjust through the afternoon and evening hours to create the desired level of energy and excitement within the dining environment. The ambiance of the restaurant is enhanced both by the display and exhibition of items intended to evoke a tropical island paradise theme and by the use of lighting and audio techniques.

RESTAURANT/NIGHTCLUB OPERATIONS

   KatManDu-Philadelphia operates seven days per week, from 11:30 a.m. until 2:00 a.m. from mid-April through mid-September. It is closed the rest of the year. KatManDu-Trenton has been designed as two separate, fully functional restaurant/nightclubs, one indoor and one outdoor. The outdoor area will be closed from mid-September through mid-April but the indoor area will be available for year-round use.

   The configuration of future KatManDu restaurant/nightclubs will generally follow the format of KatManDu-Philadelphia and KatManDu-Trenton, depending on whether they will be solely outdoor or year-round facilities. In addition, each restaurant/nightclub will take into account such factors as the size and location of the unit, local tastes, demographics and other relevant considerations.

EXPANSION PLANS AND SITE SELECTION

   The Company believes that the KatManDu concept has broader appeal than other theme-based restaurants. KatManDu-Philadelphia has attracted a culturally diverse, multi-aged customer base. After dinner and on Saturday and Sunday afternoons and evenings, when live music is featured, KatManDu-Philadelphia attracts young adults and active older adults drawn by its music filled environment and dancing. At other times, KatManDu-Philadelphia provides a more relaxed atmosphere appealing to business people and families. The Company's business strategy is to use the "KatManDu" theme developed and refined at KatManDu-Philadelphia in additional restaurant/nightclubs in other markets, particularly on waterfront sites. The Company believes that the KatManDu physical environment, ambiance, menu and live music and dance format can be replicated in other markets. Expansion will be facilitated by food, beverage and general managers trained at KatManDu-Philadelphia, a number of whom would be available for employment at new sites Unlike KatManDu-Philadelphia, most new restaurant/nightclubs are expected to operate on a year-round basis. While the Company has not yet arranged to purchase or lease sites in the areas being considered for future development other than Trenton, New Jersey, it has entered into lease negotiations for a site in the Baltimore, Maryland inner harbor district. The Company expects to develop one other KatManDu restaurant/nightclub in 1997 (i.e., KatManDu-Baltimore), and one or two more in 1998. The Company will target waterfront locations, in urban areas with favorable demographics, such as Atlantic City, New Jersey, the New York metropolitan area, Los Angeles, California, Las Vegas, Nevada, and Miami and Orlando, Florida.

   By expanding its operations and building additional KatManDu restaurant/nightclubs, the Company is seeking to increase its name brand recognition and establish a secondary meaning in the marketplace for "KatManDu." The Company believes that this will have a favorable impact on the Company's business operations, particularly with respect to merchandise sales.

   The Company plans to pursue a number of different expansion possibilities. First, the Company will seek to establish KatManDu restaurant/nightclubs in high profile, heavy-traffic, waterfront locations. The waterfront locations enhance the tropical island paradise sensation. In addition, by being in such locations, the Company believes its restaurants appeal to both destination customers as well as passers-by who are drawn to its visually and audibly exciting environment. The Company may acquire such sites outright, lease them and build the facility itself or enter into an arrangement where the owner of the property would develop the restaurant/nightclubs (build-to-suit). Secondly, the Company will consider locating future restaurants in malls and attempt to create the tropical island paradise setting through the use of artificial pools, foliage etc. The Company will also consider non-mall, high traffic entertainment complexes, such as multiscreen movie complexes, stadium venues and similar sites and will further consider joint venture arrangements with real estate developers or other theme restaurant companies.

   Typical KatManDu restaurants are expected to be between 20,000 and 30,000 square feet and cost between $3.5 million and $5.0 million or more to develop which includes the cost of furniture, fixtures and equipment and pre-opening expenses. The Company will seek to secure landlord contributions towards the development of new restaurant/nightclubs. However, the actual cost of developing a KatManDu restaurant/nightclub will be dependent on several factors, including, but not limited to, location, the Company's decision to lease or purchase the real property and to renovate an existing building or construct a new facility and the cost of labor and materials in the particular market.

   Successful expansion of the Company's operations will be largely dependent upon a variety of factors, some of which are currently unknown or beyond the Company's control, including: customer acceptance of the KatManDu concept in new geographic areas; the ability of the Company to identify suitable sites and to negotiate leases or purchases of such sites; timely and economic development and construction of facilities; the hiring of skilled management and other personnel; the ability of the Company to apply its standardized policies and procedures to a much larger number of facilities; the availability of adequate financing; the general ability to successfully manage growth (including monitoring restaurants, controlling costs and maintaining effective quality food and service controls); and the general state of the economy. The development of future restaurant/nightclubs will be financed from cash flow from operations, the proceeds of this Offering, mortgage and other site specific financing, including landlord concessions, build-out allowances, vendor financing and advertising and equipment leases. There can be no assurance the Company will be able to open new restaurant/nightclubs at the planned rate of expansion, or at all. In addition, further increases in the number of restaurant/nightclubs, or opening restaurant/nightclubs at a faster pace or cash flows at levels lower than currently anticipated will require additional debt or equity financings. No assurance can be given that cash flow from operations combined with these other financings, if any, will be sufficient to fund the cost of developing a new restaurant/nightclub. The Company may encounter difficulties obtaining adequate financing for expansion. In addition, it is expected that the opening of new restaurant/nightclubs will give rise to additional expenses associated with managing restaurants located in multiple markets. There is no assurance that suitable sites for additional restaurant/nightclubs will be obtained on desirable terms, that adequate financing for the Company's expansion plans will be obtained or that any additional restaurant/nightclubs, if developed, would be profitable.

MANAGEMENT AND EMPLOYEES

   The Company's ability to manage a complex operation will be central to its overall success. The Company believes that its management must include skilled personnel at all levels. The Company's Executive Vice President-Operations Bruce Waugh, has almost 20 years experience in the restaurant industry. S. Lance Silver and Stuart N. Harting, the founders of the Company, have been involved in its operation and management since its inception. Previously, they operated and managed the bar and restaurant at the Society Hill Hotel in Philadelphia. In addition, they have been real estate investors and developers for approximately 30 years.

   The General Manager of each restaurant/nightclub will report directly to the Chief Operating Officer. The Company plans to monitor quality and consistency in each of its restaurant/nighclubs through the careful training and supervision of personnel and the establishment of high standards relating to personnel performance, food and beverage preparation, and maintenance of facilities. The Company believes that it has been able to attract high quality, experienced restaurant and management personnel with its competitive compensation and bonus programs. Staffing levels will vary according to the size of each KatManDu restaurant/nightclub.

   Management believes that an employee oriented culture creates a sense of personal responsibility among all employees, and pride in the Company's products, resulting in a higher level of customer service. By providing extensive training and attractive compensation, the Company fosters a strong corporate culture and encourages a sense of personal commitment from its employees. The Company believes its compensation structure and positive corporate culture enable it to attract and maintain quality employees. The Company will place particular emphasis on the hiring of the General Manager of each restaurant/nightclub, focusing on experience and management skills.

   The Company presently has approximately 132 employees, most of whom are part-time employees. Generally, the Company prefers to hire the same employees from season to season. The Company estimates that KatManDu-Trenton will employ 140-150 employees, some of whom will be full-time. The Company believes that its relationship with its employees is good.

   Service and Training. The Company is committed to providing its customers with prompt, friendly and attentive service by staffing each KatManDu restaurant/nightclub with an experienced management team and a high ratio of service personnel to customers. The Company's commitment to customer service and satisfaction is further evidenced by several Company practices and policies, including periodic visits by restaurant management to customers' tables, active involvement of restaurant management in responding to customer comments and assigning waitpersons to a limited number of tables, generally four for dinner and five for lunch. Teamwork is emphasized through a runner system for delivering food to the tables that is designed to serve customers in an efficient and timely manner.

   The Company believes that the training and knowledge of its employees and the consistency and quality of the service they deliver are central to the Company's success. Accordingly, each new restaurant employee of the Company participates in a training program during which the employee works under the close supervision of a restaurant manager or experienced key employees who are familiar with Company policies. Generally, such training program is three weeks for staff and twelve weeks for managers. Once hired, employees undergo training in food quality and preparation and beverage preparation, customer service and sales skills and employee relations. This includes written training materials relating to food and beverage quality and service standards, lectures, observation and simulation exercises. The final stage is in-store training where employees work for a two week period implementing their newly learned skills. Management strives to instill enthusiasm and dedication in its employees and to create a rewarding working environment where employees know what is expected of them in measurable terms. Management continuously solicits employee feedback concerning restaurant operations and attempts to be responsive to the employee's concerns.

PURCHASING

   The Company attempts to obtain consistent quality items at competitive prices from reliable sources. In order to maximize operating efficiencies and to provide the freshest ingredients for its food products while obtaining the lowest possible prices for the required quality, each restaurant/nightclub management team will determine the daily quantities of food items needed and will order such quantities from major suppliers at prices often negotiated directly with the Company's corporate office. Food and supplies will be shipped directly to the particular restaurant/nightclub. The Company purchases perishable food products locally. The Company does not maintain a central food product warehouse or commissary. The Company has not experienced any significant delays in receiving restaurant supplies and equipment. The Company is not dependent on any one supplier for its restaurant goods.

MANAGEMENT INFORMATION SYSTEMS ACCOUNTING

   The Company uses an integrated management information system that is designed to be utilized in all future KatManDu restaurant/nightclubs. This system includes a computerized point-of-sale system which facilitates the movement of customer food and beverage orders between the customer areas and kitchen operations, controls cash, handles credit card authorizations, keeps track of revenues on a per employee basis and provides management with revenue data. The point-of-sale system is accessed by service personnel who are assigned individual identification keys and appropriate information is printed in the kitchen and bar areas which eliminates the need to read handwritten tickets. The point-of-sale system electronically transfers data nightly into the Company's computer system. The Company's automated point-of-sale system also provides data for posting directly to the Company's general ledger and to other accounting subsystems. The automated general ledger system provides various management reports comparing current and prior operating results as well as measuring performance against predetermined operating budgets. The results are reported to and reviewed with Company management by accounting personnel. Such reporting includes (i) bi-weekly reports of revenues, cost of revenues and selected controllable unit expenses, (ii) detailed quarterly performance reports of revenues and expenses and (iii) quarterly reports of administrative expense performance. Informal inventories are done on a daily basis and formal inventories are taken every two weeks for accounting purposes.

LIQUOR CONTROL SYSTEM

   KatManDu-Philadelphia uses a liquor control system as an alternative to free-pouring. The system consists of a series of manifold trays mounted on multi-level heavy duty shelving, with each tray having four manifolds. Each manifold tray has a pump which is activated when a bartender pushes the appropriate button, a series of which are available at each bartender station. The buttons are programmed either for single liquor pours, for house liquors and the more popular premium and requested liquors, or for multiple liquor drinks. (The system is not used for beer and wine.) The manifold trays, liquor bottles and pumps are located in a remote location from the bars in a "pump room." The pump room is typically checked by a manager at the end of each night, or every two hours during times of peak operations, to assure that nothing is running out. For security, the pump room is always kept locked; only the general manager and four assistant managers have the key. Additional accessory equipment consists of such items as a control unit with interface boards that allows for the integration of the liquor control system with the point-of-sale computer system.

   The liquor control system permits management to control and account for virtually every drink poured. By virtue of its interface with the point of sale system, drinks are immediately rung up when poured once the drink button is pressed, the product name and its price are immediately displayed on a digital read-out found on the register and the price is entered. The drink cannot be voided once entered and rung in.

   The liquor control system has many advantages: it improves customer satisfaction by producing drinks that are consistent; it lowers the liquor cost by eliminating waste and loss due to overpouring, broken liquor bottles (no bottles to be handled) or unauthorized comp drinks; it minimizes the need to free-pour liquor; it increases the speed and efficiency of the bar staff; it cuts down on labor costs for bartenders because one bartender can serve more customers; it allows the Company to purchase liquor in 1.75 liter bottles which are more economical than the standard 750 ml; and provides for securely stocking a valuable liquor inventory in a remote location. The liquor control system also provides the flexibility of programming 3 different pour sizes and 3 different price levels per brand of liquor. Basic maintenance can be performed on-site by Company trained personnel. Also, on-site personnel can calibrate the system without the need for a service personnel visit.

MARKETING AND PROMOTION

   To date, the Company has relied primarily upon "word of mouth" referrals, and local radio and print advertising to attract customers to KatManDu-Philadelphia. The Company does direct mail and advertising to target "house VIP" customer lists. In addition, a color newsletter is mailed to approximately 5,000 people to promote specific programs, events and activities. KatManDu-Philadelphia has also received a significant amount of positive media publicity, particularly, for its support of many civic and charitable efforts and as host for successful events for such organizations as the Red Cross, Variety Club, Muscular Dystrophy Association, Cerebral Palsy, Leukemia Society, Action Aids, the Ronald McDonald House, Miss America Pageant and others.

   The KatManDu-Philadelphia musical entertainment format has contributed significantly to the media and publicity profile of the business. Featuring daily live music presentations totaling approximately ten shows each week provides KatManDu wide exposure in a variety of media including newspapers, magazines, radio and TV outlets throughout the region. The presentation of such musical events provides an ongoing stream of highly promotable "news-making" opportunities. Finally, the Company uses its promotional merchandise, comfortable, colorful, casual clothing with a pre-washed look, to promote its image of a tropical island paradise.

COMPETITION

   The restaurant and nightclub businesses are highly competitive. The principal competitive factors within the restaurant and entertainment industries generally include the uniqueness and perceived quality of the restaurant or attraction, its proximity to a densely populated area, the atmosphere and cleanliness of the establishment and the quality of food, beverage and entertainment available. In addition, the restaurant industry is also generally affected by changes in consumer preferences; national, regional and local economic conditions; and demographic trends. The performance of an individual restaurant/nightclub may also be affected by factors such as traffic patterns, demographic considerations, and type, number and location of competing restaurants. Factors such as inflation, increased food, labor and employee benefit costs, and the availability of experienced management and hourly employees may also adversely affect the restaurant and retail industries in general, and the Company's restaurant/nightclubs in particular. Restaurant operating costs are further affected by increases in the minimum hourly wage, unemployment tax rates and similar matters over which the Company has no control.

   Many of the Company's competitors have well established reputations and identities and possess substantially greater financial, marketing, personnel and other resources than the Company. These competitors include established local independent restaurants as well as national chain restaurants such as TGI Friday's(R), Benni-gan's(R) and The Cheesecake Factory(R). The Company is also aware that other theme restaurants which have substantially greater financial and marketing resources than the Company, such as Planet Hollywood(R), Hard Rock Cafe(R), House of Blues(R), Motown Cafe(R) and Rainforest Cafe(R), have announced, or are contemplating plans to open theme restaurants or have actually opened such restaurants in some of the markets where future KatManDu restaurant/nightclubs may be located, such as New York, Miami, Orlando, Atlantic City, Los Angeles and Las Vegas. In addition, other restaurants may use the tropical island paradise or similar theme (i.e., Chart House(R), Rainforest Cafe(R)). These restaurants, as well as additional restaurants that may open, will offer direct competition to the Company. The Company believes its attention to and emphasis on providing continuous entertainment in the form of live performances and prerecorded music and dancing in a themed environment distinguishes it from other theme restaurants.

   Finally, to the extent that the Company generates revenues from the sale of promotional merchandise, it may be competing with certain other retail establishments. The retail business is highly speculative and has traditionally involved a high degree of risk. The success of retail business is dependent on a variety of factors, including public taste, inventory selection and the popularity of other retail outlets in the area. As in the case of the restaurant business, the retail business is often affected by changes in consumer taste, national, regional or local economic conditions, demographic-trends, traffic patterns and the type, number and location of competing retail outlets.

REGULATION

   The Company is subject to federal, state and local laws affecting its business, including various health, sanitation and safety standards, as well as regulation of the sale of alcohol and beer. To date, the Company has not experienced any difficulty in obtaining or maintaining the permits and licenses necessary for the conduct of its business. However, the failure to receive or retain, or delay in obtaining, a license to serve alcohol and beer in a particular location could adversely affect the Company's operations in that location and impair the Company's ability to obtain licenses elsewhere. Restaurants in most states, including Pennsylvania and New Jersey, are subject to dram shop laws and legislation which impose liability on licensed alcoholic beverage servers for injuries or damages caused by their negligent service of alcoholic beverages to a visibly intoxicated person or to a minor, if such service is the proximate cause of the injury or damage and such injury or damage is reasonably foreseeable. While the Company maintains liquor liability insurance as part of its existing comprehensive general liability insurance, which management believes is adequate to protect against such liability, there can be no assurance that it will not be subject to a judgment in excess of such insurance coverage or that it will be able to continue to maintain such insurance coverage at reasonable costs. The imposition of a judgment substantially in excess of the Company's insurance coverage would have a material adverse effect on the Company. Similarly, the failure or inability of the Company to maintain insurance coverage could materially and adversely affect the Company. The Disabilities Act prohibits discrimination on the basis of disability in public accommodations and employment. The Company believes that KatManDu-Philadelphia and KatManDu-Trenton comply with the requirements of the Disabilities Act; however, the Company may be required to further modify such restaurant/nightclubs to comply with the provisions of the Disabilities Act. See "Risk Factors."

PROPERTIES

   The premises occupied by KatManDu-Philadelphia is leased by the Company pursuant to a non-cancelable lease, (the "Philadelphia Lease"), expiring on November 15, 2005, at a current rent of $50,000 per annum. Beginning March 1, 1997 the base rent under the Philadelphia Lease will be equal to the greater of (i) $50,000 increased by a cost of living adjustment and (ii) 4% of KatManDu-Philadelphia's gross income. The Company has also entered into a lease, expiring September 30, 2001, (the "Elizabeth Lease") for the entire second deck of the restaurant ship, Elizabeth, which is adjacent to KatManDu-Philadelphia. The base rent under this lease is $50,000 per year. The Company uses such leased premises for its executive offices. The Philadelphia Lease and the Elizabeth Lease are with Pier 25 North and ERP, respectively, each an affiliate of the founders of the Company. See "Certain Transactions."

   The site leased by KatManDu-Trenton, consisting of approximately 21,500 square feet, is leased pursuant to a thirty-year non-cancelable lease (the "Trenton Lease"), providing for annual rent equal to 2% of the gross revenues of KatManDu-Trenton, but no less than $50,000 and no more than $100,000, subject to adjustment every three years to reflect increases in the consumer price index for the Philadelphia/New Jersey region during such period. In addition, the Company is obligated pay all property taxes, assessments and utility charges attributable to the premises covered by such lease.

INTELLECTUAL PROPERTY RIGHTS

   The Company's ability to successfully implement the KatManDu concept will depend in part upon its ability to continue to use and to protect its proprietary marks. The Company uses "KatManDu" in connection with its restaurant services and the sale of promotional merchandise, particularly clothing. In 1992, the Company's trade name KATMANDU(R) was registered as a service mark on the Principal Register in the United States Patent and Trademark Office for restaurant and nightclub services. The Company regards its KATMANDU(R) service mark as having substantial value and being important in its marketing program. Accordingly, the Company intends to protect its service mark by taking appropriate legal action whenever necessary. The Company is aware of local restaurants which may be operating with tradenames identical or similar to "KATMANDU" and a nightclub operating as "Club Kat-Man-Du" on Hilton Head Island, South Carolina. However, the Company is not aware of any use of the "KatManDu" service mark by others for restaurant or nightclub services that could materially affect its business.

   The Company also uses its proprietary mark in connection with the sale of promotional merchandise even though "KATMANDU" is a registered mark in the U.S. of another company for retail store services for the sale of women's apparel and apparel accessories and "KATMANDO" is a registered mark in the U.S. of another company for clothing. However, the Company has not to date received any objection to its use of "KatManDu" in connection with the sale of promotional merchandise or otherwise. The Company believes that there are other users of the term "KatManDu" or a close variation thereof in association with clothing other than the two U.S. registrants identified above. Although there can be no assurance that one or more of the owners of these prior marks or registrations will not object to the extended use of "KatManDu" by the Company in connection with the sale of promotional merchandise, the Company has been advised by its intellectual property counsel that, in the opinion of such counsel, its use of "KatManDu" on and with respect to the sale of promotional merchandise sold at its restaurant/nightclubs should not be found to infringe or otherwise violate the rights of any other entity or the owners of these marks. Nevertheless, the Company intends to modify its mark for such promotional merchandise to include descriptive words and geographic locations and also to include the word "Island" before "KatManDu". The Company also may file an application to register and use "Island KatManDu" as a service mark for restaurant services and as a trademark for related promotional merchandise.

INSURANCE

   The Company maintains general liability and commercial insurance (including liquor liability insurance) and product liability insurance to cover customary risks inherent in the operation of its business in general. While the Company believes that it maintains insurance policies which are adequate in amount and coverage for its current operations, there can be no assurance that coverage will continue to be available in adequate amounts or at a reasonable cost.

LEGAL PROCEEDINGS

   The Company is a named defendant in the case of Middleton v. City of Philadelphia et al, filed in the Court of Common Pleas, Philadelphia County. The action arises out of an accident occurring on April 4, 1994 involving a pedestrian struck by a drunk driver. Litigation counsel for the Company has advised that the risk of an adverse judgment is minimal, in part because at the time of the accident KatManDu-Philadelphia was closed for the season. The plaintiff sued the Commonwealth of Pennsylvania, the city of Philadelphia and other land owners and business owners around the site of the accident on North Columbus Boulevard, alleging that the defendants had a duty to provide a safe passageway for pedestrians. The case is currently at the discovery stage and has not yet been scheduled for trial. The Company is not aware of any other threatened litigation that would have a material adverse effect on its business.

                                  MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES OF THE COMPANY

   The following table sets forth certain information with respect to each person who is a director or executive officer or key employee of the Company:

       Name           Age                         Position
       ----          -----                        --------
S. Lance Silver  ..   54    Co-Chairman, Chief Executive Officer, Co-President and
                             Director
Stuart N. Harting..   54    Co-Chairman, Co-President, Secretary and Director
Dennis Mehigan  ...   31    Chief Financial Officer and Treasurer
Bruce Waugh  ......   40    Executive Vice President -- Operations and Director
David R. Gromacki..   33    Senior Vice President -- Executive Chef
Diane Thomsen  ....   29    Assistant Vice President and General Manager --
                            KatManDu-Philadelphia
David Wallack  ....   49    Director
Jill R. Felix  ....   52    Director


   S. LANCE SILVER co-founded the Company in 1990, and has served as its Co-Chairman, Chief Executive Officer and Co-President and as a Director since inception. Prior to entering the restaurant business, Mr. Silver was a real estate developer and a founder and principal of Silver & Harting, a real estate development and mangement firm. Mr. Silver is an active member of the Philadelphia Waterfront Business Association. From 1980 through 1983 Mr. Silver managed and operated the bar and restaurant at the Society Hill Hotel in Philadelphia, which he developed with Mr. Harting. Mr. Silver was a general partner of Hoopskirt Factory Partners ("HFP"), a Pennsylvania limited partnership, which filed a petition for relief under Chapter 11 of the U.S. Bankruptcy Code of 1978, as amended (the "Bankruptcy Code"), in April 1993. The filing prevented the holder of the first mortgage on the property owned by HFP from foreclosing. Alternative financing was obtained and an order of dismissal was entered on November 1, 1994 and all claims were paid in full. In addition, Mr. Silver was a principal stockholder of a corporate general partner of Headhouse Associates, a Pennsylvania limited partnership ("Headhouse"), which owned a leasehold and which filed for protection under the Chapter 11 of the Bankruptcy Code in December 1991. Mr. Silver received his degree in business administration and finance from Drexel University.

   STUART N. HARTING co-founded the Company in 1990, and has served as its Co-Chairman and Co-President and as a Director since inception and as Secretary since December 1996. Prior to entering the restaurant business, Mr. Harting was a real estate developer and a founder and principal of Silver & Harting, a real estate development and management firm. From 1980 through 1983 Mr. Harting managed and operated the bar and restaurant at the Society Hill Hotel in Philadelphia which he developed with Mr. Silver. Mr. Harting is an active member of the Philadelphia Waterfront Business Association, of which he was President from 1992-1996. In addition, Mr. Harting is a Director of the Delaware River Ferry Company. Mr. Harting was a general partner of HFP and a principal stockholder of a corporate general partner of Headhouse. See discussion above. Mr. Harting holds a business administration degree from Temple University and has been a member of the Advisory Board of its business school since 1990.

   DENNIS MEHIGAN, a certified public accountant, was hired as the Company's Chief Financial Officer and Treasurer in December 1996. He has been associated with Yampolsky, Mandeloff, Silver & Co., P.C., an accounting firm located in Philadelphia, Pennsylvania, since 1987 and has been an officer and stockholder thereof since January 1993. Mr. Mehigan has been the chief accountant for the Company since 1991. Mr. Mehigan received a BS in Finance from Juniata College in May 1987.

   BRUCE WAUGH, Executive Vice President-Operations of the Company, is a restaurant and hospitality industry professional with 20 years experience in bar and restaurant management. He joined the Company in March 1991, participating in the planning and opening of KatManDu-Philadelphia, and has been its General Manager since its inception, overseeing complete systems implementation, training and control. Mr. Waugh was elected to the Board of Directors of the Company in August 1996. Mr. Waugh holds a Bachelor of Science degree in business management from LaSalle University.

   DAVID R. GROMACKI, Senior Vice President of the Company, has been the Executive Chef of KatManDu-Philadelphia since its inception. From 1990 to 1991, Mr. Gromacki was the Executive Chef at the Dock Street Restaurant, a micro brewery pub & restaurant in Philadelphia. His prior positions were as the Executive Chef and co-owner of the Main Street Bar and Grill, from 1984 through 1985, a fine dining restaurant/nightclub featuring jazz and blues in Lexington, Kentucky and as Executive Chef at the Peppercorn Duck Club, from 1986 through 1988 a fine dining restaurant in the Hyatt Regency Hotel in Lexington, Kentucky. Throughout this same period he was employed by Carmen Catering, a concert and tour caterer. Mr. Gromacki served as Executive Chef of Woodstock 1994 and other concert tours. Mr. Gromacki received in 1981 a Culinary Arts degree from Johnson and Wales Culinary Institute in Providence, RI.

   DIANE THOMSEN, Assistant Vice President of the Company since March 1996, has been employed by the Company since its inception. Ms. Thomsen is currently the Assistant General Manager of KatManDu-Philadelphia with specific responsibility as Beverage Director and, generally, overseeing all operations while reporting to Mr. Waugh. Upon consummation of this Offering, the Company intends to promote Ms. Thomsen to General Manager of KatManDu-Philadelphia. From 1988 to 1991, Ms. Thomsen was employed as Assistant Manager at Baci, a Philadelphia-based fine dining restaurant/nightclub. She holds a marketing and management degree from Temple University.

   DAVID WALLACK was elected to the Board of Directors of the Company in August 1996. Mr. Wallack is the developer, owner and operator since 1991 of Mango's Tropical Cafe, a restaurant/cabaret/nightclub situated in the center of Ocean Drive in the heart of the Deco-District in Miami Beach, Florida. Mr. Wallack received a B.A. from the University of Miami and a J.D. from Miami Law School. He is a member of the Florida Bar Association and is Vice-Chairman of the Ocean Drive Association, an organization which has helped to guide the redevelopment and resurgence of the South Beach community.

   JILL R. FELIX was elected to the Board of Directors of the Company in August 1996. Ms. Felix, a real-estate professional, has been associated with Liberty Property Trust, formerly Rouse & Associates, Malvern, Pennsylvania, since 1979. Since October 1995 she has served as the Senior Vice President, New Business Development. Her previous positions with that company were President, Rouse International France from 1993 through 1995 and Partner for International Development from 1988 through 1993. Ms. Felix received a B.S. degree in Sociology and Psychology from the University of Wisconsin in 1966 and a Masters Degree in Social Work from Bryn Mawr College in 1968.

   Each of the Company's directors has been elected to serve until the next annual meeting of stockholders and until the election and qualification of a successor. The Company's executive officers are elected annually by the Company's Board of Directors and serve at the discretion of the Board of Directors.

COMMITTEES OF THE BOARD OF DIRECTORS

   The Board of Directors has an Audit Committee comprised of Ms. Felix and Mr. Wallack. The Audit Committee recommends to the Board of Directors the appointment of independent auditors, reviews and approves the scope of the annual audit of the Company's financial statements, reviews and approves any non-audit services performed by the independent auditors, reviews the findings and recommendations of the internal and independent auditors and periodically reviews and approves major accounting policies and significant internal accounting control procedures.

   The Board of Directors also has a Compensation Committee comprised of Ms. Felix and Mr. Wallack. The Compensation Committee reviews and recommends compensation of officers and directors, administers stock option plans and reviews major personnel matters.

COMPENSATION OF EXECUTIVE OFFICERS

   No executive of the Company received more than $100,000 in compensation in 1995. The following table sets forth certain summary information concerning the aggregate total annual salary and bonus paid or accrued by the Company for services rendered in 1995 to its chief executive officer and co-Presidents. None of the below named executive officers were granted options by the Company in 1995.

                             ANNUAL COMPENSATION

                                                                         All Other
                                                 Salary      Bonus     Compensation
    Name and principal position         Year       ($)        ($)           ($)
 -----------------------------------   ------   ---------    -------   --------------
S. Lance Silver, Co-Chairman, CEO &
  Co-President(1)(2) ...............    1995     $54,000       --           --
Stuart N. Harting, Co-Chairman &
  Co-President(1)(2) ...............    1995     $54,000       --           --

------
(1) Does not include distribution of his share of profits of Kat Corp. and KIP.

(2) Pursuant to their employment agreements with the Company, Messrs. Silver and Harting will each be paid $100,000 for the first year following the consummation of this Offering. In addition, Messrs. Silver and Harting can each earn an additional $50,000 in the first year of their employment agreements if the Company operates 3 restaurant/nightclubs by the end of such year. Thereafter, their respective base salaries will increase to $150,000 per annum provided the Company is operating 3 restaurant/nightclubs.

EMPLOYMENT AGREEMENTS

   In December 1996, the Company entered into a three-year employment agreement with each of Messrs. Silver and Harting (to be effective as of the Effective Date) pursuant to which Mr. Silver will serve as Chief Executive Officer co-President of the Company and Mr. Harting will serve as co-President and Secretary of the Company. Messrs. Silver and Harting will each be paid $100,000 for the first year following the consummation of this Offering. In addition, Messrs. Silver and Harting can each earn an additional $50,000 in the first year of their employment agreements if the Company operates 3 restaurant/nightclubs by the end of such year. Thereafter, their respective base salaries will increase to $150,000 per annum provided the Company is operating 3 restaurant/nightclubs. In addition, they will have the opportunity to earn performance-related bonuses, including stock options issued pursuant to the Company's 1996 Stock Option Plan. Pursuant to such agreement, they may not disclose confidential information about the Company and they have agreed not to compete with the Company for a one-year period after any termination of employment. If either Messrs. Silver or Harting is terminated by the Company without "good cause," they are entitled to receive their base salary and benefits for the remaining term of their employment agreement or 24 months, whichever is shorter.

STOCK OPTIONS

   In April 1996, in order to attract and retain persons necessary for the success of the Company, the Company adopted its 1996 Stock Option Plan (the "Option Plan") covering up to 500,000 shares of Common Stock, pursuant to which officers, directors and key employees of the Company and consultants to the Company are eligible to receive incentive and/or non-incentive stock options. The Option Plan, which expires March 1, 2006, will be administered by the Board of Directors or a committee designated by the Board of Directors. The selection of participants, allotment of shares, determination of price and other conditions relating to the purchase of options will be determined by the Board of Directors, or a committee thereof, in its sole discretion. Incentive stock options granted under the Option Plan are exercisable for a period of up to 10 years from the date of grant at an exercise price which is not less than the fair market value of the Common Stock on the date of the grant, except that the term of an incentive stock option granted under the Option Plan to a shareholder owning more than 10% of the outstanding Common Stock may not exceed five years and its exercise price may not be less than 110% of the fair market value of the Common Stock on the date of the grant. Non-qualified stock options granted under the Option Plan are exercisable for a period of up to 10 years from the date of grant at an exercise price which may not be less than 85% of the fair market value of the Common Stock on the date of grant.

As of the date hereof, the Company has granted incentive stock options to 3 of its officers for an aggregate of 23,966 shares and 16,034 incentive stock options to 1 other employee. Such options are exercisable at a price of $6.00 per share over a five-year period. Options are generally exercisable for one-quarter of the shares covered thereby as of first anniversary of the date of the grant and for an additional one-quarter of the shares covered thereby each year thereafter. In addition, 5,000 shares exercisable at a price of $6.00 per share will be granted to each of the Company's 2 outside directors upon their taking office immediately following the closing of this Offering. Options granted to outside directors are exercisable for 50% of the shares covered immediately upon grant and for the remainder of the shares following one year's service. No other options have been granted or exercised under the Option Plan.


INDEMNIFICATION OF DIRECTORS AND OFFICERS AND RELATED MATTERS

   The Company's Certificate of Incorporation limits, to the maximum extent permitted by the DGCL, the personal liability of directors and officers for monetary damages for breach of their fiduciary duties as directors and officers (other than liabilities arising from acts or omissions which involve intentional misconduct, fraud or knowing violations of law or the payment of distributions in violation of the DGCL). The Certificate of Incorporation provides further that the Company shall indemnify to the fullest extent permitted by the DGCL any person made a party to an action or proceeding by reason of the fact that such person was director, officer, employee or agent of the Company. Subject to the Company's Certificate of Incorporation, the By-laws provide that the Company shall indemnify directors and officers for all costs reasonably incurred in connection with any action, suit or proceeding in which such director or officer is made a party by virtue of his being an officer or director of the Company, except where such director or officer is finally adjudged to have been derelict in the performance of his duties as such director or officer.

   The Company has not entered into indemnification agreements with any of its directors. The Company expects to enter into separate indemnification agreements with its officers and directors containing provisions which are in some respects broader than the specific indemnification provisions contained in the Company's Certificate of Incorporation and By-laws. The indemnification agreements may require the Company, among other things, to indemnify such directors and officers against certain liabilities that may arise by reason of their status as directors and officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance, if available on reasonable terms. The Company believes these agreements are necessary to attract and retain qualified persons as directors and officers.

   At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

                            PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information concerning stock ownership by (i) each person known by Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director of the Company, and (iii) all officers and directors as a group as of the date of this Prospectus and the percentage ownership of the Common Stock for each named person prior to and after consummation of this Offering.


                                               Prior to Offering                After Offering
                                        ------------------------------   -----------------------------
                                             Shares                          Shares
  Name and Address(1) of Beneficial       Beneficially                    Benefically
               Owner(2)                      Owned         Percentage        Owned        Percentage
 -------------------------------------   --------------   ------------    -------------   ------------
Stuart N. Harting(3)(5)(6)  ..........      391,108          39.11%         357,775         17.89%
S. Lance Silver(4)(5)(6)  ............      391,108          39.11%         357,775         17.89%
Bruce Waugh(5)(6)  ...................       18,840           1.88%          18,840            *
David Wallack(7)  ....................        1,816             *             4,316            *
Jill R. Felix(7)  ....................           --          --               2,500            *
All directors and officers as a group
  (8 persons)(5) .....................      812,192          81.22%         755,526         37.69%

------
 * Represents less than one percent.
(1) The addresses of the persons named in this table are: Messrs. Silver, Harting, Waugh, c/o the Company, 415 North Columbus Boulevard, Philadelphia, PA 19123; Mr. Wallack, 900 Ocean Drive, Miami Beach, Florida; and Ms. Felix, 602 Cricklewood Road, West Chester, Pennsylvania 19380.

(2) Unless otherwise indicated, each named person has sole voting and investment power with respect to the shares of Common Stock set forth opposite his name.

(3) Includes    shares of Common Stock which are owned by the Stuart N.
    Harting Trust, an irrevocable trust established by Mr. Harting of which he is the trustee and his wife and children are the beneficiaries, and 50,000 shares of Common Stock which are pledged as additional security for his indebtedness to Cherry. Simultaneously with the Reorganization Mr. Harting transferred 33,333 shares of Common Stock to Cherry in connection with a personal obligation to Cherry.

(4) Includes    shares of Common Stock which are owned by the S. Lance Silver
    Trust, an irrevocable trust established by Mr. Silver of which he is the trustee and his wife and children are the beneficiaries, and 50,000 shares of Common Stock which are pledged as additional security for his indebtedness to Cherry. Simultaneously with the Reorganization Mr. Silver transferred 33,333 shares of Common Stock to Cherry in connection with a personal obligation to Cherry.


(5) Holders of 107,000 shares of Common Stock, including Mr. Waugh, have entered into an agreement with Messrs. Silver and Harting granting them the right to vote such shares and in connection therewith have executed irrevocable proxies in favor of Messrs. Silver and Harting.


(6) Mr. Waugh has entered into a restricted stock agreement with the Company, pursuant to which the shares of Common Stock which he owns (i) may not be sold or otherwise transferred prior to April 1, 2001 and (ii) will be forfeited if his employment with the Company is terminated (unless such termination is without cause, or by reason of death or disability of such employee) prior to such date. These restrictions will lapse with respect to 25% of the shares of Common Stock on each of April 1, 1998, 1999, 2000 and 2001.

(7) Shares owned after the Offering includes 2,500 shares of Common Stock issuable upon exercise of stock options granted under the Option Plan exerciseable within 60 days of the effective date this Offering.

                             CERTAIN TRANSACTIONS


   Immediately prior to this Offering, the Company will effect the Reorganization pursuant to which it will issue 682,216 shares of Common Stock to S. Lance Silver, Stuart N. Harting, the S. Lance Silver Trust and the Stuart N. Harting Trust in a tax-free exchange for all of their rights, title and interest in various predecessors of the Company. See "The Company" and "Reorganization." In addition, upon formation of the Company, an aggregate of 107,000 shares of Common Stock was issued to various officers and employees of and consultants to the Company. Finally, in June 1996, the Company issued 110,784 shares of Common Stock to the purchasers of the June 1996 Financing Notes including 1,816 shares of Common Stock to David Wallack, a Director of the Company. See "Management", "Principal Stockholders" and "Management's Discussion and Analysis of Financial Condition and Plan of Operation -- Liquidity and Capital Resources."

   In June 1995, the Company paid its past due indebtedness to the S. Lance Silver Trust and the Stuart N. Harting Trust in the amounts of $122,695 and $119,338, respectively, including interest, of $46,517 and $43,161, respectively, and to Lizzy Management Corporation ("Lizzy"), a corporation controlled by Messrs. Silver and Harting, in the amount of $15,832. In June and July 1996, the Company paid its past-due indebtedness to Powerhouse Associates, a Pennsylvania partnership ("Powerhouse") and 1809 Chestnut, in the amounts of $30,654 and $346,245, respectively, including accrued interest. Such indebtedness was incurred in 1991 and bore interest at a rate of 12.5% per annum. Messrs. Silver and Harting control, directly and indirectly, approximately 95% of Powerhouse Associates and 85% of 1809 Chestnut. Messrs. Silver and Harting and the entities which they control immediately contributed their share of the proceeds from the repayment of the Powerhouse and 1809 Chestnut loans, approximately $321,700, to the Company.

   In April 1996, the Company borrowed approximately $125,000 from 1809 Chestnut and $105,000 from Cherry. The proceeds of the loan were used to fund certain expenses associated with the opening of KatManDu-Philadelphia for the 1996 season. The entire principal amount of such loans, together with accrued interest thereon will be repaid out of the proceeds of this Offering.

   In June 1996, the Company consummated the June 1996 Financing pursuant to which it sold the June 1996 Notes in the aggregate principal amount of $1.1 million and 110,784 shares of Common Stock for a total consideration of $1.1 million. One half of such amount, $550,000, will be paid out of the net proceeds of this Offering and the balance, $550,000, is due one year from the date of this Prospectus. The purchasers of the June 1996 Financing Notes who are being repaid out of the proceeds of this Offering were issued 39,950 shares of Common Stock and the purchasers of the June 1996 Financing Notes which are due one year from the date of this Prospectus were issued 70,934 shares of Common Stock.

   In June 1996, the Company purchased the Preefer Interests for an aggregate of $225,000 in connection with the settlement of the Preefer Litigation. Of the total purchase price, $54,550 was attributable to the outstanding principal balance of a loan made by Karen Zimmerman to KIP and $33,538 represented the accrued interest on such loan.

   The Company will continue to lease the premises currently occupied by KatManDu-Philadelphia from Pier 25 North, an affiliate of Messrs. Silver and Harting. Beginning in March 1997, annual rental payments due under the lease will be equal to the greater of (i) $50,000 increased by cost of living adjustments and (ii) 4% of the gross income of KatManDu-Philadelphia. The lease terminates in November 2005. The Company has entered into lease with ERP for the second deck of the restaurant ship Elizabeth, which is used for the Company's executive offices. See "Business -- Properties." T-Kat will sublease the KatManDu-Trenton restaurant from Urban Renewal which leases the premises from the Mercer County Improvement Authority. The terms of the sublease between T-Kat and Urban Renewal are identical to the terms of the over-lease between the Mercer County Improvement Authority and Urban Renewal. Upon consummation of the Reorganization, Urban Renewal will become a wholly-owned subsidiary of the Company.

   In addition, the Company was a lessee under two leases with Powerhouse pursuant to which it leased storage space in a building owned by Powerhouse and had the right to display a KatManDu sign on such building. By mutual consent of the parties such leases have been terminated and no consideration was paid for such termination.

   T-Kat has obtained the Construction Loan from Equity National Bank. The Construction Loan is secured by all of the assets of T-Kat, a leasehold mortgage encumbering the Trenton Lease, an assignment of T-Kat's liquor license and is to be guaranteed by Messrs. Silver and Harting and the Company. The Construction Loan is for a term of 12 months and bears interest at a floating rate equal to 1% above the New York Prime Rate, as published in the money section of the Wall Street Journal. Interest only will be payable monthly, calculated daily based upon the actual principal balance of the Construction Loan and the current interest rate.

   In December 1996, the Company granted a demand registration right, exercisable one year from the date of this Prospectus, to Cherry and to certain holders of June 1996 Financing Notes, to register the 137,500 shares of Common Stock which they own. Also, in December 1996 the Company borrowed an aggregate of $90,000 from Messrs. Silver and Harting. Such amount must be repaid by March 15, 1998 and bears interest at 12% per annum. These funds were used to pay certain expenses of the Company relating to this Offering. In addition, in January 1997, the Company obtained a $125,000 line of credit. Messrs. Silver and Harting have guaranteed this loan.


   The Company believes that all prior transactions between the Company, its officers, directors or other affiliates of the Company have been on terms no less favorable than could have been obtained from unaffiliated third parties. Any future transactions and loans with officers, directors or 5% stockholders or their affiliates of the Company must be for valid business reasons, be on terms no less favorable to the Company than could be obtained from unaffiliated third parties and such transactions be approved by a majority of the independent outside members of the Company's Board of Directors who do not have an interest in the transactions.

                          DESCRIPTION OF SECURITIES

CAPITAL STOCK


   The Company's authorized capital stock consists of 25,000,000 shares of Common Stock and 5,000,000 shares of undesignated Preferred Stock. After the closing of this Offering, there will be issued and outstanding 2,000,000 shares of Common Stock (2,150,000 shares of Common Stock if the Representative's Over-Allotment Option is exercised in full). None of the Preferred Stock is issued and outstanding.


COMMON STOCK

   There are no preemptive, subscription, conversion or redemption rights pertaining to the Common Stock. The absence of preemptive rights could result in a dilution of the interest of the existing stockholders should additional shares of Common Stock be issued. In addition, the rights of holders of the shares of Common Stock may become subject in the future to prior and superior rights and preferences in the event the Board of Directors establishes one or more additional classes of Common Stock, or one or more series of Preferred Stock. The Board of Directors has no present plan to establish any such additional class or series. See "Risk Factors -- Delaware Anti-Takeover Statute; Issuance of Preferred Stock; Barriers to Takeover." Holders of the Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of assets legally available therefor, and to share ratably in the assets of the Company available upon liquidation.


   Each share of Common Stock is entitled to one vote for all purposes and cumulative voting is not permitted in the election of directors. According, the holders of more than 50% of all of the outstanding shares of Common Stock can elect all of the directors. Significant corporate transactions, such as amendments to the certificate of incorporation, mergers, sales of assets and dissolution or liquidation require approval by the affirmative vote of the majority of the outstanding shares of Common Stock. Other matters to be voted upon by the holders of Common Stock normally require the affirmative vote of a majority of the shares present or represented by proxy at the particular stockholders' meeting. Prior to the completion of this Offering, the Company's directors and officers as a group beneficially own approximately 81.22% of the outstanding Common Stock of the Company. Upon completion of this Offering, such persons will beneficially own approximately 37.69% of the Common Stock (35.89% if the Representative's Over-Allotment Option is exercised in full). See "Principal Stockholders." Accordingly, such persons will continue to exert substantial control over the Company's affairs, including without limitations, the sale of equity or debt securities of the Company, the appointment of officers, the determination of officers' compensation, mergers and acquisitions and a determination concerning the sale of all or substantially all of the Company's assets.


   There are 24 holders of record of the Company's Common Stock as of the date of this Prospectus.

   The Company has applied for the listing of the shares of Common Stock on the Nasdaq SmallCap Market under the symbol "KATX". There can be no assurance that the Common Stock will be quoted on such system or under such symbol. There currently is no established market for the Common Stock, and there can be no assurance that any such market will develop.

PREFERRED STOCK

   The Board of Directors of the Company is authorized (without any further action by the stockholders) to issue Preferred Stock in one or more series and to fix the voting rights, liquidation preferences, dividend rates, conversion rights, redemption rights and terms, including sinking fund provisions, and certain other rights and preferences. Satisfaction of any dividend preferences of outstanding Preferred Stock would reduce the amount of funds available for the payment of dividends on the Common Stock. Also holders of the Preferred Stock would normally be entitled to receive a preference payment in the event of any liquidation, dissolution or winding up of the Company before any payment is made to the holders of Common Stock. In addition, under certain circumstances, the issuance of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of the Company's securities, or the removal of incumbent management. The Board of Directors of the Company, without stockholder approval, may issue Preferred Stock with voting and conversion rights which could adversely affect the holders of Common Stock. On the date of this Prospectus, none of the 5,000,000 authorized shares of Preferred Stock are outstanding and the Company has no present intention to issue any shares of Preferred Stock.

TRANSFER AGENT AND REGISTRAR

   Continental Stock Transfer and Trust Company, located at 2 Broadway, New York, New York 10004, is the transfer agent and registrar for the Common Stock.

                       SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this Offering, there has been no market for the Common Stock of the Company, and no predictions can be made for the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of the Common Stock in the public market could adversely affect prevailing market prices for the Common Stock and the ability of the Company to raise equity capital in the future.

   Upon completion of this Offering, there will be 2,000,000 Common Shares issued and outstanding (2,150,000, if the Representative'2s Over-Allotment Option is exercised in full). The Shares purchased in this Offering, will be freely tradable without registration or other restriction under the Securities Act, except for any shares purchased by an "affiliate" (as defined in the Act) of the Company. Shares purchased by an "affiliate" of the Company will be subject to Rule 144.

   The remaining 1,000,000 shares of Common Stock held by existing stockholders will be restricted securities as that term is defined in Rule 144 under the Securities Act ("Restricted Shares"). Restricted Shares may be sold in the public market only if registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 promulgated under the Securities Act. Sale of the Restricted Shares in the public market, or the availability of such shares for sale, could adversely affect the market prices of Common Stock.

   In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated) including persons deemed to be affiliates, whose restricted securities have been fully paid for and held for at least two years from the later of the date of issuance by the Company or acquisition from an affiliate, may sell such security in broker's transactions or directly to market makers, provided that the number of shares sold in any three-month period may not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume of the shares of Common Stock in the over-the-counter market during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to certain notice requirements and the availability of current public information about the Company. After three years have elapsed from the later of the issuance of restricted securities by the Company or their acquisition from an affiliate, such securities may be sold without limitation by persons who are not affiliates under the rule.

   Except as otherwise described herein, holders of the Restricted Shares have entered into Lock-Up Agreements pursuant to which they have agreed not to, directly or indirectly, issue, offer, agree or offer to sell, sell, transfer, assign, encumber, grant an option for the purchase or sale of, pledge, hypothecate or otherwise dispose of any beneficial interest in such securities for a period of 24 months following the date of this Prospectus; provided, however, the Representative may release any such holder from the Lock-Up Agreement after the first 12 months of such period. The purchasers of the June 1996 Financing Notes and Cherry, will be able to sell the shares of Common Stock 12 months after the date of this Prospectus. In addition, Cherry and certain holders of June 1996 Financing Notes, owning an aggregate of 137,500 shares of Common Stock, have been granted a demand registration right as against the Company exercisable one year from the date of this Prospectus. Accordingly, approximately 177,450 shares of Common Stock will become eligible for sale in ------1997 and 822,550 shares will become eligible for sale in ------1998.

   For a period of 12 months from the date of this Prospectus, the Company has agreed that it will not sell any securities without the prior written consent of the Representative, which consent may not be unreasonably withheld. During the 3 year period from the closing of the Offering, the Representative has a right of first refusal to act as underwriter or agent for any public or private offering or sale of the securities of the Company or any successor to the Company or any of the officers or directors of the Company or shareholders owning beneficially at least five percent (5%) of the Company's Common Stock. In addition, for a period of 24 months after the date of this Prospectus, the Company will not issue or sell any securities pursuant to Regulation S under the Securities Act without the prior written consent of the Representative.

                                 UNDERWRITING

   The Underwriters named below (the "Underwriters"), for whom H.J. Meyers & Co., Inc. is acting as representative (in such capacity, the "Representative"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement (the "Underwriting Agreement") to purchase from the Company and the Company has agreed to sell to the Underwriters on a firm commitment basis, the respective number of Shares set forth opposite their names:

                                                                  Number of
         Underwriter                                                Shares
 ---------------------------                                     -------------
H.J. Meyers & Co., Inc.  ...................................

                                                                 -------------
    Total  .................................................      1,000,000
                                                                 =============


   The Underwriters are committed to purchase all the Shares of Common Stock offered hereby, if any of such securities are purchased. The Underwriting Agreement provides that the obligations of the several Underwriters are subject to conditions precedent specified therein.

   The Company has been advised by the Representative that the Underwriters propose initially to offer the Shares to the public at the initial public offering prices set forth on the cover page of this Prospectus and to certain
dealers at such prices less concessions not in excess of $     per Share.
Such dealers may reallow a concession not in excess of $    per Share to
certain other dealers. After the commencement of the Offering, the public offering prices, concession and reallowance may be changed by the Representative.

   The Representative has informed the Company that it does not intend to sell any of the Shares offered hereby to accounts for which they exercise discretionary authority.


   The Company has agreed to pay to the Representative a non-accountable expense allowance equal to 3% of the gross proceeds derived from the sale of the Shares.

   The Company has granted to the Underwriters an over-allotment option, exercisable during the forty-five (45) day period from the date of this Prospectus, to purchase up to an additional 150,000 shares of Common Stock at the initial public offering price per Share offered hereby, less underwriting discounts and the non- accountable expense allowance. Such option may be exercised only for the purpose of covering over-allotments, if any, incurred in the sale of the Shares offered hereby. To the extent such option is exercised in whole or in part, each Underwriter will have a firm commitment, subject to certain conditions, to purchase the number of the additional Shares proportionate to its initial commitment.

   In connection with this Offering, the Company has agreed to sell to the Representative and/or its designees, for nominal consideration, warrants to purchase from the Company up to 100,000 shares of Common Stock (the "Representative's Warrants"). The Representative's Warrants are initially
exercisable at a price of $    per share of Common Stock [120% of the initial
public offering price per Share] for a period of four (4) years, commencing at the beginning of the second year after their issuance and sale and are restricted from sale, transfer, assignment or hypothecation for a period of twelve (12) months from the date hereof, except to officers of the Representative.


   The Representative's Warrants will contain anti-dilution provisions providing for adjustment in the event of any stock dividend, stock split, recapitalization, reclassification or similar transaction.

   The Representative's Warrants and the securities thereunder may not be offered for sale except in compliance with the applicable provisions of the Securities Act. The Company has agreed that, upon written request by a holder or holders of 50% or more of the Representative's Warrants which is made during the exercise period of the Representative's Warrants, the Company will, on two separate occasions, register the Representative's Warrants and any of the securities issuable upon exercise thereof. The initial such registration will be at the Company's expense and the second such registration will be at the expense of the holder(s) of the Representative's Warrants.

   For the period during which the Representative's Warrants is exercisable, the holder or holders will have the opportunity to profit form the rise in the market value of the Common Stock, with a resulting dilution in the interest of the other stockholders of the Company. The holder or holders of the Representative's Warrants can be expected to exercise it at a time when the Company would, in all likelihood, be able to obtain any needed capital from an offering of its unissued Common Stock on terms more favorable to the Company than those provided for in the Representative's Warrants. Such fact may adversely affect the terms on which the Company can obtain additional financing. To the extent that the Representative realizes any gain from the resale of the Representative's Warrants or the securities issuable thereunder, such gain may be deemed additional underwriting compensation under the Securities Act.

   The Company has agreed to enter into a one-year consulting agreement with the Representative, pursuant to which the Representative will act as a financial consultant to the Company, commencing on the closing date of this Offering. Under the terms of this agreement, the Representative, to the extent reasonably required in the conduct of the business of the Company, and at the prior written request of the principal executive officer of the Company, has agreed to consult with the Company relating to corporate financing and other financial service matters. The non-refundable consulting fee of $72,000 will be payable, in full, on the closing date of this Offering.

   All officers, directors and holders of the Company's outstanding capital stock prior to the consummation of the Offering have agreed that they will not sell any shares of Common Stock owned by them (or subsequently acquired under any option, warrant or convertible security owned prior to this Offering) for a period of twenty-four (24) months following the date of this Prospectus; provided, however, after the expiration of the 12 month period following the date of this Prospectus they may sell but only with the Representative's prior written consent. An appropriate legend shall be marked on the face of certificates representing all such securities.

   The Company has agreed that for a period of 12 months from the date of this Prospectus, it will not sell any securities (with the exception of the shares of Common Stock issued upon exercise of currently outstanding options or warrants) without the prior written consent of the Representative. During the 3 year period from the closing of the Offering, the Representative has a right of first refusal to act as underwriter or agent for any public or private offering or sale of the securities of the Company or any successor to the Company or any of the officers or directors of the Company or shareholders owning beneficially at least five percent (5%) of the Company's Common Stock. In addition, for a period of 24 months after the date of this Prospectus, the Company will not issue or sell any securities pursuant to Regulation S under the Securities Act without the prior written consent of the Representative.

   The Company has also agreed that, for a period of 2 years from the closing of this Offering, if it participates in any merger, consolidation or other transaction which the Representative has brought to the Company (including an acquisition of assets or stock for which it pays, in whole or in part, with shares of the Company's Common Stock or other securities), if any such transaction is consummated within 3 years of the closing of this Offering, then it will pay for the Representative's services an amount equal to 5% of the first $3,000,000 of value paid or received in the transaction, 3 1/2 % of any consideration paid over $3,000,000 and not greater than $5,000,000 and 2% of all such value above $5,000,000 and will reimburse the Representative for its out-of-pocket and incidental expenses, including fees and expenses of its legal counsel and any other advisor retained by the Representative (subject to prior approval by the Company). The Company has also agreed that if, during this 2 year period, someone other than the Representative renders advice in connection therewith, then upon consummation of the transaction the Company will pay to the Representative as a fee the appropriate amount as set forth above or as otherwise agreed to between the Company and the Representative.


   The Company has agreed that, for a period of 3 years from the date of this Prospectus, the Representative may designate one nominee for election to the Company's Board of Directors or act as an observer to attend all meetings of the Board of Directors. Such Board member or observer shall be reimbursed for all out-of-pocket expenses incurred in connection with attending such meetings and such observer shall have no voting rights.

   For a period of 3 years from the date of this Prospectus, the Company has also agreed to obtain the written consent of the Representative prior to issuing any shares of undesignated preferred stock.


   On July 16, 1996, the NASD issued a notice of acceptance of the AWC whereby the Representative was censured, and ordered to pay fines and restitution to retail customers in the amount of $250,000 and approximately $1.025 million, respectively. The AWC was issued in connection with claims by the NASD that the Representative charged excessive markups and markdowns in connection with the trading of four certain securities originally underwritten by the Representative. The activities in question occurred during periods between December 1, 1990 and October 1993. The Representative has informed the Company that the fines and refunds will not have a material adverse effect on the Representative's operations and that the Representative has effected remedial measures to help ensure that the subject conduct does not recur. As of the date of this Prospectus, all fines and restitution associated with such AWC have been paid.

   Prior to this Offering, there has been no public market for the Common Stock. Consequently, the initial public offering prices of the Shares has been determined by negotiation between the Company and the Representative and does not necessarily bear any relationship to the Company's asset value, net worth, or other established criteria of value. The factors considered in such negotiations, in addition to prevailing market conditions, included the history of and prospects for the industry in which the Company competes, an assessment of the Company's management, the prospects of the Company, its capital structure and the market for initial public offerings and certain other factors as were deemed relevant.

   Prior to this Offering the Company had entered into a letter of intent with National Securities Corporation ("National") with respect to a possible public offering. The Company and National have agreed to terminate their respective obligations under such letter of intent and the Company has no further obligations to National under such letter of intent.

   The foregoing is a summary of the principal terms of the agreements described above and does not purport to be complete. Reference is made to a copy of each such agreement which is filed as an exhibit to the Registration Statement. See "Available Information."


                                LEGAL MATTERS


   The validity of the securities offered hereby will be passed upon for the Company by Morse, Zelnick, Rose & Lander, LLP ("MZRL"), a professional limited liability partnership, with offices in New York, New York. Partners of MZRL, or their affiliates, will own an aggregate of 50,000 shares of Common Stock. Orrick, Herrington & Sutcliffe LLP, New York, New York has acted as counsel to the Underwriters.


                                   EXPERTS


   The audited financial statements included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                            AVAILABLE INFORMATION

   The Company is not a reporting company under the Exchange Act. The Company has filed a Registration Statement on Form SB-2 under the Securities Act with the Commission with respect to the Shares offered hereby. This Prospectus filed as a part of the Registration Statement does not contain all of the information contained in the Registration Statement and the exhibits thereto, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Shares offered hereby, reference is made to such Registration Statements including the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract, agreement or other documents are not necessarily complete, and in each instance, reference is made to such contract, agreement or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement and exhibits may be inspected without charge and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the New York regional office of the Commission at Seven World Trade Center, 14th Floor, New York, New York 10048. Registration statements transmitted through the Commission's Electronic Data Gathering. Analysis and Retrieval System are also publicly available through the Commission's Internet site on the World Wide Web (http://www.sec.gov). Copies of such material can also be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Application will be made to list the Common Stock on the Nasdaq SmallCap Market. The foregoing material also should be available for inspection at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

   The Company intends to furnish its stockholders with annual reports containing financial statements audited by its independent certified public accountants.

                         KATMANDU ENTERTAINMENT CORP.

                                    INDEX

                              DECEMBER 31, 1995
                      AND SEPTEMBER 30, 1996 (UNAUDITED)

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS  .............................     F - 2

CONSOLIDATED FINANCIAL STATEMENTS:

CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 1995 AND SEPTEMBER
  30, 1996 (UNAUDITED)  ............................................      F - 3 -  4

CONSOLIDATED STATEMENTS OF INCOME FOR THE YEARS ENDED DECEMBER 31,
  1994 AND 1995, FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND
  1996 (UNAUDITED)  ................................................      F - 5

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY FOR THE
  YEARS ENDED DECEMBER 31, 1994 AND 1995, FOR THE NINE MONTHS ENDED
  SEPTEMBER 30, 1996 (UNAUDITED)  ..................................      F - 6

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER
  31, 1994 AND 1995, FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995
  AND 1996 (UNAUDITED)  ............................................      F - 7

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS .........................      F - 8 - 14


After giving effect of the stock transfer discussed in Note 11, we would be in a position to render the following audit report.


                                                             Arthur Andersen LLP

New York, New York
September 3, 1996
(except with respect to the matters
discussed in Note 11, as to which
the date is January 10, 1997)


                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Katmandu Entertainment Corp.

We have audited the accompanying consolidated balance sheet of Katmandu Entertainment Corp. (a Delaware corporation) and subsidiaries as of December 31, 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Katmandu Entertainment Corp. and subsidiaries as of December 31, 1995, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                         KATMANDU ENTERTAINMENT CORP.
                         CONSOLIDATED BALANCE SHEETS

          AS OF DECEMBER 31, 1995 AND SEPTEMBER 30, 1996 (UNAUDITED)

                                                            December 31,     September 30,
                                                                1995             1996
                                                           --------------   ---------------
                                                                              (Unaudited)
CURRENT ASSETS
   Cash and cash equivalents ...........................     $   19,768       $  285,886
   Inventories .........................................          7,294           20,015
   Prepaid expenses ....................................         10,270               --
   Loan receivable, related parties ....................         26,983            2,971
                                                           --------------   ---------------
        Total Current Assets ...........................         64,315          308,872
                                                           --------------   ---------------
PROPERTY AND EQUIPMENT, AT COST  .......................
   Furniture ...........................................         75,950           75,950
   Leasehold improvements ..............................        582,558          603,703
   Machinery and equipment .............................        467,211          467,211
                                                           --------------   ---------------
                                                              1,125,719        1,146,864
   Less: Accumulated depreciation ......................        609,884          687,377
                                                           --------------   ---------------
        Net Property and Equipment .....................        515,835          459,487
                                                           --------------   ---------------
OTHER ASSETS
   Liquor license ......................................         23,000           23,000
   Intangible assets, net of accumulated amortization of
     $46,555 at December 31, 1995, $47,294 at September
     30, 1996 (Unaudited)  .............................          7,103            6,364
   Deferred financing cost, net of accumulated
     amortization of $86,700 at September 30, 1996
     (Unaudited)  ......................................             --          578,004
   Deferred offering expenses ..........................             --          925,364
   Construction in progress ............................         54,666          539,340
   Purchase of Minority Interest .......................             --           98,284
                                                           --------------   ---------------
        Total Other Assets .............................         84,769        2,170,356
                                                           --------------   ---------------
TOTAL ASSETS  ..........................................     $  664,919       $2,938,715
                                                           ==============   ===============


The accompanying notes are an integral part of these consolidated financial statements.

                         KATMANDU ENTERTAINMENT CORP.
                         CONSOLIDATED BALANCE SHEETS

          AS OF DECEMBER 31, 1995 AND SEPTEMBER 30, 1996 (UNAUDITED)

                                                                        December 31,     September 30,
                                                                            1995             1996
                                                                       --------------   ---------------
                                                                                          (Unaudited)
CURRENT LIABILITIES
     Accounts payable and accrued expenses  ........................     $ 380,174        $  419,194
     Accounts payable to a related party  ..........................        17,711                --
     Loan payable, June 1996 Financing Notes (Note 11(b)) ..........            --           550,000
     Taxes payable, other than on income  ..........................       110,855           328,078
     Interest payable to related parties  ..........................        32,554                --
     Loan payable to related parties  ..............................       405,158           125,000
     Loan payable, other  ..........................................            --           104,969
     Minority interest  ............................................        39,386                --
     Other current liabilities  ....................................            --            23,338
                                                                       --------------   ---------------
          Total Current Liabilities  ...............................       985,838         1,550,579
                                                                       --------------   ---------------
LONG-TERM DEBT (Note 11(b)) ........................................            --           550,000
OTHER LIABILITIES
     Deferred rent  ................................................        36,728            36,728
COMMITMENTS AND CONTINGENCIES
   (NOTES 10 & 11)
STOCKHOLDERS'(DEFICIT) EQUITY
     Preferred stock, $.001 par value; 5,000,000 shares authorized, none issued and outstanding as of December 31, 1995 and
        September 30, 1996 (Unaudited) .............................            --                --
     Common stock, $.001 par value; 25,000,000 shares authorized,
        782,216 shares issued and outstanding as of December 31,
        1995; and 1,000,000 shares issued and outstanding as of
        September 30, 1996 (Unaudited) .............................           782             1,000
     Additional paid in capital  ...................................        22,218         1,522,003
     Accumulated deficit  ..........................................      (380,647)         (721,595)
                                                                       --------------   ---------------
          Total Stockholders' (Deficit) Equity  ....................      (357,647)          801,408
                                                                       --------------   ---------------
TOTAL LIABILITIES AND STOCKHOLDERS'
   (DEFICIT) EQUITY ................................................     $ 664,919        $2,938,715
                                                                       ==============   ===============

The accompanying notes are an integral part of these consolidated financial statements.

                         KATMANDU ENTERTAINMENT CORP.
                      CONSOLIDATED STATEMENTS OF INCOME

    FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995 AND FOR THE NINE MONTHS
                ENDED SEPTEMBER 30, 1995 AND 1996 (UNAUDITED)


                                           Year Ended December 31,     Nine Months Ended September 30,
                                       ------------------------------  -------------------------------
                                            1994            1995             1995           1996
                                        -------------   -------------    -------------   ------------
                                                                         (Unaudited)     (Unaudited)
Revenue
     Food and beverage  .............    $2,451,992      $2,487,085       $2,481,853     $2,395,178
     Gate charges  ..................       355,597         396,123          396,123        338,565
     Promotional merchandise  .......        36,713          45,793           45,513         59,003
     Miscellaneous  .................        15,921          24,300           23,685         12,855
                                        -------------   -------------    -------------   ------------
     Gross revenue  .................     2,860,223       2,953,301        2,947,174      2,805,601
     Promotional disallowance  ......       (87,181)        (87,550)         (87,550)       (65,366)
                                        -------------   -------------    -------------   ------------
Net revenue  ........................    $2,773,042      $2,865,751       $2,859,624     $2,740,235
                                        -------------   -------------    -------------   ------------
Cost and expenses
     Food and beverage  .............       612,395         585,115          558,884        575,523
     Promotional merchandise  .......        20,722          34,984           34,984         44,283
     General administrative
        expenses, rent expense to
        related party ...............     1,723,594       1,742,898        1,635,641      1,610,049
     Corporate overhead  ............       122,038         164,628          141,777        230,332
     Compensation expense (Note 11f)             --              --               --        135,168
                                        -------------   -------------    -------------   ------------
          Total Cost and Expenses  ..     2,478,749       2,527,625        2,371,286      2,595,355
                                        -------------   -------------    -------------   ------------
Operating income  ...................       294,293         338,126          488,338        144,880
Amortization of deferred financing
   costs ............................            --              --               --         86,700
Interest income  ....................         2,264           2,009            1,610          3,040
Interest expense  ...................       (69,383)        (67,621)         (44,800)       (42,718)
                                        -------------   -------------    -------------   ------------
Income before minority interest  ....       227,174         272,514          445,148         18,502
Minority interests  .................       (22,717)        (27,251)         (44,515)        (1,496)
                                        -------------   -------------    -------------   ------------
     Net income  ....................    $  204,457      $  245,263       $  400,633     $   17,006
                                        =============   =============    =============   ============
Net income per common share  ........    $      .20      $      .25       $      .40     $      .02
                                        =============   =============    =============   ============
Weighted average number of shares
   outstanding ......................     1,000,000       1,000,000        1,000,000      1,000,000
                                        =============   =============    =============   ============
Pro forma provision for income taxes
   (Note 7) .........................        83,100          99,600          172,000          6,800
                                        -------------   -------------    -------------   ------------
Pro forma net income before
   cumulative effect of accounting
   change ...........................    $  121,357      $  145,663       $  228,633     $   10,206
Cumulative effect of accounting
   change for income taxes (Note 7) .       (22,100)             --               --             --
                                        -------------   -------------    -------------   ------------
Pro forma net income  ...............    $  143,457      $  145,663       $  228,633     $   10,206
                                        =============   =============    =============   ============
Pro forma net income per common
   share ............................    $      .14      $      .15       $      .23     $      .01
                                        =============   =============    =============   ============
Pro forma weighted average number of
   shares outstanding ...............     1,000,000       1,000,000        1,000,000      1,000,000
                                        =============   =============    =============   ============

The accompanying notes are an integral part of these consolidated financial statements.

                         KATMANDU ENTERTAINMENT CORP.
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS'(DEFICIT) EQUITY

           FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND FOR THE
                     NINE MONTHS ENDED SEPTEMBER 30, 1996
                                 (UNAUDITED)

                                      Preferred Stock           Common Stock
                                   --------------------   ------------------------   Additional
                                     No. of                  No. of                    Paid-In       Accumulated
                                     Shares     Amount       Shares       Amount       Capital         Deficit          Total
                                    --------   --------    -----------   ---------   ------------   -------------    ------------

Balance, December 31, 1993  .....      --        $ --        782,216      $  782      $    22,218     $  24,784       $  47,784
Net income  .....................                                                                       204,457         204,457
Distributions  ..................      --         --              --          --              --       (456,312)       (456,312)
                                    --------   --------    -----------   ---------   ------------   -------------    ------------

Balance, December 31, 1994  .....      --         --         782,216      $  782      $   22,218      ($ 227,071)     ($ 204,071)

Net income  .....................      --         --              --          --              --        245,263         245,263
Distributions  ..................      --         --              --          --              --       (398,839)       (398,839)
                                    --------   --------    -----------   ---------   ------------   -------------    ------------

Balance, December 31, 1995  .....      --        $ --        782,216      $  782      $   22,218      ($ 380,647)     ($ 357,647)
                                    ========   ========    ===========   =========   ============   =============    ============

Net income  .....................                                                                        17,006          17,006
Distributions  ..................      --         --              --          --              --       (357,954)       (357,954)
Issuance of common stock  .......      --         --         107,000         107         513,493             --         513,600
Issuance of common stock,
  June 1996 Financing Notes .....      --         --         110,784         111         664,593             --         664,704
Contributions from stockholders .      --         --              --          --         321,699             --         321,699
                                    --------   --------    -----------   ---------   ------------   -------------    ------------

Balance, September 30, 1996  ....      --        $ --      1,000,000      $1,000      $1,522,003      ($ 721,595)     $ 801,408
                                    ========   ========    ===========   =========   ============   =============    ============


  The accompanying notes are an integral part of these consolidated financial statements.

                         KATMANDU ENTERTAINMENT CORP.
                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
    AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 (UNAUDITED)

                                                            December 31,                September 30,
                                                     --------------------------   --------------------------
                                                         1994          1995           1995          1996
                                                      -----------   -----------    -----------   -----------
                                                                                  (Unaudited)   (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income .....................................    $ 204,457     $ 245,263     $ 400,633     $   17,006
                                                      -----------   -----------    -----------   -----------
   Adjustments to reconcile net income to net cash
     provided by operating activities:
     Amortization and depreciation  ...............      138,545       129,735        87,305         78,232
     Amortization of deferred financing costs  ....           --            --            --         86,700
     Minority interest  ...........................       22,717        27,251        44,515          1,496
     Non-cash compensation  .......................           --            --            --        135,168
     Changes in operating assets and liabilities:
        Inventories ...............................       (4,600)       (2,694)       (2,695)       (12,721)
        Prepaid expenses ..........................         (300)       (9,970)      (29,173)        10,270
        Accounts payable, related party, trade and
          accrued expenses  .......................       58,208       216,811       120,905         44,647
        Taxes payable, other than on income .......      (29,670)      (15,460)       25,567        217,223
        Deferred rent .............................       (3,704)       (3,704)           --             --
        Interest payable to related party .........       28,955       (67,474)      (59,302)       (32,554)
                                                      -----------   -----------    -----------   -----------
          Total Adjustments  ......................      210,151       274,495       187,122        528,461
                                                      -----------   -----------    -----------   -----------
          Net Cash Provided By Operating Activities      414,608       519,758       587,755        545,467
                                                      -----------   -----------    -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Insurance proceeds .............................      129,435            --            --             --
   Purchase of property and equipment .............           --        (7,682)       (7,682)       (21,145)
   Construction in progress .......................       (5,000)      (49,666)      (20,128)      (484,674)
                                                      -----------   -----------    -----------   -----------
          Net Cash Provided By (Used In) Investing
             Activities ...........................      124,435       (57,348)      (27,810)      (505,819)
                                                      -----------   -----------    -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Deferred offering expenses .....................           --            --            --       (546,932)
   Purchase of minority interest ..................           --            --            --       (139,166)
   Loan payable, June 1996 Financing Notes ........           --            --            --      1,100,000
   Loan payable, related parties, net .............       10,442      (136,641)     (264,238)      (256,146)
   Loan payable, other ............................           --            --            --        104,969
   Contributions from stockholders ................           --            --            --        321,699
   Distributions ..................................     (485,204)     (398,839)     (270,365)      (357,954)
                                                      -----------   -----------    -----------   -----------
          Net Cash (Used In) Provided By Financing
             Activities ...........................     (474,762)     (535,480)     (534,603)       226,470
                                                      -----------   -----------    -----------   -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS      64,281       (73,070)       25,342        266,118
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD  ...       28,557        92,838        92,838         19,768
                                                      -----------   -----------    -----------   -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD  .........    $  92,838     $  19,768     $ 118,180     $  285,886
                                                      ===========   ===========    ===========   ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:
 Cash paid for interest  ..........................    $  40,428     $ 135,095     $ 104,102     $   64,272
                                                      ===========   ===========    ===========   ===========
NON CASH OPERATING
   ACTIVITIES:
 Bartered services  ...............................    $  21,497     $  29,080     $  29,080     $   30,640
                                                      ===========   ===========    ===========   ===========
 Compensation  ....................................    $       --    $       --    $      --     $  135,168
                                                      ===========   ===========    ===========   ===========
NON CASH FINANCING ACTIVITIES:
   Issuance of Common Stock .......................    $      --     $      --     $      --     $1,043,136
                                                      ===========   ===========    ===========   ===========

The accompanying notes are an integral part of these consolidated financial statements.

                         KATMANDU ENTERTAINMENT CORP.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              DECEMBER 31, 1995

NOTE 1 -- BUSINESS ACTIVITIES AND ORGANIZATION

   Katmandu Entertainment Corporation, ("Katmandu" or the "Company") was incorporated on March 29, 1996 in the State of Delaware to wholly own Katmandu Corporation ("Kat Corp."), T-Kat Corporation ("T-Kat") and Katmandu Investment Partners ("KIP"), all of which are under common ownership and control. Accordingly, the three entities are presented as wholly owned subsidiaries of the Company. All significant intercompany transactions and balances have been eliminated in consolidation.

   Kat Corp. was formed in 1990, in the Commonwealth of Pennsylvania and operates a restaurant and nightclub on the Philadelphia, Pennsylvania waterfront. The business is a seasonal operation, open from April through September.

   T-Kat is developing a restaurant and nightclub on the Trenton, New Jersey waterfront. While the Company was incorporated on August 25, 1995, in the State of New Jersey, the concept for the development project and various project costs commenced effective January 1, 1994.

   KIP (a Pennsylvania Limited Partnership) was formed in 1991 to own the furniture, leasehold improvements and machinery and equipment used in the restaurant and nightclub operation of Kat Corp. KIP is owned by Chinatown Convention Center Hotel Corporation, general partner (1%), and three limited partners, Lance Silver Trust (44.55%), Stuart Harting Trust (44.55%) and Karen Zimmerman (9.9%).

NOTE 2 -- RISKS AND UNCERTAINTIES

   The Company has a net working capital deficiency and limited operating history. Although the Company has operating income at year end, the Company's ability to generate net income in the future will depend upon the success of its location in Philadelphia and the successful implementation of the Company's expansion strategy. Management believes that its current operations, the proceeds from the June 1996 Financing and capital contribution made subsequent to year end will be sufficient to support the business activities through December 1996. (See Note 11)

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   The Company is subject to a number of risks including the Company's limited operating history. The Company is also subject to general expansion risks, availability of sites, and acceptance and evolution of its concept. Additionally, there are risks associated with obtaining financing as well as the quarterly fluctuations that exist due to the seasonality of the business that could impact the future results of the Company. See discussions of Risk Factors in the accompanying registration statement of which these combined financial statements and notes to consolidated financial statements are a part.

NOTE 3 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   CASH AND CASH EQUIVALENTS: For the purpose of the statement of cash flows, all highly liquid investments with an original maturity of 3 months or less are considered cash equivalents.

   INVENTORIES: Inventories at December 31, 1995 are valued at the lower of cost or market value, using the first-in, first-out (FIFO) method.

   PROPERTY AND EQUIPMENT AND DEPRECIATION: Property and equipment are stated at cost. Depreciation is calculated using straight-line method over lesser of their estimated useful lives or remaining term of lease. Estimated useful lives are as follows:

         Furniture ....................................  7 years
         Leasehold improvements ....................... 15 years
         Machinery and equipment ......................5-7 years

                         KATMANDU ENTERTAINMENT CORP.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  - (Continued)

                              DECEMBER 31, 1995

NOTE 3 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  - (Continued)

   Expenditures for renewals and betterments which significantly extend the useful life of property and equipment are capitalized; expenditures for maintenance and repairs are charged to income. When property and equipment are retired, the asset and related accumulated depreciation accounts are relieved of the applicable amounts. Gains or losses from retirements or sales are credited or charged to income. Depreciation expense was $131,278 and $120,819 for the years ended December 31, 1994 and 1995, respectively.

   INTANGIBLE ASSETS AND AMORTIZATION: Intangible assets are recorded at cost less related accumulated amortization. Amortization is calculated on a straight-line basis for periods ranging from 5-15 years. Amortization expense was $7,267 and $8,916 for the years ended December 31, 1994 and 1995, respectively.

   CONSTRUCTION IN PROGRESS: The Company capitalizes the costs relating to the opening of the site in Trenton, New Jersey and will amortize such cost over the twelve months following the opening date. At balance sheet date, these costs are comprised primarily of legal and architectural expenses. The Company will treat all pre-opening costs as period costs and expense them as incurred.

   ADVERTISING COSTS: Advertising costs are generally charged to operations in the year incurred. Advertising expense totaled $178,015 and $126,301 for the years ended December 31, 1994 and 1995, respectively.

   INCOME TAXES: Income taxes are determined under the liability method as required by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", ("SFAS 109"). Under SFAS 109, deferred tax assets and liabilities are determined based upon differences between financial reporting and tax basis of assets and liabilities.

   RECENTLY ISSUED ACCOUNTING STANDARDS: During March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 121 ("SFAS 121"), "Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to Be Disposed Of." This statement establishes financial accounting and reporting standards for the impairment of long lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long lived assets and certain identifiable intangibles to be disposed of. This statement is effective for financial statements for fiscal years beginning after December 15, 1995, although earlier application is encouraged. The Company does not expect that the adoption of SFAS 121 will have a material effect on its financial statements.

   The FASB issued Statement of Financial Accounting Standards No. 123, "Accounting to Stock Based Compensation" ("SFAS 123"), which will require companies either to reflect in their financial statements or reflect as supplemental disclosure the impact on earnings and earnings per share of the fair value of stock based compensation using certain pricing models for the option component of stock option plans. It is the Company's intention to continue to account in its basic financial statements under the general philosophy of Accounting Principles Board Opinion No. 25, as allowed under the new standard, which measures only the intrinsic option value as compensation. Disclosure, as required by SFAS 123, will be made commencing with the Company's financial statements for the year ending December 31, 1996 and will reflect the impact of the compensation for options issued in 1995 and 1996 (if any) in the Notes to the Consolidated Financial Statements. Accordingly, SFAS 123 has no impact on the financial position and results of operations for any period described herein.

   STOCK OPTION PLAN: Subsequent to balance sheet date, the Company adopted a 1996 Stock Option Plan ("Plan") in which 500,000 shares of Common Stock have been reserved for issuance to employees, officers and directors of the Company. At December 31, 1994 and 1995, no shares were issued in connection with this Plan.


   EARNINGS PER SHARE: Both historical and pro forma earnings per share are computed using the weighted average number of common shares outstanding adjusted for the issuance of shares in connection with the June 1996 Financing discussed in Note 11.

                         KATMANDU ENTERTAINMENT CORP.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  - (Continued)

                              DECEMBER 31, 1995

NOTE 3 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  - (Continued)

   RECLASSIFICATIONS: Certain prior year amounts have been reclassified to conform to current year presentation.

   INTERIM PERIODS PRESENTED: The interim consolidated financial statements for the nine months ended September 30, 1995 and 1996 are unaudited. Accordingly, they do not include all of the information and notes required by generally accepted accounting principals for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine month period ended September 30, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996.

NOTE 4 -- BANK LINE OF CREDIT

   The Company utilized a $125,000 bank line of credit bearing interest at bank prime rate during its 1994 and 1995 operating seasons. The line of credit expired December 31, 1995 and was not renewed by the Company. The unpaid balance on the line of credit was $0 at December 31, 1995. Interest expense on the line of credit was $2,980 and $4,051 for the years ended December 31, 1994 and 1995, respectively.

NOTE 5 -- LOANS RECEIVABLE, RELATED PARTIES

   At December 31, 1995, the Companies were owed $26,983, from various parties related through common ownership and control. The loans were non-interest bearing with no specified repayment terms.

NOTE 6 -- ACCOUNTS PAYABLE TRADE AND ACCRUED EXPENSES

   Accounts payable and accrued expenses as of December 31, 1995 consists of the following:

 Accounts payable ...............................................   $348,726
Accrued expenses ................................................     19,448
Accrued bonus  ... ..............................................     12,000
                                                                   -----------
  Total  ........................................................   $380,174
                                                                   ===========

NOTE 7 -- INCOME TAXES

   Kat Corp., with the consent of its stockholders, elected to be taxed as an S-Corporation for federal and state income tax purposes. As such, Kat Corp. is not subject to federal and state corporate income taxes. Kat Corp.'s income will, instead, be taxed to the individual stockholders. T-Kat was a C Corporation for the year ended December 31, 1995 that had no material operations or profitability. It also elected to be taxed as an S-Corporation for federal and state income tax purposes effective January 1, 1996. KIP is a Partnership. Its income will be taxed to the individual parties. No provision for income taxes has been made for federal or state income taxes due to the tax structure of the combined companies.

                         KATMANDU ENTERTAINMENT CORP.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  - (Continued)

                              DECEMBER 31, 1995

NOTE 7 -- INCOME TAXES  - (Continued)

   Immediately after the transfer of ownership discussed in Note 11, the Company will no longer be treated as an S-Corporation. The accompanying consolidated financial statements reflect a provision for income taxes on a pro forma basis as if the Company was liable for federal, state and local income taxes as a taxable corporate entity throughout the years presented.

   The pro forma adjustments to income taxes represent the difference between historical income taxes and the income taxes that would have been reported had the Company filed federal, state and local income tax returns as a single corporate entity for each of the years presented.

   The following summarizes pro forma income taxes provision:

                                                    For the Year Ended
                                            ---------------------------------
                                                1994                  1995
                                             ----------             ----------
Pro forma income tax adjustment:
Current
     Federal  ...................             $ 75,000              $ 94,500
     State  .....................               24,300                30,600
                                             ----------             ----------
     Total  .....................             $ 99,300              $125,100
                                             ==========             ==========
Deferred
     Federal  ...................              (13,500)              (21,000)
     State  .....................               (2,700)               (4,500)
                                             ----------             ----------
     Total  .....................              (16,200)              (25,500)
Pro forma income tax  ...........             $ 83,100              $ 99,600
                                             ==========             ==========

The pro forma provision for income taxes differs from the amounts computed by applying federal statutory rates due to the following:

                                                              For the Year Ended
                                                            ----------------------
                                                               1994        1995
                                                             ---------   ---------
Pro forma provision computed at the federal statutory
  rate ...................................................     34.0%       34.0%
State income taxes, net of federal tax benefit  ..........      7.0%        7.0%
                                                             ---------   ---------
Total  ...................................................     41.0%       41.0%

NOTE 8 -- NOTE PAYABLE TO RELATED PARTIES

   The Company is indebted to various parties related through common ownership and control and various limited partners.

                                                                                 1995
                                                                              ----------
Katmandu Investment Partners:
Demand note payable to a minority stockholder with interest at 12.5%
  per annum ...............................................................    $ 54,550
Demand note payable to a related party with interest at 12.5% per annum....      24,730
Demand notes payable to a related party with interest at 12.5% per annum...     325,878
                                                                              ---------
                                                                               $405,158
                                                                              =========

   Substantially all assets of the Company have been pledged as collateral for the above borrowings.

NOTE 9 -- RELATED PARTY TRANSACTIONS

   In June 1995, KIP satisfied in full its indebtedness to certain related parties. The total amount paid was $257,865, of which $89,678 represented accrued interest.

                         KATMANDU ENTERTAINMENT CORP.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  - (Continued)

                              DECEMBER 31, 1995

NOTE 9 -- RELATED PARTY TRANSACTIONS  - (Continued)

   KIP leases, from a related party, the pier on which the business on the Philadelphia waterfront operates. The lease is classified as an operating lease and expires November, 2005. The terms of the lease stipulate that the annual minimum rent for the year ending March 31, 1996 will be $50,000. Beginning March 1, 1997, the annual minimum rent becomes the greater of $50,000 plus an adjustment for cost of living and four percent (4%) of the gross business conducted on the premises.

   Rent expense is straight-lined over the life of the lease. Total rent expense for the years ended December 31, 1994 and 1995 was $52,296 in each year.

   At December 31, 1995 future minimum lease payments under the above leases, excluding real estate taxes and operating costs are as follows:

 Year Ended December 31,
 -----------------------
        1996 ..................................................     $ 50,000
        1997 ..................................................       50,000
        1998 ..................................................       50,000
        1999 ..................................................       50,000
        2000 ..................................................       50,000
        Thereafter ............................................      245,833
                                                                    ----------
                                                                    $495,833

NOTE 10 -- COMMITMENTS AND CONTINGENCIES

   Kat Corp. and KIP are guarantors of a loan payable by a related entity. The balance of the loan at December 31, 1995 was $375,315. The Companies are also guarantors of an equipment lease payable by the same related entity. The balance of the lease payable at December 31, 1995 was $40,953.

   KIP has pledged substantially all of its assets as guarantor of an additional loan payable by two of its partners. The balance of the loan at December 31, 1995 was $282,763.

   During 1995 the Company entered into discussions with David Preefer and Karen Zimmerman, holders of minority interests in each of Kat Corp., KIP and Chinatown, with the objective to settle litigation among the parties. As of December 31, 1995, such minority interest included in the accompanying balance sheets was approximately $125,220, (including amounts due and notes payable). The Company, based on advice of litigation counsel, concluded that no material adjustment to the consolidated financial statements would result from the resolution of this matter.

In June 1996, this matter was settled and as a result the Company repaid all the amounts due and repurchased these minority interests. The latter was accounted for under the purchase method of accounting as follows:

 Loans, including interest of $31,284  .................    $ 85,834
Minority interest  .....................................    $ 40,882
                                                            ----------
                                                            $126,716
Total paid  ............................................    $225,000
                                                            ----------
Cost relating to acquisition of Minority Interest.......    $ 98,284


                          KATMANDU ENTERTAINMENT CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  - (Continued)

                               DECEMBER 31, 1995

NOTE 11 -- SUBSEQUENT EVENTS

   a) Proposed Initial Public Offering


   The Company entered into a letter of intent to offer 1,000,000 shares of Common Stock.


   b) June 1996 Financing


   In June 1996, the Company sold $1.1 million of its 10% notes ("June 1996 Financing Notes") to accredited investors (the "June 1996 Financing"). Interest on the June 1996 Financing Notes is payable monthly in arrears. In addition, in connection with the June 1996 Financing, the Company issued an aggregate of 110,784 shares of Common Stock to the purchasers of such Notes. If the proposed initial public offering is consummated, the June 1996 Financing Notes having an aggregate principal amount of $550,000 are due the day following the day of closing with respect to the Company's proposed public offering and the balance will be due one year following such closing. If such proposed initial public offering is not consummated, all of the June 1996 Financing Notes will be due May 31, 1998. In the event the initial public offering for the sale of Common Stock is more or less than $6.00 per share, the number of shares of Common Stock issued to the lenders will be adjusted so that the total number of shares issued to the lenders will be equal to $664,700.


   The Company used approximately $368,000 of the proceeds to repay two related parties in full satisfaction of loans that existed at balance sheet date. Two principal stockholders control, directly and indirectly, approximately 95% of one entity and 85% of another entity. These two stockholders and the entities which they control immediately contributed their share of the proceeds from the repayment of the loans, approximately $321,700, to the Company.

   c) Loans


   In April, 1996 the Company borrowed approximately $125,000 from a related party and $105,000 from an unrelated party. The $125,000 loan is bearing interest at an imputed rate and is due on demand. The $105,000 loan bears interest at 12% per annum. The principle and accrued interest are due April, 2000. The proceeds of the loans were used to fund certain expenses associated with the opening of Katmandu-Philadelphia for the 1996 season. The entire principal amount of such loans, together with accrued interest thereon will be repaid out of the proceeds of this Offering. In December 1996, the Company borrowed an aggregate of $90,000 from its principal stockholders. Such indebtedness bears interest at 12% per annum and is due March 15, 1998. In January 1997, the Company obtained a $125,000 line of credit bearing interest at 18% per annum from an unrelated party which is due March 15, 1998 and which is guaranteed by the principal stockholders of the Company. The proceeds of such loans were used to pay expenses relating to the proposed initial public offering.


   d) Stock Option Plan

   In April 1996, the Company adopted its 1996 Stock Option Plan covering up to 500,000 shares of Common Stock, pursuant to which officers, directors, and key employees are eligible to receive options. As of July 1996, options were granted for an aggregate of 50,000 shares exercisable at a price of $6.00 per share, and vest for a period of approximately 2 to 5 years.

   e) Katmandu-Trenton ("T-Kat")

   In July 1996 the Company obtained a commitment from a bank for a $2.5 million construction loan to be used in conjunction with the development of Katmandu-Trenton. Furthermore, in connection with development of Katmandu-Trenton, the Company has, subsequent to year end entered into an agreement to lease the premises.

                         KATMANDU ENTERTAINMENT CORP.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  - (Continued)

                              DECEMBER 31, 1995

NOTE 11 -- SUBSEQUENT EVENTS  - (Continued)

The lease for Katmandu-Trenton is for a term of 30 years. The annual rental payable by T-Kat under such lease is an amount equal to 2% of the gross revenues of Katmandu-Trenton with a minimum payment of $50,000 and a maximum payment of $100,000 which amounts are adjusted every three years to reflect increases in the consumer price index for the Philadelphia/New Jersey region. In addition T-Kat is obligated to pay as additional rent all real estate taxes, assessments and utility charges applicable to such premises.

   f) Stockholders' Equity


   Subsequent to year end, the stockholders approved a change in the capitalization of the Company so that the number of authorized shares of Common Stock and Preferred Stock are 25,000,000 and 5,000,000, respectively. Immediately prior to the consummation of the offering, the shareholders of Chinatown, Kat Corporation, T-Kat and T-Kat Urban Renewal Corporation, an entity formed in 1996 and which is inactive, and the limited partners of KIP will transfer their ownership interests in those entities to the Company in a tax-free exchange pursuant to which transferors will receive a total of 782,216 shares of Common Stock of the Company. Of such shares, 66,666 shares of Common Stock were transferred in connection with a loan payable. In addition, in connection with the June 1996 Financing, the Company issued 110,784 shares of Common Stock to the lenders. All shares and per share amounts in the combined financial statements have been retroactively restated to give effect to these transactions, where applicable.

   In March 1996, the Company issued 107,000 shares of Common Stock at a price of $4.80 per share to certain employees and consultants. Compensation expense was charged in the amount of $135,168 in the first quarter of 1996, in connection with the shares issued to the employees, and a deferred asset of $378,432 was recorded in connection with the shares issued to the consultants, as their services were related to the initial public offering. By September 30, 1996, the Company paid and/or accrued an additional $546,932 in offering costs. Such cost are included in the balance sheet as deferred offering expenses.


   g) New Lease

   In July 1996, the Company entered into a new lease with a related party for additional space as an executive office. The terms of the lease provide for annual base rent of $50,000. The lease terminates on September 30, 2001.

   h) Taxes, Payable other than on income (Unaudited)

   As of September 30, 1996, the Company had taxes payable other than on income of approximately $330,000. This amount is primarily related to amounts due for business privilege taxes and liquor consumption taxes. As of December 1996, a portion of such taxes were delinquent and therefore the Company may be subject to penalties and interest with respect to such taxes. The Company has estimated the amount of the potential additional liability and accordingly, has recorded an accrual in the September 30, 1996 interim financial statements.

   [This page contains five graphics. In the top left corner is a picture of patrons dining under umbrella covered tables. To the right of that picture, is a picture of a table decorated with flowers on which different types of food is displayed, with decking and foliage in the background. Below that is a large picture of the multi-colored front cover of the KatManDu menu with the KatManDu logo at the top. In the bottom right corner is a picture of food presented on a plate. Above this picture is a caption which reads "Classic KatManDu dining." Above that picture, in the center of the left border of the page is a picture of a flower and coconuts.]

=============================================================================

   No Underwriter, dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Underwriter. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any date subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                                    ------
                              TABLE OF CONTENTS

                                                        Page
                                                    --------
Prospectus Summary  ...........................         3
The Company  ..................................         7
Reorganization  ...............................         7
Risk Factors  .................................         8
Use of Proceeds  ..............................        18
Capitalization  ...............................        20
Dilution  .....................................        21
Dividend Policy  ..............................        22
Selected Financial Data  ......................        23
Management's Discussion and Analysis of
  Financial Condition and Plan of Operations ..        25
Business  .....................................        31
Management  ...................................        39
Principal Stockholders  .......................        43
Certain Transactions  .........................        44
Description of Securities  ....................        46
Shares Eligible for Future Sale  ..............        48
Underwriting  .................................        49
Legal Matters  ................................        51
Experts  ......................................        51
Available Information  ........................        52
Index to Financial Statements  ................       F-1


                                    ------

   Until        , 1997 (25 days after the date of this Prospectus), all
dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This delivery requirement is in addition to the obligations of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.
=============================================================================

=============================================================================



                                     LOGO




                       1,000,000 SHARES OF COMMON STOCK




                                    ------
                                  PROSPECTUS
                                    ------



                                H.J. MEYERS &
                                  CO., INC.


                                         , 1997



=============================================================================

                                   PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Sections 145 of the Delaware General Corporation Law grants to the Company the power to indemnify the officers and directors of the Company, under certain circumstances and subject to certain conditions and limitations as stated therein, against all expenses and liabilities incurred by or imposed upon them as a result of suits brought against them as such officers and directors if they act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful.

   The Company's certificate of incorporation provides as follows:

   "NINTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

   TENTH: (a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the General Corporation Law requires, the payment of such expenses incurred by a director or officer (in his or her capacity as a director or officer and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

   (b) Right of Claimant to Bring Suit. If a claim under paragraph (a) of this Section is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard or conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

   (c) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

   (d) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law."

   Reference is made to the form of the Underwriting Agreement, filed as
Exhibit 1.1 hereto, which contains provisions for indemnification of the Company, its directors, officers, and any controlling persons, by the Underwriters against certain liabilities for information furnished by the Underwriters.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   Expenses in connection with the issuance and distribution of the shares of Common Stock being registered hereunder other than underwriting commissions and expenses, are estimated below.

Registration fee  ................................................   $  2,500
NASD fee  ........................................................      3,500
Printing expenses  ...............................................    125,000
Accounting fees and expenses  ....................................    150,000
Legal fees and expenses  .........................................    250,000
State securities law fees and expenses  ..........................     50,000
Transfer agent and registrar fees and expenses ...................      2,500
Miscellaneous  ...................................................     16,500
                                                                     ---------
Total  ...........................................................   $600,000

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

   During the past three years the Registrant has issued the following unregistered securities:

   A. On April 1, 1996, the Company issued an aggregate of 47,000 shares of Common Stock to James R. Bergman, Bruce Waugh, Jack Gromacki and Diane Thomsen; and an aggregate of 60,000 shares were issued to outside consultants, including 50,000 to Morse, Zelnick, Rose & Lander, LLP. In addition, the Company issued 50,000 shares of Common Stock to each of S. Lance Silver and Stuart N. Harting. These transactions were exempt pursuant to Section 4(2) of the Securities Act of 1933.

   B. On June 19, 1996, the Company issued 110,784 shares of Common Stock to 14 accredited investors in connection with their purchase of the Company's 10% promissory notes, in the aggregate principal amount of $1.1 million. Included in such shares are 1,816 shares issued to David Wallack, a Director of the Company. These transactions were exempt pursuant to Section 4(2) of the Securities Act of 1933 and also by reason of Rules 505 and 506 of Regulation D. The Company relied upon the sophistication of such investors.

   C. Immediately prior to this Offering, a holding company structure will be formalized when the Company issues 682,216 shares of Common Stock to the owners of the operating KatManDu entities, KatManDu Investment Partners, KatManDu Corporation, T-Kat Corp., T-Kat Urban Renewal Corporation and Chinatown Convention Center Hotel Corporation, in exchange for their ownership interest in such entities. This transaction will be exempt pursuant to Section 4(2) of the Securities Act of 1933.


   None of the transactions described above involved public offerings of the Registrant's securities. All of the shares issued in the above transactions have appropriate restrictive legends and are subject to "stop transfer" instructions.

ITEM 27. EXHIBITS

(A) EXHIBITS:

   Exhibit
     No.      Description                                                                             Page
 -----------  -------------                                                                          -------
     1.1      Form of Underwriting Agreement(2)

     1.2      Form of Exchange and Reorganization Agreement(2)

     3.1      Certificate of Incorporation of the Company(2)

     3.1a     Certificate of Amendment of Certificate of Incorporation of the Company(2)

     3.2      Form of By-Laws of the Company(2)

     4.1      Specimen Stock Certificate(2)

     4.3      Form of Representative's Warrant Agreement including Form of Representative's Warrant(1)

     5.1      Form of Opinion of Morse, Zelnick, Rose & Lander, LLP(2)

     10.1     1996 Stock Option Plan(2)

     10.2     Form of Shareholders Agreement among S. Lance Silver, Stuart N. Harting, James R. Bergman,
              Bruce Waugh, Jack Gromacki, Diane Thomsen, InterEquity Capital Partners, LP and Morse,
              Zelnick, Rose & Lander, LLP(2)

     10.3     Form of Employment Agreement between the Company and S. Lance Silver

     10.4     Form of Employment Agreement between the Company and Stuart N. Harting

     10.5     Form of Financial Consulting Agreement between the Company and the
              Representative(1)

     10.6     Form of Representative's Warrant(1)

     10.7     Lease for KatManDu-Philadelphia(2)

     10.8     Lease for KatManDu-Trenton(2)

     10.8a    Addendum to Trenton Lease

     10.9     Lease with Elizabeth Restaurant Partners(2)

     10.10    Form of Note Purchase Agreement with respect to June 1996 Financing; Form of June 1996
              Financing Note; Agreement modifying the terms thereof(2)

     10.11    Form of Documents Relating to Construction Loan

     10.12    Commitment Letters from New Jersey Economic Development Authority(1)

     21.1     List of Subsidiaries of the Registrant(2)

     23.1     Consent of Arthur Andersen, LLP

     23.2     Consent of Morse, Zelnick, Rose & Lander, LLP (included in Exhibit 5.1)(2)

     24       Power of Attorney (included in signature page hereof)


------
(1) To be filed by amendment.
(2) Previously filed.

ITEM 28.  CERTAIN UNDERTAKINGS

   A. The undersigned Registrant hereby undertakes:

   (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

       (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

       (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

       (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

   (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (4) To provide to the Underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

   (5) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

   (6) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   B. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


   In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, in the City of Philadelphia, State of Pennsylvania on January 16, 1997.
                                          KATMANDU ENTERTAINMENT CORP.


                                          By: /s/ S. Lance Silver
                                          -----------------------------------
                                              S. Lance Silver
                                              Co-Chairman and Chief Executive
                                              Officer

                              POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signatures appears below constitutes and appoints S. Lance Silver and Stephen A. Zelnick, and each one of them individually, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitiution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement, and any registration statement relating to the offering hereunder pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done and about the premises, as fully to all intents and purpose as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.


   Pursuant to the requirement of the Securities Act, this Amendment No. 3 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                             Title                            Date
         ---------                             -----                            ----

   /s/ S. Lance Silver          Co-Chairman, Chief Executive Officer,      January 16, 1997
  ------------------------      Co-President and Director
      S. Lance Silver

  /s/ Stuart N. Harting         Co-Chairman, Co-President, Secretary       January 16, 1997
  ------------------------      and Director
     Stuart N. Harting

    /s/ Dennis Mehigan          Chief Financial Officer and Treasurer      January 16, 1997
  ------------------------
       Dennis Mehigan

      /s/ Bruce Waugh           Executive Vice President-Operations        January 16, 1997
  ------------------------      and Director
        Bruce Waugh

     /s/ David Wallack          Director                                   January 16, 1997
  ------------------------
       David Wallack

     /s/ Jill R. Felix          Director                                   January 16, 1997
  ------------------------
       Jill R. Felix

                                EXHIBIT INDEX

   Exhibit
     No.      Description                                                                              Page
 -----------  -------------                                                                          --------
     1.1      Form of Underwriting Agreement(2)

     1.2      Form of Exchange and Reorganization Agreement(2)

     3.1      Certificate of Incorporation of the Company(2)

     3.1a     Certificate of Amendment of Certificate of Incorporation of the Company(2)

     3.2      Form of By-Laws of the Company(2)

     4.1      Specimen Stock Certificate(2)

     4.3      Form of Representative's Warrant Agreement including Form of Representative's Warrant(1)

     5.1      Form of Opinion of Morse, Zelnick, Rose & Lander, LLP(2)

     10.1     1996 Stock Option Plan(2)

     10.2     Form of Shareholders Agreement among S. Lance Silver, Stuart N. Harting, James R. Bergman,
              Bruce Waugh, Jack Gromacki, Diane Thomsen, InterEquity Capital Partners, LP and Morse,
              Zelnick, Rose & Lander, LLP(2)

     10.3     Form of Employment Agreement between the Company and S. Lance Silver

     10.4     Form of Employment Agreement between the Company and Stuart N. Harting

     10.5     Form of Financial Consulting Agreement between the Company and the
              Representative(1)

     10.6     Form of Representative's Warrant(1)

     10.7     Lease for KatManDu-Philadelphia(2)

     10.8     Lease for KatManDu-Trenton(2)

     10.8a    Addendum to Trenton Lease

     10.9     Lease with Elizabeth Restaurant Partners(2)

     10.10    Form of Note Purchase Agreement with respect to June 1996 Financing; Form of June 1996
              Financing Note; Agreement modifying the terms thereof(2)

     10.11    Form of Documents Relating to Construction Loan

     10.12    Commitment Letters from New Jersey Economic Development Authority(1)

     21.1     List of Subsidiaries of the Registrant(2)

     23.1     Consent of Arthur Andersen, LLP

     23.2     Consent of Morse, Zelnick, Rose & Lander, LLP (included in Exhibit 5.1)(2)

     24       Power of Attorney (included in signature page hereof)

------
(1) To be filed by amendment.
(2) Previously filed.